Pursuant to Rule 424(b)(1)
Registration Nos. 333-134373 and 333-135456
Prospectus supplement
(to Prospectus dated June 13, 2006)
4,000,000 shares
Common Stock
The selling stockholders named in this prospectus supplement are selling 4,000,000 shares of our Common Stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.
Our Common Stock is listed on the New York Stock Exchange under the symbol “UNF.” On July 19, 2006, the last reported sale price of our Common Stock was $30.89 per share.
An investment in our Common Stock involves a high degree of risk. See the section entitled “Risk factors” beginning on page S-10 of this prospectus supplement.

	Per Share	Total

Public offering price	$29.500	$118,000,000
Underwriting discounts and commissions	$1.534	$6,136,000
Proceeds to the selling stockholders (before expenses)	$27.966	$111,864,000

Certain of the selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 600,000 additional shares of our Common Stock to cover over-allotments, if any, at the public offering price less the underwriting discount.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of our Common Stock to investors on or about July 25, 2006.

JPMorgan	Robert W. Baird & Co.

William Blair & Company	Barrington Research
July 19, 2006

UniFirst Locations

UniFirst
Corporate Headquarters
Service Locations
Distribution Centers
Manufacturing Plants
Nuclear Service Locations
Cleanroom Service Locations
First Aid Locations

About this prospectus supplement
This document consists of two parts. The first part is this prospectus supplement, which updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control. Unless the context otherwise requires, in this prospectus supplement, all references to “UniFirst,” “Company,” “we,” “us” or “our” refer to UniFirst Corporation and its direct and indirect subsidiaries on a consolidated basis.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholders named in this prospectus supplement have authorized anyone to provide you with different or additional information. The selling stockholders named in this prospectus supplement are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein are accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
Forward looking statements
Forward looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include uncertainties regarding our ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, our ability to compete successfully without any significant degradation in our margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on our customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for our products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this prospectus supplement, the accompany prospectus and the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to us are included to identify such forward looking statements.

Summary
The following summary highlights information contained elsewhere in this prospectus supplement. You should read the entire prospectus supplement, including “Risk Factors” and our consolidated financial statements appearing elsewhere in this prospectus supplement and the accompanying prospectus, before investing in our Common Stock.
Overview
Our company
We are one of the largest providers of workplace uniforms and protective work wear in the United States with 189 customer service, distribution and manufacturing facilities in the United States, Canada, Mexico and Europe. We design, manufacture, rent, clean, deliver and sell a wide range of uniforms and protective clothing, including shirts, pants, jackets, coveralls, lab coats, smocks, aprons and specialized protective wear, such as flame resistant and high visibility garments. We also rent industrial wiping products, floor mats, facility service products and other non-garment items, and provide first aid cabinet services and other safety supplies, to a variety of manufacturers, retailers and service companies. We serve businesses of all sizes in numerous industry categories. Typical customers include automobile service centers and dealers, delivery services, food and general merchandise retailers, food processors and service operations, light manufacturers, maintenance facilities, restaurants, service companies, soft and durable goods wholesalers, transportation companies, and others who require employee clothing for image, identification, protection or utility purposes. We also provide our customers with restroom supplies, including air fresheners, paper products and hand soaps. At certain specialized facilities, we decontaminate and clean specialty garments that may have been exposed to radioactive materials and service special cleanroom protective wear. Typical customers for these specialized services include government agencies, research and development laboratories, high technology companies and utilities operating nuclear reactors. In fiscal 2005, we generated $763.8 million in revenue, of which approximately 88% was from the rental and direct sale of uniforms, protective clothing and related non-garment items, 8% was from garment decontamination and cleanroom services, and 4% was from our first aid business.
Our principal services include providing customers with uniforms and other non-garment items, picking up soiled uniforms or other items on a periodic basis (usually weekly), and delivering, at the same time, cleaned and processed items. We offer uniforms in a wide variety of styles, colors, sizes and fabrics with personalized emblems selected by the customer. Our centralized services, specialized equipment and economies of scale generally allow us to be more cost effective in providing garment services than customers could be themselves, particularly those customers with high employee turnover rates. During fiscal 2005, we manufactured approximately 55% of the garments we placed in service. Because we design and manufacture a majority of our own uniforms and protective clothes, we can produce custom garment programs for our larger customers, offer a diverse range of such designs within our standard line of garments and better control the quality, price and speed at which we produce such garments. In addition, among our competitors, we believe we have the largest in-house digital image processing capability, allowing us to convert an image provided by a customer into customized, mass producible embroidered emblems, typically within two days.

Our industry
We believe that the market for uniform rentals, sales and related services (such as mats, towels, first aid and safety supply and hygiene supply) approximates $13 billion annually. According to industry research, approximately 30 million people in the United States wear uniforms in the workplace. While the industry is correlated to employment and economic growth trends, the growth rate of the industry in recent years has been approximately double that of the growth in the gross domestic product of the United States.
We believe that the uniform industry’s overall growth has resulted, and will continue to benefit, from an increasing number of companies realizing the advantages of choosing to outfit their employees in uniforms. Additionally, we believe that the trend in the United States toward a more service-oriented economy will increase the overall demand for uniforms. Significant revenue within our uniform rental and sales business is generated by specialty garments which serve the nuclear and cleanroom industries. We address these markets through our UniTech nuclear services and UniClean cleanroom services businesses whereby we provide services ranging from garment decontamination for the nuclear power industry to specialized cleaning services for the cleanroom segments of the pharmaceutical and medical device industries.
We believe that the top four companies in the uniform rental segment of the industry currently generate over 40% of the industry’s volume. The remainder is divided among more than 400 smaller businesses, many of which serve one or a limited number of markets or geographic service areas. The uniform rental industry has experienced significant consolidation in recent years, and we believe that consolidation will continue.
Our competitive strengths
We seek to enhance our position as one of the nation’s leading providers of workplace uniforms, specialty protective work wear and facility services by building on our core competitive strengths, which include the following:

•	Nationwide Footprint with Strong Local Presence. We are one of the largest providers of workplace uniforms and protective work wear in North America. We believe our broad geographic reach, strong local market presence and large, highly trained sales force allow us to maintain and grow our existing business base while, at the same time, affording us a better opportunity to pursue and create new customer relationships.

•	Stable, Multi-Year Client Relationships. We currently service over 190,000 customer locations in 46 states, Canada and Europe from 189 customer service, distribution and manufacturing facilities. We typically service customers pursuant to written service contracts that range in duration from three to five years. In fiscal 2005, our customer retention rate was approximately 92% and, as of May 27, 2006, the average tenure of our accounts in service was approximately 12 years.

•	Diversified End Markets and Growth Opportunities. Our specialty businesses, UniTech nuclear services, UniClean cleanroom services and UniFirst First-Aid, provide diversification to our business portfolio as well as future growth opportunities. These specialty businesses offer us expansion opportunities in multiple markets and lend balance to future growth by enabling us to offer existing and prospective customers a more diverse service and product offering.

•	Strong Infrastructure for Growth and Acquisitions. We have made significant investments in systems, equipment and facilities to support our long-term growth. Our centralized and scalable information systems, current laundry infrastructure, flexible manufacturing capability and modern Owensboro, Kentucky distribution and personalization center combine to give us the ability to provide current customers with superior levels of service, while maintaining capacity for expansion.

•	Flexible and High-Quality Manufacturing Capability. Our investment in company-owned manufacturing plants in Mexico provides us with a potential cost and quality advantage over competitors. We currently manufacture the majority of the garments we provide to our rental service customers and as a result we are able to maintain strict control over quality, consistency and durability. We believe the quality of the garments being made at our plants is the highest in the industry.

•	Superior Customer Service. We seek to distinguish ourselves from our competitors through our superior customer service and the high quality of our products. Our policy is to respond to customer requests, inquiries or issues within 24 hours, and we believe that our record of success in accomplishing this is a primary reason that over 97% of current accounts say they are “satisfied” or “completely satisfied” with the services we are providing.

•	Strong Management Team and Dedicated Employees. Our highly experienced senior management team averages over 25 years of experience in the uniform rental industry and has a proven track record of operational excellence as demonstrated by consistently growing our Company, both organically as well as through acquisitions, managing our costs and supervising our workforce. During the last five years, our senior management team has successfully acquired and integrated more than 50 businesses, representing approximately $130 million in acquired revenues.
Our business strategies
We intend to continue to grow our business and increase our market share by focusing on the following strategies:

•	Pursue Internal Growth Initiatives. We plan to achieve internal growth by obtaining additional customers in existing markets, expanding our services into contiguous market areas and developing new products to address targeted markets. As the majority of our new customers are first-time users of a uniform rental service, we believe that maintaining a large, well-trained professional sales force whose sole function is to market our services to potential customers and develop new accounts is an important part of our growth strategy.

•	Leverage the Customer Base. We intend to continue to leverage our existing customer relationships to grow our business. We seek to increase individual account penetration by offering complementary products and additional rental services while continuing to evaluate possible new product and service categories.

•	Expand Through Acquisitions. For all of our business units, we seek to acquire like or complementary businesses that have established customer bases, excellent service reputations and the scale of operations necessary to serve as a base for expansion in a new market or to gain share in an existing market. Over the past five years, we have successfully acquired and integrated more than 50 businesses, representing approximately $130 million in acquired revenues.

•	Continue to Invest in Manufacturing. We believe that having greater control over product sourcing through controlling our manufacturing base provides us with cost, quality and service advantages over sourcing the same products from third-party vendors. In addition, our manufacturing base helps to improve margins as well as attract and maintain customers.

•	Continue to Invest in Technology. We intend to continue to invest in technology in all areas of our operations to enable us to produce and distribute our products more cost-effectively, while raising customer satisfaction levels. We believe that our investment in technology provides us with an advantage relative to competitors.
Corporate information
UniFirst Corporation was incorporated in the Commonwealth of Massachusetts on October 24, 1950, as a successor to certain businesses formed in 1936. Our principal executive offices are located at 68 Jonspin Road, Wilmington, Massachusetts 01887 and our phone number is (978) 658-8888. Our website address is www.unifirst.com. We make available on our website free of charge a link to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, our Proxy Statements and amendments to those reports as soon as practicable after we electronically file such materials with the Securities and Exchange Commission (the “SEC”). Information contained on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

The offering

Common Stock offered by the selling stockholders	4,000,000 shares of Common Stock

Over-allotment option	600,000 shares of Common Stock(1)

Common Stock and Class B Common Stock to be outstanding upon completion of this offering	19,247,148 shares(2)(3)

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders. All of the net proceeds from this offering will be received by the selling stockholders.

Description of capital stock	We have two classes of common stock: Common Stock and Class B Common Stock. Only Common Stock is being sold in this offering. The Class B Common Stock is generally non-transferable but can be converted by holders on a share-for-share basis at any time into Common Stock. See the section entitled “Description of our capital stock” beginning on page S-50 of this prospectus supplement.

Voting rights	Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.

Dividends	Common Stock is entitled to a per share dividend equal to 125% of any cash dividend paid on Class B Common Stock.

New York Stock Exchange symbol	UNF
(1) Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.
(2) Includes 13,706,299 shares of Common Stock and 5,540,849 shares of Class B Common Stock, which gives effect to the conversion of 3,874,219 shares of Class B Common Stock into shares of Common Stock in connection with this offering. See “Selling stockholders and stock ownership” beginning on page S-52 of this prospectus supplement. Each share of Class B Common Stock is generally non-transferable but can be converted by the holders on a share-for-share basis at any time into Common Stock.
(3) We have an incentive stock option plan. As of June 30, 2006, options for 75,950 shares of Common Stock were exercisable at a weighted average exercise price of $18.10. The number of shares of Common Stock to be outstanding after completion of this offering does not include shares issuable pursuant to our incentive stock option plan.

Summary consolidated financial and other data
The following table presents our summary consolidated financial and other data. The summary data presented below for, and as of the end of, each of the fiscal years in the five-year period ended August 27, 2005 are derived from our consolidated financial statements. Our consolidated financial statements have been audited by Ernst & Young LLP with respect to fiscal 2002, 2003, 2004 and 2005. The data presented below for, and as of the end of, the nine months ended May 28, 2005 and May 27, 2006 are derived from our unaudited consolidated financial statements which have been prepared on the same basis as the audited consolidated financial statements, and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. Our results of operations for any interim period are not necessarily indicative of the results to be expected for an entire fiscal year or any other interim period. This information should be read in conjunction with the consolidated financial statements and the related notes included in this prospectus supplement and the section entitled “Management’s discussion and analysis of financial condition and results of operations” beginning on page S-21 of this prospectus supplement.

						Nine months ended
	Fiscal year ended August(1)					May(1)
(in thousands,
except per share amounts)	2001	2002	2003	2004	2005	2005	2006

Selected income statement data
Revenues	$556,371	$578,898	$596,936	$719,356	$763,842	$575,075	$613,431
Cost and expenses:
Operating costs(2)	349,449	359,960	381,098	461,112	480,714	360,180	393,981
Selling and administrative expenses(2)	121,789	128,928	127,341	149,351	163,189	120,288	131,835
Depreciation and amortization	37,568	38,031	39,659	44,889	43,927	32,872	33,725

	508,806	526,919	548,098	655,352	687,830	513,340	559,541

Income from operations	47,565	51,979	48,838	64,004	76,012	61,735	53,890
Interest expense, net	10,108	8,660	1,266	9,406	6,841	4,928	6,841

Income before taxes	37,457	43,319	47,572	54,598	69,171	56,807	47,049
Provision for income taxes	14,233	16,460	18,310	21,020	25,823	21,588	18,414

Income before cumulative effect of accounting change	23,224	26,859	29,262	33,578	43,348	35,219	28,635
Cumulative effect of accounting change(3)	—	—	2,242	—	—	—	—

Net income	$23,224	$26,859	$27,020	$33,578	$43,348	$35,219	$28,635

Income per share before cumulative effect of accounting change:
Basic—Common Stock	$1.34	$1.56	$1.71	$1.95	$2.51	$2.04	$1.65
Basic—Class B Common Stock	$1.07	$1.25	$1.37	$1.56	$2.01	$1.63	$1.32
Diluted—Common Stock	$1.20	$1.39	$1.52	$1.74	$2.24	$1.82	$1.48
Income per share after cumulative effect of accounting change:
Basic—Common Stock	$1.34	$1.56	$1.58	$1.95	$2.51	$2.04	$1.65
Basic—Class B Common Stock	$1.07	$1.25	$1.27	$1.56	$2.01	$1.63	$1.32
Diluted—Common Stock	$1.20	$1.39	$1.40	$1.74	$2.24	$1.82	$1.48

	As of August(1)					As of May(1)

(in thousands)	2001	2002	2003	2004	2005	2005	2006

Selected balance sheet data
Working capital	$50,886	$65,688	$68,892	$57,904	$76,568	$73,810	$101,583
Total assets	$493,357	$496,379	$516,131	$702,366	$748,305	$738,979	$806,440
Long-term obligations	$94,795	$85,096	$69,812	$178,841	$176,671	$179,137	$203,689
Shareholders’ equity	$286,503	$310,698	$336,338	$368,707	$412,342	$402,907	$442,586

						Nine months ended
	Fiscal year ended August(1)					May(1)

(in thousands, except per share amounts)	2001	2002	2003	2004	2005	2005	2006

Other financial data
Cash dividends per:
Common Stock	$0.150	$0.150	$0.150	$0.150	$0.150	$0.113	$0.113
Class B Common Stock	$0.120	$0.120	$0.120	$0.120	$0.120	$0.090	$0.090
Capital expenditures	$34,196	$33,304	$37,919	$30,873	$53,255	$42,106	$35,216
EBITDA(4)	$85,133	$90,010	$84,851	$108,893	$119,939	$94,607	$87,615
Reconciliation of net income to EBITDA
Net income	$23,224	$26,859	$27,020	$33,578	$43,348	$35,219	$28,635
Interest expense, net	10,108	8,660	1,266	9,406	6,841	4,928	6,841
Income taxes(5)	14,233	16,460	16,906	21,020	25,823	21,588	18,414
Depreciation and amortization	37,568	38,031	39,659	44,889	43,927	32,872	33,725

EBITDA(4)	$85,133	$90,010	$84,851	$108,893	$119,939	$94,607	$87,615

				Nine months ended
	Fiscal year ended August(1)			May(1)

(in thousands)	2003	2004	2005	2005	2006

Segment information
Revenues
Core Laundry Operations	$529,701	$634,090	$674,388	$503,738	$550,760
Specialty Garments	57,749	58,598	61,697	50,683	40,000
First-Aid	9,486	26,668	27,757	20,654	22,671

	$596,936	$719,356	$763,842	$575,075	$613,431
Income from operations
Core Laundry Operations	$39,487	$55,169	$68,177	$50,655	$52,017
Specialty Garments	9,306	7,113	6,907	10,089	516
First-Aid	45	1,722	928	991	1,357

	$48,838	$64,004	$76,012	$61,735	$53,890

(1) Our fiscal year ends on the last Saturday in August and our third fiscal quarter ends on the last Saturday in May.
(2) Exclusive of depreciation and amortization.
(3) Cumulative effect of accounting change is shown net of an income tax benefit of $1,404 for fiscal 2003.
(4) We define EBITDA as earnings before interest, income taxes and depreciation and amortization. It provides management with a consistent measurement tool for evaluating the operating activities of our business from year to year. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and is not indicative of cash available to fund cash flow needs. This measure may also be calculated differently from similar measures presented by other companies.
(5) When reconciling net income to EBITDA, income taxes includes the income tax benefit of $1,404 included within the cumulative effect of accounting change for fiscal 2003.

Risk factors
You should consider carefully the following risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our Common Stock.
Risks relating to our business and industry
We face intense competition within our industry, which may adversely affect our results of operations and financial condition.
The uniform rental and sales industry is highly competitive. The principal methods of competition in the industry are quality of service and price. We believe that the top four companies in the uniform rental segment of the industry, including us, currently generate over 40% of the industry’s volume. Our leading competitors include Aramark Corporation, Cintas Corporation and G&K Services, Inc. The remainder of the market, however, is divided among more than 400 smaller businesses, many of which serve one or a limited number of markets or geographic service areas. In addition to our traditional rental competitors, we may increasingly compete in the future with businesses that focus on selling uniforms and other related items. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material effect on our results of operations and financial condition. We also compete with industry competitors for acquisitions, which has the effect of increasing the price for acquisitions and reducing the number of acquisition candidates available to us. If we pay higher prices for businesses we acquire, our returns on investment and profitability may be reduced.
Implementation of our growth strategy may not be successful, which could adversely affect our ability to increase our revenues or our profitability.
As part of our growth strategy, we intend to continue to actively pursue additional acquisition opportunities. However, as discussed above, we compete with others within our industry for suitable acquisition candidates. This competition may increase the price for acquisitions and reduce the number of acquisition candidates available to us. As a result, acquisition candidates may not be available to us in the future on favorable terms. Even if we are able to acquire businesses on favorable terms, managing growth through acquisition is a difficult process that includes integration and training of personnel, combining plant and operating procedures and additional matters related to the integration of acquired businesses within our existing organization. Unanticipated issues related to integration may result in additional expense or in disruption to our operations, either of which could negatively impact our ability to achieve anticipated benefits. While we believe we will be able to fully integrate acquired businesses, we can give no assurance that we will be successful in this regard.
The successful implementation of our growth strategy will require us to increase our work force, the scope of our operating and financial systems and the geographic area of our operations. We believe this growth will increase our operating complexity and the level of responsibility for both existing and new management personnel. Managing and sustaining our growth and expansion may require substantial enhancements to our operational and financial systems and controls, as well as additional administrative, operational and financial resources. There can be no assurance that we will be able to manage our expanding operations successfully or that we will be able to maintain or accelerate our growth, and any failure to do so could have an adverse effect on our results of operations and financial condition.
In order to finance such acquisitions, we may need to obtain additional funds either through public or private financings, including bank and other secured and unsecured borrowings and the issuance of debt or equity securities. There can be no assurance that future issuances of securities in connection with acquisitions will not be dilutive to our stockholders.
The expenses we incur to comply with environmental regulations, including costs associated with potential environmental remediation, may prove to be significant and could have a material adverse affect on our results of operations and financial condition.
We, like our competitors, are subject to various federal, state and local laws and regulations governing, among other things, the generation, handling, storage, transportation, treatment and disposal of hazardous wastes and other substances. In particular, industrial laundries currently use and must dispose of detergent waste water and other residues, and, in the past, frequently used perchloroethylene and other dry cleaning solvents. Over the years, we have settled, or contributed to the settlement of, actions or claims brought against us relating to the disposal of hazardous materials and there can be no assurance that we will not have to expend material amounts to remediate the consequences of any such disposal in the future. Further, under environmental laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in or emanating from such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of or was responsible for the presence of such hazardous or toxic substances. There can be no assurance that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of liability upon us under such laws or expose us to third-party actions such as tort suits.
Our nuclear garment decontamination facilities are licensed by the Nuclear Regulatory Commission, or in certain cases, by the applicable state agency, and are subject to regulation by federal, state and local authorities. In the past, scrutiny and regulation of nuclear facilities and related services have resulted in the suspension of operations at certain nuclear facilities served by us or disruptions in our ability to service such facilities. There can be no assurance that such scrutiny and regulation will not lead to the shut-down of such facilities or otherwise cause material disruptions in our garment decontamination business.
If we are unable to preserve positive labor relationships or become the target of corporate labor unionization campaigns, the resulting labor unrest could disrupt our business by impairing our ability to produce and deliver our products.
We employ approximately 9,500 persons. Approximately 2% of our United States employees are represented by a union pursuant to a collective bargaining agreement. Competitors within our industry have been the target of corporate unionization campaigns by multiple labor unions. While our management believes that our employee relations are good, we cannot assure you that we will not experience pressure from labor unions or become the target of campaigns similar to those faced by our competitors. If we do encounter pressure from labor unions, any resulting labor unrest could disrupt our business by impairing our ability to produce and deliver our products. In addition, significant union representation would require us to negotiate the wages, salaries, benefits and other terms with many of our employees collectively and could adversely affect our results of operations by increasing our labor costs or otherwise restricting our ability to maximize the efficiency of our operations.
Our business may be adversely affected by national, regional or industry specific economic slowdowns.
National, regional or industry specific economic slowdowns, as well as events or conditions in a particular area, such as adverse weather and other factors, may adversely affect our operating results. In addition, increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest expense to us under our credit facility and floating rate notes, may adversely affect our operating results.
Economic and business conditions affecting our customer base could negatively impact our sales and operating results.
We supply uniform services to many industries that have been subject to one or more of shifting employment levels, changes in worker productivity, uncertainty regarding the impacts of rehiring and a shift to offshore manufacturing. Economic hardship among our customer base could cause some of our customers to reduce work forces, restrict expenditures or even cease to conduct business, all of which could reduce the number of employees utilizing our uniform services, which would adversely affect our sales and results of operations.
Failure to comply with the other state and federal regulations to which we are subject may result in penalties or costs that could have a material adverse effect on our business.
Our business is subject to various other state and federal regulations, including employment laws and regulations, minimum wage requirements, overtime requirements, working condition requirements, citizenship requirements and other laws and regulations. Any appreciable increase in the statutory minimum wage rate, income or overtime pay, adoption of mandated health benefits, or changes to immigration laws and citizenship requirements would likely result in an increase in our labor costs and/or contribute to a shortage of available labor and such cost increase or labor shortage, or the penalties for failing to comply with such statutory minimums or regulations, could have an adverse effect on our business, liquidity and results of operations.
Our business may be subject to seasonal and quarterly fluctuations.
Historically, our revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. In addition, our operating results historically have been seasonally lower during the second and fourth fiscal quarters than during the other quarters of the fiscal year. We incur various costs in integrating or establishing newly acquired businesses or start-up operations, and the profitability of a new location is generally expected to be lower in the initial period of its operation than in subsequent periods. Start-up operations in particular lack the support of an existing customer base and require a significantly longer period to develop sales opportunities and meet targeted operating results. These factors, among others, make it likely that in some future quarters our results of operations may be below the expectations of securities analysts and investors, which could have an adverse effect on the market price of our Common Stock.

Loss of our key management or other personnel could adversely impact our business.
Our success is largely dependent on the skills, experience and efforts of our senior management and certain other key personnel. If, for any reason, one or more senior executives or key personnel were not to remain active in our Company, our results of operations could be adversely affected. Our future success also depends upon our ability to attract and retain qualified managers and technical and marketing personnel, as well as sufficient numbers of hourly workers. There is competition in the market for the services of such qualified personnel and hourly workers and our failure to attract and retain such personnel or workers could adversely affect our results of operations.
We depend on third parties to supply us with raw materials and ship a large portion of our products, and our results of operations could be adversely affected if we are unable to obtain adequate raw materials and ship our products in a timely manner.
We manufactured approximately 55% of all garments which we placed in service during fiscal 2005. These were primarily work pants manufactured at our plant in Ebano, San Luis Potosi, Mexico and shirts manufactured at our plant in Valles, San Luis Potosi, Mexico. The balance of the garments used in our programs are purchased from a variety of industry suppliers. While we currently acquire the raw materials with which we produce our garments from a limited number of suppliers, we believe that such materials are readily available from other sources. To date, we have experienced no significant difficulty in obtaining any of our raw materials or supplies. However, if we were to experience difficulty obtaining any of our raw materials from such suppliers and were unable to obtain new materials or supplies from other industry suppliers, it could adversely affect our results of operations.
We utilize United Parcel Service and other common carriers to ship a large portion of our products. Strikes or other service interruptions affecting such carriers could impair our ability to deliver products on a timely and cost-effective basis. In addition, because we typically bear the cost of shipment to our customers, any increase in shipping rates could adversely affect our operating results.
Our failure to retain our current customers and renew our existing customer contracts could adversely affect our results of operations and financial condition.
Our success depends on our ability to retain our current customers and renew our existing customer contracts. Our ability to do so generally depends on a variety of factors, including the quality, price and responsiveness of our services, as well as our ability to market these services effectively and to differentiate ourselves from our competitors. We cannot assure you that we will be able to renew existing customer contracts at the same or higher rates or that our current customers will not turn to competitors, cease operations, elect to self-operate or terminate contracts with us. The failure to renew a significant number of our existing contracts would have an adverse effect on our results of operations and financial condition.
Increases in fuel and energy costs could adversely affect our results of operations and financial condition.
The price of fuel and energy needed to run our vehicles and equipment is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns, limits on refining capacities, natural disasters and environmental concerns. Any increase in fuel and energy costs could adversely affect our results of operations and financial condition.
Quarterly fluctuations in our nuclear garment decontamination business could disproportionately impact our revenue and net income and create volatility in the price of our Common Stock.
Our nuclear decontamination business is affected by shut-downs, outages and clean-ups of the nuclear facilities we service. We are not able to control or predict with certainty when such shut-downs, outages and clean-ups will occur. Quarterly fluctuations in our nuclear decontamination business could have a disproportionate impact on revenue and net income and create volatility in the price of our Common Stock.
Our international business results are influenced by currency fluctuations and other risks that could have an adverse effect on our results of operations and financial condition.
A portion of our sales is derived from international markets. Revenue denominated in currencies other than the U.S. dollar represented approximately 7% of total consolidated revenues for fiscal 2005 and 6% for fiscal 2004 and 2003. The operating results of our international subsidiaries are translated into U.S. dollars and such results are affected by movements in foreign currencies relative to the U.S. dollar. Our international operations are also subject to other risks, including the requirement to comply with changing and conflicting national and local regulatory requirements, potential difficulties in staffing and labor disputes; managing and obtaining support and distribution for local operations, credit risk or financial condition of local customers, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; foreign exchange controls, and local political and social conditions. There can be no assurance that the foregoing factors will not have an adverse effect on our international operations or on our consolidated financial condition and results of operations. We own and operate manufacturing facilities in Mexico. Operations in developing nations present several additional risks, including greater fluctuation in currencies relative to the U.S. dollar, economic and governmental instability, civil disturbances, volatility in gross domestic production, Foreign Corrupt Practice Act compliance issues and nationalization and expropriation of private assets.
Changes in or new interpretations of the governmental regulatory framework may affect our contract terms and may reduce our sales or profits.
A portion of our total consolidated revenues is derived from business with U.S. federal, state and local governments and agencies. Changes or new interpretations in, or changes in the enforcement of, the statutory or regulatory framework applicable to services provided under governmental contracts or bidding procedures could result in fewer new contracts or contract renewals, modifications to the methods we apply to price government contracts or in contract terms of shorter duration than we have historically experienced, any of which could result in lower sales or profits than we have historically achieved, which could have an adverse effect on our results of operations.

Risks relating to our Common Stock
The price of our Common Stock could decline, resulting in a loss on your investment.
The price of our Common Stock may experience significant volatility. Such volatility may be caused by fluctuations in our operating results, changes in earnings estimated by investment analysts, the number of shares of our Common Stock traded each day, the degree of success we achieve in implementing our business and growth strategies, changes in business or regulatory conditions affecting us, our customers or our competitors and other factors. In addition, the New York Stock Exchange historically has experienced extreme price and volume fluctuations that often have been unrelated to, or disproportionate to, the operating performance of its listed companies. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of our Common Stock. There can be no assurance that the market price of our Common Stock will not decline below the price at which shares of our Common Stock are offered pursuant to this prospectus supplement.
We are controlled by our principal stockholders, and our other stockholders may be unable to affect the outcome of stockholder voting.
As of June 30, 2006, the members of the Croatti family owned in the aggregate 391,046 shares of our Common Stock and 9,414,588 shares of our Class B Common Stock, which represents approximately 50.9% of the aggregate number of outstanding shares of our Common Stock and Class B Common Stock, but approximately 90.9% of the combined voting power of the outstanding shares of our Common Stock and Class B Common Stock. Following this offering, members of the Croatti family will continue to own approximately 30.2% of our outstanding shares of Common Stock and Class B Common Stock, representing approximately 80.5% of the combined voting power of our outstanding shares of Common Stock and Class B Common Stock, assuming no exercise of the underwriters’ over-allotment option. As a result, the members of the Croatti family, acting with other family members, could effectively control most matters requiring approval by our stockholders, including the election of a majority of the directors. While historically the members of the Croatti family have individually voted their respective shares of Class B Common Stock in the same manner, there is no contractual understanding requiring this and there is no assurance that the family members will continue to individually vote their shares of Class B Common Stock in the same manner. This voting control by the members of the Croatti family, together with certain provisions of our by-laws and articles of organization, could have the effect of delaying, deferring or preventing a change in control of our Company that would otherwise be beneficial to our public stockholders.

Use of proceeds
We will not receive any net proceeds from the sale of shares of our Common Stock by the selling stockholders. All of those net proceeds will be received by the selling stockholders. The selling stockholders will pay all underwriting discounts and commissions and expenses they incur in disposing of the shares. In addition, they will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including all registration and filing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

Price range of common stock and dividend policy
Our Common Stock is listed on the New York Stock Exchange under the symbol “UNF.” The following table sets forth, for the fiscal quarters indicated, the high and low closing prices of our Common Stock and the dividends paid on our Common Stock and Class B Common Stock during such periods:

	Price per share		Dividend per share

	High	Low	Class B	Common

Fiscal year ended August 28, 2004
First quarter	$28.27	$19.93	$0.0300	$0.0375
Second quarter	28.00	21.25	0.0300	0.0375
Third quarter	29.99	24.26	0.0300	0.0375
Fourth quarter	29.93	26.00	0.0300	0.0375
Fiscal year ended August 27, 2005
First quarter	$29.89	$25.50	$0.0300	$0.0375
Second quarter	40.86	27.00	0.0300	0.0375
Third quarter	41.38	35.20	0.0300	0.0375
Fourth quarter	45.75	36.05	0.0300	0.0375
Fiscal year ending August 26, 2006
First quarter	$39.65	$30.00	$0.0300	$0.0375
Second quarter	35.74	30.35	0.0300	0.0375
Third quarter	34.58	28.65	0.0300	0.0375
Fourth quarter (through July 19, 2006)	34.54	30.89	0.0300	0.0375

The last reported sale price of our Common Stock on July 19, 2006 was $30.89 per share. As of June 30, 2006, there were approximately 100 holders of record of our Common Stock and 31 holders of record of our Class B Common Stock. We believe that the number of beneficial owners of our Common Stock is substantially greater than the number of record holders because a large portion of our Common Stock is held of record in broker “street names.”
We have paid regular quarterly dividends since 1983 and intend to continue such policy subject to, among other factors, our earnings, financial condition and capital requirements. No dividends will be payable unless declared by our Board of Directors and then only to the extent funds are legally available for the payment of such dividends. In the event that our Board of Directors votes to pays a dividend, our Common Stock must receive a dividend equal to no less than 125% of any dividend paid on the Class B Common Stock. On July 6, 2006, our Board of Directors declared a quarterly dividend of $0.0375 and $0.0300 per share on our Common Stock and Class B Common Stock, respectively, that will be payable on October 3, 2006 to stockholders of record on September 12, 2006.

Capitalization
The following table sets forth, as of May 27, 2006, our cash and cash equivalents and capitalization. The table should be read in conjunction with our historical consolidated financial statements and the notes thereto, and the other financial information appearing elsewhere in this prospectus supplement and incorporated by reference herein. See our consolidated financial statements beginning on page F-1.

As of
(in thousands, except share amounts)	May 27, 2006

Cash and cash equivalents	$6,289

Current maturities of long-term debt	$627

Long-term debt	$203,062

Shareholders’ equity:
Preferred stock, par value $1.00 per share, 2,000,000 authorized, 0 issued and outstanding	$—
Common Stock, par value $0.10 per share, 30,000,000 authorized, 9,831,655 issued and outstanding	983
Class B Common Stock, par value $0.10 per share, 20,000,000 authorized, 9,415,068 issued and outstanding	942
Capital surplus	14,370
Retained earnings	421,589
Accumulated other comprehensive income	4,702

Total shareholders’ equity	$442,586

Total capitalization	$645,648

Selected consolidated financial and other data
The following table presents our selected consolidated financial and other data. The selected data presented below for, and as of the end of, each of the fiscal years in the five-year period ended August 27, 2005 are derived from our consolidated financial statements. Our consolidated financial statements have been audited by Ernst & Young LLP with respect to fiscal 2002, 2003, 2004 and 2005. The data presented below for, and as of the end of, the nine months ended May 28, 2005 and May 27, 2006 are derived from our unaudited consolidated financial statements which have been prepared on the same basis as the audited consolidated financial statements, and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. Our results of operations for any interim period are not necessarily indicative of the results to be expected for an entire fiscal year or any other interim period. This information should be read in conjunction with the consolidated financial statements and the related notes included in this prospectus supplement and “Management’s discussion and analysis of financial condition and results of operations” beginning on page S-21 of this prospectus supplement.

						Nine months ended
	Fiscal year ended August(1)					May(1)

(in thousands, except per share amounts)	2001	2002	2003	2004	2005	2005	2006

Selected income statement data
Revenues	$556,371	$578,898	$596,936	$719,356	$763,842	$575,075	$613,431
Cost and expenses:
Operating costs(2)	349,449	359,960	381,098	461,112	480,714	360,180	393,981
Selling and administrative expenses(2)	121,789	128,928	127,341	149,351	163,189	120,288	131,835
Depreciation and amortization	37,568	38,031	39,659	44,889	43,927	32,872	33,725

	508,806	526,919	548,098	655,352	687,830	513,340	559,541

Income from operations	47,565	51,979	48,838	64,004	76,012	61,735	53,890
Interest expense, net	10,108	8,660	1,266	9,406	6,841	4,928	6,841

Income before taxes	37,457	43,319	47,572	54,598	69,171	56,807	47,049
Provision for income taxes	14,233	16,460	18,310	21,020	25,823	21,588	18,414

Income before cumulative effect of accounting change	23,224	26,859	29,262	33,578	43,348	35,219	28,635
Cumulative effect of accounting change(3)	—	—	2,242	—	—	—	—

Net income	$23,224	$26,859	$27,020	$33,578	$43,348	$35,219	$28,635

Income per share before cumulative effect of accounting change:
Basic—Common Stock	$1.34	$1.56	$1.71	$1.95	$2.51	$2.04	$1.65
Basic—Class B Common Stock	$1.07	$1.25	$1.37	$1.56	$2.01	$1.63	$1.32
Diluted—Common Stock	$1.20	$1.39	$1.52	$1.74	$2.24	$1.82	$1.48
Income per share after cumulative effect of accounting change:
Basic—Common Stock	$1.34	$1.56	$1.58	$1.95	$2.51	$2.04	$1.65
Basic—Class B Common Stock	$1.07	$1.25	$1.27	$1.56	$2.01	$1.63	$1.32
Diluted—Common Stock	$1.20	$1.39	$1.40	$1.74	$2.24	$1.82	$1.48

	As of August(1)					As of May(1)

(in thousands)	2001	2002	2003	2004	2005	2005	2006

Selected balance sheet data
Working capital	$50,886	$65,688	$68,892	$57,904	$76,568	$73,810	$101,583
Total assets	$493,357	$496,379	$516,131	$702,366	$748,305	$738,979	$806,440
Long-term obligations	$94,795	$85,096	$69,812	$178,841	$176,671	$179,137	$203,689
Shareholders’ equity	$286,503	$310,698	$336,338	$368,707	$412,342	$402,907	$442,586

						Nine months ended
	Fiscal year ended August(1)					May(1)

(in thousands, except per share amounts)	2001	2002	2003	2004	2005	2005	2006

Other financial data
Cash dividends per:
Common Stock	$0.150	$0.150	$0.150	$0.150	$0.150	$0.113	$0.113
Class B Common Stock	$0.120	$0.120	$0.120	$0.120	$0.120	$0.090	$0.090
Capital expenditures	$34,196	$33,304	$37,919	$30,873	$53,255	$42,106	$35,216
EBITDA(4)	$85,133	$90,010	$84,851	$108,893	$119,939	$94,607	$87,615
Reconciliation of net income to EBITDA
Net income	$23,224	$26,859	$27,020	$33,578	$43,348	$35,219	$28,635
Interest expense, net	10,108	8,660	1,266	9,406	6,841	4,928	6,841
Income taxes(5)	14,233	16,460	16,906	21,020	25,823	21,588	18,414
Depreciation and amortization	37,568	38,031	39,659	44,889	43,927	32,872	33,725

EBITDA(4)	$85,133	$90,010	$84,851	$108,893	$119,939	$94,607	$87,615

				Nine months ended
	Fiscal year ended August(1)			May(1)

(in thousands)	2003	2004	2005	2005	2006

Segment information
Revenues
Core Laundry Operations	$529,701	$634,090	$674,388	$503,738	$550,760
Specialty Garments	57,749	58,598	61,697	50,683	40,000
First-Aid	9,486	26,668	27,757	20,654	22,671

	$596,936	$719,356	$763,842	$575,075	$613,431
Income from operations
Core Laundry Operations	$39,487	$55,169	$68,177	$50,655	$52,017
Specialty Garments	9,306	7,113	6,907	10,089	516
First-Aid	45	1,722	928	991	1,357

	$48,838	$64,004	$76,012	$61,735	$53,890

(1) Our fiscal year ends on the last Saturday in August and our third fiscal quarter ends on the last Saturday in May.
(2) Exclusive of depreciation and amortization.
(3) Cumulative effect of accounting change is shown net of an income tax benefit of $1,404 for fiscal 2003.
(4) We define EBITDA as earnings before interest, income taxes and depreciation and amortization. It provides management with a consistent measurement tool for evaluating the operating activities of our business from year to year. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and is not indicative of cash available to fund cash flow needs. This measure may also be calculated differently from similar measures presented by other companies.
(5) When reconciling net income to EBITDA, income taxes includes the income tax benefit of $1,404 included within the cumulative effect of accounting change for fiscal 2003.

Management’s discussion and analysis of financial
condition and results of operations
Overview
UniFirst is one of the largest providers of workplace uniforms and protective clothing in the United States. We design, manufacture, personalize, rent, clean, deliver and sell a wide range of uniforms and protective clothing, including shirts, pants, jackets, coveralls, lab coats, smocks, aprons and specialized protective wear such as flame resistant and high visibility garments. We also rent industrial wiping products, floor mats and other non-garment items, to a variety of manufacturers, retailers and service companies. We serve businesses of all sizes in numerous industry categories. Typical customers include automobile service centers and dealers, delivery services, food and general merchandise retailers, food processors and service operations, light manufacturers, maintenance facilities, restaurants, service companies, soft and durable goods wholesalers, transportation companies, and others who require employee clothing for image, identification, protection or utility purposes. At certain specialized facilities, we also decontaminate and clean work clothes that may have been exposed to radioactive materials and service special cleanroom protective wear. Typical customers for these specialized services include government agencies, research and development laboratories, high technology companies and utilities operating nuclear reactors.
SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. Our chief operating decision maker, as defined under SFAS No. 131, is our Chief Executive Officer. We have six operating segments based on the information reviewed by our Chief Executive Officer: US Rental and Cleaning, Canadian Rental and Cleaning, Manufacturing (“MFG”), Specialty Garments Rental and Cleaning (“Specialty Garments”), First-Aid and Corporate. The US Rental and Cleaning and Canadian Rental and Cleaning operating segments have been combined to form the US and Canadian Rental and Cleaning reporting segment, and as a result, we have five reporting segments. We refer to the US and Canadian Rental and Cleaning, MFG, and Corporate segments combined as our “Core Laundry Operations.”
The US and Canadian Rental and Cleaning reporting segment purchases, rents, cleans, delivers and sells uniforms and protective clothing and non-garment items in the United States and Canada. The operations of the US and Canadian Rental and Cleaning reporting segment are referred to by us as our industrial laundry operations and the locations related to this reporting segment are referred to as industrial laundries.
The MFG operating segment designs and manufactures uniforms and non-garment items solely for the purpose of providing these goods to the US and Canadian Rental and Cleaning reporting segment. The amounts reflected as revenues of MFG are generated when goods are shipped from our manufacturing facilities to our other locations. These revenues are recorded at a transfer price which is typically in excess of the actual manufacturing cost. The transfer price is determined by management and may not necessarily represent the fair value of the products manufactured. Products are carried in inventory and subsequently placed in service and amortized at this transfer price. On a consolidated basis, intercompany MFG revenues and MFG income are eliminated and the carrying value of inventories and rental merchandise in service is reduced to the manufacturing cost. Income before income taxes from MFG net of the intercompany MFG elimination was $17.8 million, $21.6 million, $15.0 million, and $10.4 million for the nine months ended May 27, 2006 and for fiscal 2005, 2004 and 2003, respectively. This income offsets the merchandise amortization costs incurred by the US and Canadian Rental and Cleaning reporting segment as the merchandise costs of this reporting segment are amortized and recognized based on inventories purchased from MFG at the transfer price which is above our manufacturing cost.
The Corporate operating segment consists of costs associated with our distribution center, sales and marketing, information systems, engineering, materials management, manufacturing planning, finance, budgeting, human resources, other general and administrative costs and interest expense. The revenues generated from the Corporate operating segment represent certain direct sales made by us directly from our distribution center. The products sold by this operating segment are the same products rented and sold by the US and Canadian Rental and Cleaning reporting segment. In the segment disclosures in the notes to the consolidated financial statements, no assets or capital expenditures are presented for the Corporate operating segment as no assets are allocated to this operating segment in the information reviewed by the chief executive officer. However, depreciation and amortization expense related to certain assets are reflected in income from operations and income before income taxes for the Corporate operating segment. The assets that give rise to this depreciation and amortization are included in the total assets of the US and Canadian Rental and Cleaning reporting segment as this is how they are tracked and reviewed by us.
The Specialty Garments operating segment purchases, rents, cleans, delivers and sells, specialty garments and non-garment items primarily for nuclear and cleanroom applications. The First-Aid operating segment sells first aid cabinet services and other safety supplies. In fiscal 2003 and prior, no assets or capital expenditures are presented for the First-Aid operating segment as no assets were allocated to this operating segment in the information reviewed by our Chief Executive Officer as they were not material. However, depreciation and amortization expense related to certain assets are reflected in income from operations and income before income taxes for the First-Aid operating segment. The assets that give rise to this depreciation and amortization in fiscal 2003 and prior are included in the total assets of the US and Canadian Rental and Cleaning reporting segment as this is how they were tracked and reviewed by us. After the Textilease acquisition in fiscal 2004, we began allocating assets to this operating segment as the total assets related to First-Aid increased.
Approximately 89.8% of our revenues during the nine months ended May 27, 2006 were derived from our Core Laundry Operations. A key driver of this business is the number of workers employed by our customers. Our revenues are directly impacted by fluctuations in these employment levels. Revenues from Specialty Garments, which accounted for approximately 6.5% of our revenues during the nine months ended May 27, 2006, increase during outages and refueling by nuclear power plants, as garment usage increases at these times. First-Aid represented approximately 3.7% of total revenue during the nine months ended May 27, 2006.

Critical accounting policies and estimates
We believe the following critical accounting policies reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. There have been no changes in judgments or estimates that had a material effect on our consolidated financial statements for the periods presented.
Foreign currency translation
The functional currency of UniFirst’s foreign operations is the local country’s currency. Transaction gains and losses, including gains and losses on intercompany transactions, are included in selling and administrative expenses, in the accompanying consolidated statements of income. Assets and liabilities of operations outside the United States are translated into U.S. dollars using period-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each month during the fiscal year. The effects of foreign currency translation adjustments are included in shareholders’ equity as a component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets.
Revenue recognition and allowance for doubtful accounts
We recognize revenue from rental operations in the period in which the services are provided. Direct sale revenue is recognized in the period in which the product is shipped. Management judgments and estimates are used in determining the collectability of accounts receivable and evaluating the adequacy of allowance for doubtful accounts. We consider specific accounts receivable and historical bad debt experience, customer credit worthiness, current economic trends and the age of outstanding balances as part of our evaluation. Changes in estimates are reflected in the period they become known. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Material changes in management’s estimates may result in significant differences in the amount and timing of bad debt expense recognition for any given period.
Inventories and rental merchandise in service
Inventories are stated at the lower of cost or market value, net of any reserve for excess and obsolete inventory. Judgments and estimates are used in determining the likelihood that new goods on hand can be sold to customers or used in rental operations. Historical inventory usage and current revenue trends are considered in estimating both excess and obsolete inventories. If actual product demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required. We use the first-in, first-out (“FIFO”) method to value our inventories. Inventories primarily consist of finished goods.
Rental merchandise in service is being amortized on a straight-line basis over the estimated service lives of the merchandise, which range from 6 to 36 months. In establishing estimated lives for merchandise in service, management considers historical experience and the intended use of the merchandise. Material differences may result in the amount and timing of operating profit for any period if management makes significant changes to these estimates.
Goodwill, intangibles and other long-lived assets
In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized. SFAS No. 142 requires that companies test goodwill for impairment on an annual basis. In addition, SFAS 142 also requires that companies test goodwill if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit to which goodwill is assigned below its carrying amount. Our evaluation considers changes in the operating environment, competitive information, market trends, operating performance and cash flow modeling. Management completes its annual impairment test in the fourth quarter of each fiscal year and there have been no impairments of goodwill or indefinite-lived intangible assets in fiscal 2005, 2004 or 2003 or the nine months ended May 27, 2006. Future events could cause our management to conclude that impairment indicators exist and that goodwill or other intangibles associated with previously acquired businesses are impaired. Any resulting impairment loss could have a material impact on our financial condition and results of operations.
Property, plant and equipment and definite-lived intangible assets are depreciated or amortized over their useful lives. Useful lives are based on management estimates of the period that the assets will generate revenue. Long-lived assets are evaluated for impairment whenever events and circumstances indicate an asset may be impaired. There have been no material impairments of property, plant and equipment, or definite-lived intangible assets in fiscal 2005, 2004, or 2003 or the nine months ended May 27, 2006.
Insurance
We self-insure for certain obligations related to health, workers’ compensation, vehicles and general liability programs. We also purchase stop-loss insurance policies to protect ourselves from catastrophic losses. Judgments and estimates are used in determining the potential value associated with reported claims and for events that have occurred, but have not been reported. Our estimates consider historical claim experience and other factors. Our liabilities are based on estimates, and, while we believe that our accruals are adequate, the ultimate liability may be significantly different from the amounts recorded. Changes in claim experience, our ability to settle claims or other estimates and judgments used by our management could have a material impact on the amount and timing of expense for any given period.
Environmental and other contingencies
We are subject to legal proceedings and claims arising from the conduct of our business operations, including environmental matters, personal injury, customer contract matters and employment claims. Accounting principles generally accepted in the United States require that a liability for contingencies be recorded when it is probable that a liability has occurred and the amount of the liability can be reasonably estimated. Significant judgment is required to determine the existence of a liability, as well as the amount to be recorded. We regularly consult with attorneys and outside consultants to ensure that all of the relevant facts and circumstances are considered, before a contingent liability is recorded. We record accruals for environmental and other contingencies based on enacted laws, regulatory orders or decrees, our estimates of costs, insurance proceeds, participation by other parties, the timing of payments, and the input of outside consultants and attorneys.
The estimated liability for environmental contingencies has been discounted using risk-free interest rates ranging from 4% to 5% over periods ranging from ten to thirty years. The estimated current costs, net of legal settlements with insurance carriers, have been adjusted for the estimated impact of inflation at 3% per year. Changes in enacted laws, regulatory orders or decrees, management’s estimates of costs, insurance proceeds, participation by other parties, the timing of payments and the input of outside consultants and attorneys based on changing legal or factual circumstances could have a material impact on the amounts recorded for environmental and other contingent liabilities. Refer to the notes to the consolidated financial statements for additional discussion and analysis.
Asset retirement obligations
We follow the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, which generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Under this accounting method, we recognize asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. We depreciate, on a straight-line basis, the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the various remaining lives which range from approximately four to twenty-five years.
The estimated liability has been based on historical experience in decommissioning nuclear laundry facilities, estimated useful lives of the underlying assets, external vendor estimates as to the cost to decommission these assets in the future, and federal and state regulatory requirements. The estimated current costs have been adjusted for the estimated impact of inflation at 3% per year. The liability has been discounted using credit-adjusted risk-free rates that range from approximately 3% to 7% over four to twenty-five years. Revisions to the liability could occur due to changes in our estimated useful lives of the underlying assets, estimated dates of decommissioning, changes in decommissioning costs, changes in federal or state regulatory guidance on the decommissioning of such facilities, or other changes in estimates. Changes due to revised estimates will be recognized by adjusting the carrying amount of the liability and the related long-lived asset if the assets are still in service, or charged to expense in the period if the assets are no longer in service.
Pensions
The calculation of pension expense and the corresponding liability requires the use of a number of critical assumptions, including the expected long-term rate of return on plan assets and the assumed discount rate. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from these assumptions. Pension expense increases as the expected rate of return on pension plan assets decreases. Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

Income taxes
We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are provided for temporary differences between the amounts recognized for income tax and financial reporting purposes at currently enacted tax rates. We compute income tax expense by jurisdiction based on our operations in each jurisdiction.
We are periodically reviewed by domestic and foreign tax authorities regarding the amount of taxes due. These reviews include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with various filing positions, we record estimated reserves for probable exposures, in accordance with SFAS No. 5, Accounting for Contingencies.
Recent accounting pronouncements
On October 13, 2004, the FASB issued SFAS No. 123R, Share Based Payments, which requires companies to measure compensation cost for all share-based payments, including employee stock options. The new standard was effective for, and adopted by, us beginning August 28, 2005. In March 2005, the SEC issued SAB No. 107 regarding the SEC’s interpretation of SFAS No. 123R and the valuation of share-based payments for public companies. The impact of adopting SFAS No. 123R did not have a material impact on our results of operations See the notes to the consolidated financial statements for further discussion regarding stock based compensation.
Results of operations
Revenues and certain expense items for the fiscal years in the three-year period ended August 27, 2005, the nine months ended May 27, 2006 and May 28, 2005, and the percentage of revenues accounted for by certain expense items within each period are presented in the following table. The selected data presented below for the fiscal years in the three-year period ended August 27, 2005 are derived from our consolidated financial statements which have been audited by Ernst & Young LLP, registered independent public accountants. The selected data presented below for, and as of the end of, the nine months ended May 28, 2005 and May 27, 2006 are derived from our unaudited consolidated financial statements which have been prepared on the same basis as the audited consolidated financial statements, and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. Our results of operations for any interim period are not necessarily indicative of the results to be expected for an entire fiscal year or any other interim period. This information should be read in conjunction with the consolidated financial statements and the related notes included in this prospectus supplement.

Operating costs presented below include merchandise costs related to the amortization of rental merchandise in service and direct sales as well as labor and other production, service and delivery costs associated with operating our industrial laundries, Specialty Garments facilities, First-Aid locations and our distribution center. Selling and administrative costs include costs related to our sales and marketing functions as well as general and administrative costs associated with our corporate offices and operating locations including information systems, engineering, materials management, manufacturing planning, finance, budgeting, and human resources.

	Fiscal year ended August(1)						Nine months ended May(1)

(in thousands,		% of		% of		% of		% of		% of
except percentages)	2003	rev.	2004	rev.	2005	rev.	2005	rev.	2006	rev.

Revenues	$596,936	100.0%	$719,356	100.0%	$763,842	100.0%	$575,075	100.0%	$613,431	100.0%
Costs and expenses:
Operating costs(2)	381,098	63.9	461,112	64.1	480,714	62.9	360,180	62.6	393,981	64.2
Selling and administrative expenses(2)	127,341	21.3	149,351	20.8	163,189	21.3	120,288	20.9	131,835	21.5
Depreciation and amortization	39,659	6.6	44,889	6.2	43,927	5.8	32,872	5.7	33,725	5.5

	548,098	91.8	655,352	91.1	687,830	90.0	513,340	89.2	559,541	91.2

Income from operations	48,838	8.2	64,004	8.9	76,012	10.0	61,735	10.8	53,890	8.8
Other expense	1,266	0.2	9,406	1.3	6,841	0.9	4,928	0.9	6,841	1.1

Income before income taxes	47,572	8.0	54,598	7.6	69,171	9.1	56,807	9.9	47,049	7.7
Provision for income taxes	18,310	3.1	21,020	2.9	25,823	3.4	21,588	3.8	18,414	3.0

Income before cumulative effect of accounting change	29,262	4.9	33,578	4.7	43,348	5.7	35,219	6.1	28,635	4.7
Cumulative effect of accounting change(3)	2,242	0.4	—	—	—	—	—	—	—	—

Net income	$27,020	4.5%	$33,578	4.7%	$43,348	5.7%	$35,219	6.1%	$28,635	4.7%

(1) Our fiscal year ends on the last Saturday in August and our third fiscal quarter ends on the last Saturday in May.
(2) Exclusive of depreciation and amortization.
(3) Cumulative effect of accounting change is shown net of an income tax benefit of $1,404 for fiscal 2003.

Revenues and income (loss) from operations by reporting segment for fiscal 2003, 2004 and 2005, and the nine months ended May 28, 2005 and May 27, 2006 are presented in the following table. We refer to the US and Canadian Rental and Cleaning, MFG, and Corporate segments combined as our “Core Laundry Operations,” which is included as a subtotal in the following tables.

				Nine months ended
	Fiscal year ended August(1)			May(1)

(in thousands)	2003	2004	2005	2005	2006

Segment Information
Revenues
US and Canadian Rental and Cleaning	$524,701	$629,309	$668,313	$498,964	$546,441
MFG	42,041	53,694	57,634	41,172	52,973
Net intercompany MFG elimination	(42,041)	(53,694)	(57,634)	(41,172)	(52,973)
Corporate	5,000	4,781	6,075	4,774	4,319

Subtotal: Core Laundry Operations	$529,701	$634,090	$674,388	$503,738	$550,760
Specialty Garments	57,749	58,598	61,697	50,683	40,000
First-Aid	9,486	26,668	27,757	20,654	22,671

	$596,936	$719,356	$763,842	$575,075	$613,431
Income from operations
US and Canadian Rental and Cleaning	$73,223	$88,729	$99,508	$74,956	$76,917
MFG	13,837	20,299	21,390	15,463	17,627
Net intercompany MFG elimination	(3,415)	(5,277)	206	(70)	131
Corporate	(44,158)	(48,582)	(52,927)	(39,694)	(42,658)

Subtotal: Core Laundry Operations	$39,487	$55,169	$68,177	$50,655	$52,017
Specialty Garments	9,306	7,113	6,907	10,089	516
First-Aid	45	1,722	928	991	1,357

	$48,838	$64,004	$76,012	$61,735	$53,890

Nine months ended May 27, 2006 compared with nine months ended May 28, 2005
Revenues
For the nine months ended May 27, 2006, revenues increased 6.7% to $613.4 million as compared with $575.1 million for comparable period ended May 28, 2005. This increase was primarily due to organic growth within our Core Laundry Operations, which accounted for a 6.6% increase in consolidated revenues, and acquisition-related revenues, which resulted in an increase in consolidated revenues of 1.6%. First-Aid also accounted for a 0.4% increase in consolidated revenues. These increases were offset by a 21.1% decline in Specialty Garments revenues, which resulted in a 1.9% decrease in consolidated revenues, and was primarily due to the conclusion of a significant contract in fiscal 2005.
Operating costs
Operating costs increased to $394.0 million, or 64.2% of revenues, for the nine months ended May 27, 2006 as compared with $360.2 million, or 62.6% of revenues, for the nine months ended May 28, 2005. The increase in costs as a percent of revenue was primarily attributable to higher energy costs associated with operating our industrial laundries and our fleet of delivery vehicles, partially offset by a decrease in production payroll and payroll-related costs. Overall operating costs from Specialty Garments increased as a percent of revenues due to its decrease in revenues compounded by an incremental $0.8 million in expense the Specialty Garments segment incurred related to the decommissioning of two of its facilities.
Selling and administrative expense
Our selling and administrative expenses increased to 21.5% of revenues, or $131.8 million, for the nine months ended May 27, 2006, as compared to 20.9% of revenues, or $120.3 million, for the comparable period in fiscal 2005. The increase in selling and administrative expenses as a percent of revenues was primarily due to an increase in the sales force within our US and Canadian Rental and Cleaning segment. The growth within the sales force is the result of our continued effort to foster revenue growth. This increase in selling payroll costs was partially offset by a $0.6 million gain from the sale of one of our industrial laundry facilities. In addition, overall selling and administrative costs associated with our Specialty Garments segment increased as a percentage of revenues due to the decrease in revenues discussed above.
Depreciation and amortization
Our depreciation and amortization expense increased to $33.7 million, or 5.5% of revenue, for the nine months ended May 27, 2006 as compared to $32.9 million, or 5.7% of revenues, for the nine months ended May 28, 2005. The increase in depreciation and amortization expense was due to normal capital expenditure and acquisition activity.
Income from operations
Our income from operations decreased $7.8 million, to $53.9 million for the nine month period ended May 27, 2006, as compared with $61.7 million from the comparable period in fiscal 2005. This decrease was primarily attributable to a decrease in income from operations in Specialty Garments of $9.6 million, which was due to a 21.1% decline in Specialty Garment revenues. As discussed above, this decrease in revenue was primarily attributable to the conclusion of a significant contract in fiscal 2005. Within the nine months ended May 27, 2006,

Specialty Garments also incurred incremental expenses of approximately $0.8 million related to the decommissioning of two of its facilities. This decrease was offset by an increase in income from operations from the Core Laundry Operations and First-Aid of $1.4 million and $0.4 million respectively, which was primarily attributable to increases in the Core Laundry Operation and First-Aid revenues of 9.3% and 9.8%, respectively.
Other expense (income)
Other expense (income) includes interest expense, interest income and interest rate swap income. For the nine months ended May 27, 2006, other expense increased to $6.8 million, or $1.9 million, compared to $4.9 million from the nine months ended May 28, 2005. This increase was primarily attributable to an increase in net interest expense of $1.5 million. Net interest expense increased due to an increase in interest rates compared to the comparable period in fiscal 2005, which resulted in an increase in the interest expense on our variable interest rate on our outstanding borrowings under our $125.0 million credit agreement and our floating rate notes. The average debt outstanding in the nine months ended May 27, 2006 was $190.2 million as compared to $179.0 million during the nine months ended May 28, 2005. The remainder of the increase was due to $0.2 million of income that was booked in the nine months ended May 28, 2005 related to changes in the fair value of a $40.0 million interest rate swap that matured in fiscal 2005.
Provision for income taxes
Our effective income tax rate was 39.1% for the nine months ended May 27, 2006, as compared to 38.0% for the nine months ended May 28, 2005. The increase in the effective income tax rate was primarily due to $0.3 million of tax reserves booked in the nine months ended May 27, 2006 related to tax exposure identified by us.
Fiscal year ended August 27, 2005 compared with fiscal year ended August 28, 2004
Revenues
In 2005, revenues increased 6.2% to $763.8 million as compared with $719.4 million for 2004, which was primarily attributable to organic growth within our existing operations of approximately 6.0%. This increase in existing operations was primarily due to revenue growth in the industrial laundry operations and Corporate which accounted for 5.4% of the increase. Revenues from Specialty Garments and First-Aid accounted for 0.4% and 0.2% of the increase, respectively. In addition, current year acquisitions contributed an additional 0.2% to the increase in revenues. The increase in revenue for 2005 was modest due to a particularly competitive pricing environment.
Operating costs
Operating costs increased to $480.7 million for 2005 as compared with $461.1 million for 2004. However, operating costs decreased as a percentage of revenues from 64.1% in 2004 to 62.9% in 2005. The primary reasons for this decrease were lower merchandise amortization as a result of cost savings realized in MFG, lower merchandise amortization for the industrial laundry locations acquired as part of the Textilease acquisition and lower industrial laundry production payroll costs as a percentage of revenues. These benefits were somewhat offset by higher energy costs associated with operating our industrial laundries and our fleet of delivery trucks.

Selling and administrative expenses
Our selling and administrative expenses increased to 21.3% of revenues in 2005, or $163.2 million, as compared to 20.8% of revenues in 2004, or $149.4 million. The increase in selling and administrative expenses was primarily due to an increase in the sales force within US and Canadian Rental and Cleaning. This growth within the sales force was the result of our effort to foster increased revenue growth.
Depreciation and amortization
Our depreciation and amortization expense decreased to $43.9 million, or 5.8% of revenues for 2005, as compared with $44.9 million, or 6.2% of revenues for 2004. The decrease in depreciation and amortization expense was primarily related to certain fixed assets owned by us becoming fully depreciated in fiscal 2004, as well as certain intangible assets becoming fully amortized in fiscal 2004 in US and Canadian Rental and Cleaning and Corporate. The decrease in depreciation and amortization also related to a charge of approximately $0.6 million recorded by us to depreciation in 2004 related to the write-down, to net realizable value, of certain machinery and equipment at our Richmond industrial laundry location that closed during fiscal 2005.
Income from operations
Our income from operations increased $12.0 million to $76.0 million for fiscal 2005 as compared with $64.0 million for fiscal 2004. This increase was primarily due to an increase in income from operations during these periods of $10.8 million in US and Canadian Rental and Cleaning and an increase of $6.6 million in MFG, net of intercompany MFG elimination. These increases were offset by an increase in loss from operations of $4.3 million in Corporate, and lower income from operations of $0.8 million in First-Aid and $0.2 million in Specialty Garments. The increase in US and Canadian Rental and Cleaning was due to increased revenues, lower operating costs as a percentage of revenues offset by higher selling and administrative costs as a percentage of revenues. The reasons for these fluctuations in revenues and cost are discussed above. The increase in the loss from operations in Corporate was due primarily to increased payroll and other costs related to our distribution center and corporate offices offset by decreases in depreciation expense as discussed above. The decrease in income from operations in First-Aid was primarily due to increased costs associated with this segment’s new pill packaging facility.
Other expense
Our net interest expense was $6.8 million, or 0.9% of revenues in 2005, as compared with $9.4 million, or 1.3% of revenues in 2004. The decrease in interest expense was due to a reduction in the level of debt outstanding during the fiscal year. The average debt outstanding in 2005 was $175.7 million as compared to $223.6 million in 2004. This was offset by lower income related to changes in the fair value of a $40 million interest rate swap, which generated only $0.2 million of income for fiscal 2005 as compared to $2.0 million of income for fiscal 2004.
Provision for income taxes
Our effective income tax rate was 37.3% for fiscal 2005 and 38.5% for fiscal 2004. This decrease was due to a $0.5 million credit that we recorded in fiscal 2005 related to the reversal of tax reserves that were no longer required as well as changes in the provision required for foreign taxes.
Fiscal year ended August 28, 2004 compared with fiscal year ended August 30, 2003
Revenues
In 2004, revenues increased 20.5% to $719.4 million as compared with $596.9 million for 2003. The 20.5% increase was attributed to acquisitions (11.9% related to US and Canadian Rental and Cleaning and 2.8% related to First-Aid), primarily Textilease, as well as growth in existing operations of 5.8%. This increase in existing operations was primarily due to revenue growth in the industrial laundry operations which accounted for 5.6% of the increase. The increase in revenue due to price increases was modest due to a particularly competitive pricing environment.
Operating costs
Operating costs increased to $461.1 million for 2004 as compared with $381.1 million for 2003. As a percentage of revenues, operating costs increased to 64.1% from 63.9% for these periods, primarily due to significantly higher energy costs associated with operating industrial and Specialty Garments laundries as well as our fleet of delivery vehicles. Also, the Textilease industrial laundries, acquired in the first quarter of 2004, generally had higher production costs than the existing UniFirst facilities. The increase in operating costs was also attributable to our closure of a redundant facility during fiscal 2004. In connection with our plans to integrate the operations of Textilease, we closed our Richmond plant and transferred the operations or the processing of garments to the Richmond plant acquired from Textilease. All costs incurred with the closure of the UniFirst Richmond plant, except the costs associated with the write-down to estimated fair value of certain machinery and equipment which was included in depreciation and amortization, were recorded as operating costs during fiscal 2004. We also experienced an overall increase in merchandise costs due to high merchandise amortization recognized for the industrial laundry locations acquired in the Textilease acquisition. This increase in merchandise amortization was partially offset as a result of cost savings realized in MFG as well as improved garment utilization in US and Canadian Rental and Cleaning. In addition, our operating costs increased as a percentage of revenues due to costs recorded in the third and fourth quarters of fiscal 2004 totaling $0.7 million related to the decommissioning of one of the facilities of Specialty Garments.
Selling and administrative expenses
Our selling and administrative expenses increased to $149.4 million, or 20.8% of revenues, for 2004 as compared with $127.3 million, or 21.3% of revenues, for 2003. The decline in selling and administrative expenses as a percentage of revenue was due to lower commissions and other selling costs as a result of a decrease in new sales generated by US and Canadian Rental and Cleaning during fiscal 2004 as compared to fiscal 2003. We also began to realize synergies in US and Canadian Rental and Cleaning from eliminating redundancies within the sales group from the acquisition of Textilease. The decrease in selling and administrative expenses as a percentage of revenue was partially offset by the continuing rise of health care costs.

Depreciation and amortization
Our depreciation and amortization expense increased to $44.9 million, or 6.2% of revenues, for 2004, as compared with $39.7 million, or 6.6% of revenues, for 2003. The increase in depreciation and amortization expense was primarily related to the depreciation and amortization on the tangible and intangible assets acquired from Textilease in US and Canadian Rental and Cleaning and First-Aid. We also recorded approximately $0.6 million in depreciation expense during the quarter ended May 29, 2004 related to the write-down, to estimated fair value, of certain machinery and equipment at UniFirst Richmond.
Income from operations
Our income from operations increased $15.2 million to $64.0 million for fiscal 2004 as compared with $48.8 million for fiscal 2003. This increase was primarily due to an increase in income from operations during these periods of $15.5 million in US and Canadian Rental and Cleaning, $4.6 million in MFG, net of intercompany MFG elimination and $1.7 million in First-Aid, offset by an increase in loss from operations of $4.4 million in Corporate and lower income from operations of $2.2 million in Specialty Garments. The increase in US and Canadian Rental and Cleaning income from operations was due to increased revenues offset by higher operating costs and higher selling and administrative costs. The reasons for these fluctuations in revenues and cost was primarily related to the Textilease acquisition and other factors discussed above. The increase in income from operations in First-Aid was due to a significant increase in revenues related to the acquisition of Textilease. The increase in the loss from operations in Corporate was due primarily to increased payroll and other costs related to our distribution center and corporate offices as a result of the Textilease acquisition. The decrease in income from operations in Specialty Garments was due to minimal revenue growth offset by higher costs as a percentage of revenues. A large portion of this increase in costs was due to the $0.7 million of costs related to the decommissioning of one of the facilities discussed above, increased depreciation expense, as well as higher other selling and administrative and payroll related costs.
Other expense (income)
Other expense (income) (interest expense, interest rate swap expense (income) and interest income) was $9.4 million, or 1.3% of revenues, for 2004, as compared with $1.3 million, or 0.2% of revenues, for 2003. The increase in Other expense (income) was a result of the increased interest expense, which included amortization of deferred financing costs of approximately $2.0 million associated with debt financing obtained in connection with the acquisition of Textilease. This was partially offset by an increase in the fair value of a $40 million interest rate swap, which generated $2.0 million of income for fiscal 2004, compared to $1.3 million of income for fiscal 2003.
Provision for income taxes
Our effective income tax rate was 38.5% for each of fiscal 2004 and 2003.

Liquidity and capital resources
General
For the nine months ended May 27, 2006, we had a net increase in cash and cash equivalents of $1.6 million. As of May 27, 2006, we had cash and cash equivalents of $6.3 million and working capital of $101.6 million. We believe that current cash and cash equivalent balances, cash generated from operations and amounts available under our credit agreement will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months.
Sources and uses of cash
During the nine months ended May 27, 2006, we generated cash from operating activities of $42.9 million, resulting primarily from net income of $28.6 million, amounts charged for depreciation and amortization of $33.7 million, a net decrease in inventories of $1.9 million and an increase in accounts payable and accrued expenses of $4.2 million, offset by an increase in accounts receivable of $8.8 million, an increase in rental merchandise in service of $12.5 million, an increase in prepaid expenses of $0.7 million and a decrease in accrued income taxes of $5.0 million.
We used our cash to, among other things, fund $35.2 million in capital expenditures and fund the acquisitions of businesses of approximately $34.1 million. Our long-term debt increased by approximately $27.0 million as a result of $43.1 million of borrowings partially offset by $16.0 million of payments during the nine months ended May 27, 2006.
Long-term debt and borrowing capacity
On June 14, 2004, we issued $165.0 million of fixed and floating rate notes. We issued $75.0 million of fixed-rate notes with a seven year term bearing interest at approximately 5.3%. We also issued $90.0 million of floating rate notes due in ten years. Of the floating rate notes, $75.0 million bear interest at LIBOR plus 70 basis points and may be repaid at face value two years from the date they were issued. The remaining $15.0 million of floating rate notes were prepaid in September 2005. We used the proceeds from these notes to pay down debt under our credit agreement.
We also have a $125.0 million unsecured revolving credit agreement with a syndicate of banks. Loans under our credit agreement, which matures September 2, 2007, bear interest at floating rates which vary based on our funded debt ratio. At May 27, 2006, the interest rate applicable to our borrowings under the credit agreement was LIBOR plus 87.5 basis points, which approximated 5.9%. As of May 27, 2006, we had outstanding borrowings under our credit agreement of $52.0 million, letters of credit of $28.6 million and $44.4 million available for borrowing. Availability of credit requires compliance with financial and other covenants. Under the most restrictive of these provisions, we were required to maintain minimum consolidated tangible net worth as of May 27, 2006 of $152.7 million. As of May 27, 2006, our consolidated tangible net worth was $171.1 million and we were in compliance with all covenants under our outstanding notes and credit agreement. Our credit agreement contains customary events of default and includes as an additional event of default the failure by Mr. Aldo Croatti’s estate, Ms. Marie Croatti, their descendants or trusts established for the benefit of the foregoing individuals to own sufficient shares of our capital stock to be able to elect a majority of our Board of Directors.

Commitments and contingencies
We are subject to various federal, state and local laws and regulations governing, among other things, the generation, handling, storage, transportation, treatment and disposal of hazardous wastes and other substances. In particular, industrial laundries currently use and must dispose of detergent waste water and other residues, and, in the past, frequently used perchloroethylene and other dry cleaning solvents. We are attentive to the environmental concerns surrounding the disposal of these materials and have, through the years, taken measures to avoid their improper disposal. Over the years, we have settled, or contributed to the settlement of, actions or claims brought against us relating to the disposal of hazardous materials and there can be no assurance that we will not have to expend material amounts to remediate the consequences of any such disposal in the future.
Accounting principles generally accepted in the United States require that a liability for contingencies be recorded when it is probable that a liability has occurred and the amount of the liability can be reasonably estimated. Significant judgment is required to determine the existence of a liability, as well as the amount to be recorded. We regularly consult with attorneys and outside consultants to ensure that all of the relevant facts and circumstances are considered, before a contingent liability is recorded. Changes in enacted laws, regulatory orders or decrees, management’s estimates of costs, insurance proceeds, participation by other parties, the timing of payments and the input of outside consultants and attorneys based on changing legal or factual circumstances could have a material impact on the amounts recorded for environmental and other contingent liabilities.
Under environmental laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on, or in, or emanating from such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurances that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of liability upon our Company under such laws or expose our Company to third-party actions such as tort suits. We continue to address environmental conditions under terms of consent orders negotiated with the applicable environmental authorities or otherwise with respect to sites located in or related to Woburn, Massachusetts, Uvalde, Texas, Springfield, Massachusetts, Stockton, California, and three sites related to former operations in Williamstown, Vermont.
In addition, we are investigating the extent of environmental contamination and potential exposure at sites acquired in connection with our acquisition of Textilease, and are defending against claims concerning alleged environmental conditions with respect to a site once owned by a former subsidiary in Somerville, Massachusetts. We have accrued certain costs related to the sites described above as it has been determined that the costs are probable and can be reasonably estimated. We also have potential exposure related to an additional parcel of land (the “Central Area”) related to the Woburn, Massachusetts site discussed above. Currently, the consent order for the Woburn, Massachusetts site discussed above does not define or require any remediation work in the Central Area. We have not accrued for this contingency as we believe, at this time, the liability is not probable and the amount of such contingent liability can not be reasonably estimated.

We routinely review and evaluate sites that may require remediation and monitoring and determine our estimated costs based on various estimates and assumptions. These estimates are developed using our internal sources or by third-party environmental engineers or other service providers. Internally developed estimates are based on:

•	Management’s judgment and experience in remediating and monitoring our sites;

•	Information available from regulatory agencies as to costs of remediation and monitoring;

•	The number, financial resources and relative degree of responsibility of other potentially responsible parties (PRPs) who may be liable for remediation and monitoring of a specific site; and

•	The typical allocation of costs among PRPs.
There is usually a range of reasonable estimates of the costs associated with each site. We generally use the amount within the range that constitutes our best estimate. When we believe that both the amount of a particular liability and the timing of the payments are reliably determinable, we adjust the cost in current dollars using a rate of 3% for inflation until the time of expected payment and discount the cost to present value using risk-free interest rates ranging from 4% to 5%.
For environmental liabilities that have been discounted, we include interest accretion, based on the effective interest method, within operating costs on the consolidated statement of income. The changes to our environmental liabilities for fiscal 2005 and 2004 are as follows:

	Nine months
	ended	Fiscal year ended

	May 27,	August 27,	August 28,
(in thousands)	2006	2005	2004

Beginning balance	$9,326	$8,669	$5,377
Obligations assumed in connection with Textilease acquisition	—	—	3,200
Costs incurred for which reserves have been provided	(653)	(760)	(859)
Insurance proceeds received	123	161	263
Interest accretion	350	465	429
Revision in estimates	100	791	259

Ending balance	$9,246	$9,326	$8,669

Anticipated payments and insurance proceeds of currently identified environmental remediation liabilities as of May 27, 2006, for the next five fiscal years and thereafter as measured in current dollars, are reflected below.

	Fiscal year ended August

(in thousands)	2006	2007	2008	2009	2010	Thereafter	Total

Estimated costs—current dollars	$1,311	$1,890	$1,793	$928	$773	$9,005	$15,700
Estimated insurance proceeds	(124)	(247)	(247)	(266)	(247)	(3,818)	(4,949)

Net anticipated costs	$1,187	$1,643	$1,546	$662	$526	$5,187	$10,751

Effect of inflation							3,321
Effect of discounting							(4,826)

Balance at May 27, 2006							$9,246

Estimated insurance proceeds are primarily received from an annuity received as part of a legal settlement with an insurance company. Annual proceeds of approximately $0.3 million are deposited into an escrow account which funds remediation and monitoring costs for three sites related to former operations in Williamstown, Vermont. Annual proceeds received but not expended in the current year accumulate in this account and may be used in future years for costs related to this site through the year 2027. As of May 27, 2006 the balance in this escrow account, which is held in a trust and is not recorded on our consolidated balance sheet, was approximately $2.0 million. Also included in estimated insurance proceeds are amounts we are entitled to receive pursuant to legal settlements as reimbursements from three insurance companies for estimated costs at the site in Uvalde, Texas.
Our nuclear garment decontamination facilities are licensed by the Nuclear Regulatory Commission, or, in certain cases, by the applicable state agency, and are subject to regulation by federal, state and local authorities. There can be no assurance that such regulation will not lead to material disruptions in our garment decontamination business. From time to time, we are also subject to legal proceedings and claims arising from the conduct of our business operations, including litigation related to charges for certain ancillary services on invoices, personal injury claims, customer contract matters, employment claims and environmental matters as described above.
While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits and environmental contingencies, we believe that the aggregate amount of such liabilities, if any, in excess of amounts accrued or covered by insurance, will not have a material adverse effect on the consolidated financial position or our results of operation. It is possible, however, that our future financial position and/or results of operations for any particular period could be materially affected by changes in our assumptions or strategies related to these contingencies or changes out of our control.
Other
On September 2, 2003, we completed our acquisition of 100% of Textilease Corporation (“Textilease”) for $175.6 million. At the time of acquisition, our management initiated a plan to integrate certain Textilease facilities into existing operations. We included in the purchase price allocation an accrual for exit costs and employee termination benefits in accordance with

EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, of approximately $6.5 million, which included approximately $3.1 million in severance-related costs for corporate and field employees and $3.4 million in facility closing and lease cancellation costs. As of May 27, 2006, we had paid and charged approximately $2.9 million against this accrual for severance-related costs, $0.7 million for facility closing and lease cancellation costs and reclassed $0.6 million to a separate accrual account. During fiscal 2004, we reversed approximately $2.0 million of the initial accrual based upon our final analysis of the fair value of the liabilities assumed in connection with the acquisition, with a decrease in goodwill. The changes in accrual for fiscal 2004 and 2005, and the nine months ended May 27, 2006, are as follows:

	Severance	Facility
	related	closing
(in thousands)	costs	costs	Total

Balance at August 30, 2003	$—	$—	$—
Initial set-up of liability	3,103	3,401	6,504
Cash payments	(1,815)	(707)	(2,522)
Revisions	—	(1,965)	(1,965)

Balance at August 28, 2004	$1,288	$729	$2,017
Cash payments	(680)	—	(680)

Balance at August 27, 2005	$608	$729	$1,337
Cash payments	(361)	—	(361)
Reclass costs to accrued income taxes	—	(576)	(576)

Balance at May 27, 2006	$247	$153	$400

As part of our business, we regularly evaluate opportunities to acquire other garment service companies. To pay for an acquisition, we may use cash on hand, cash generated from operations or borrowings under our credit agreement, or we may pursue other forms of debt financing. Our ability to secure short-term and long-term debt financing in the future will depend on several factors, including our future profitability, the levels of debt and equity and the overall credit and equity market environments.

Contractual obligations and other commercial commitments
The following information is presented as of August 27, 2005.

	Payments due by fiscal period

Contractual obligations		Less than	1-3	3-5	More than
(in thousands)	Total	1 year	years	years	5 years

Private placement(1)	$165,000	$—	$—	$—	$165,000
Revolving credit agreement(2)	8,950	—	8,950	—	—
Other debt	2,721	1,084	1,138	237	262

Total debt	176,671	1,084	10,088	237	165,262
Operating leases	9,255	3,781	4,441	1,033	—

Total contractual cash obligations	$185,926	$4,865	$14,529	$1,270	$165,262

(1) Consists of $165.0 million of fixed and floating rate notes issued on June 14, 2004. We repaid $15.0 million in September 2005.
(2) As of May 27, 2006 we had $52.0 million outstanding under our revolving credit agreement.
Seasonality
Historically, our revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions in our markets; the timing of acquisitions and of commencing start-up operations and related costs; the effectiveness of integrating acquired businesses and start-up operations; the timing of nuclear plant outages; capital expenditures; seasonal rental and purchasing patterns of our customers; and price changes in response to competitive factors. In addition, our operating results historically have been lower during the second and fourth fiscal quarters. The operating results for any historical quarter are not necessarily indicative of the results to be expected for an entire fiscal year or any other interim periods.
Effects of inflation
In general, management believes that our results of operations are not dependent on moderate changes in the inflation rate. Historically, we have been able to manage the impacts of more significant changes in inflation rates through our customer relationships, customer agreements that generally provide for price increases consistent with the rate of inflation, and continued focus on improvements of operational productivity.
Significant increases in energy costs, specifically natural gas and gasoline, can materially affect our results of operations and financial condition. Currently, energy costs represent approximately 4% of our total revenue.

Business
Our company
We are one of the largest providers of workplace uniforms and protective work wear in the United States with 189 customer service, distribution and manufacturing facilities in the United States, Canada, Mexico and Europe. We design, manufacture, rent, clean, deliver and sell a wide range of uniforms and protective clothing, including shirts, pants, jackets, coveralls, lab coats, smocks, aprons and specialized protective wear such as flame resistant and high visibility garments. We also rent industrial wiping products, floor mats, facility service products and other non-garment items, and provide first aid cabinet services and other safety supplies, to a variety of manufacturers, retailers and service companies. We serve businesses of all sizes in numerous industry categories. Typical customers include automobile service centers and dealers, delivery services, food and general merchandise retailers, food processors and service operations, light manufacturers, maintenance facilities, restaurants, service companies, soft and durable goods wholesalers, transportation companies, and others who require employee clothing for image, identification, protection or utility purposes. We also provide our customers with restroom supplies, including air fresheners, paper products and hand soaps. At certain specialized facilities, we decontaminate and clean specialty garments that may have been exposed to radioactive materials and service special cleanroom protective wear. Typical customers for these specialized services include government agencies, research and development laboratories, high technology companies and utilities operating nuclear reactors. In fiscal 2005, we generated $763.8 million in revenue, of which approximately 88% was from the rental and direct sale of uniforms, protective clothing and related non-garment items, 8% was from garment decontamination and cleanroom services, and 4% was from our first aid business.
Our principal services include providing customers with uniforms and other non-garment items, picking up soiled uniforms or other items on a periodic basis (usually weekly), and delivering, at the same time, cleaned and processed items. We offer uniforms in a wide variety of styles, colors, sizes and fabrics and with personalized emblems selected by the customer. Our centralized services, specialized equipment and economies of scale generally allow us to be more cost effective in providing garment services than customers could be themselves, particularly those customers with high employee turnover rates. During fiscal 2005, we manufactured approximately 55% of the garments we placed in service. Because we design and manufacture a majority of our own uniforms and protective clothes, we can produce custom garment programs for our larger customers, offer a diverse range of such designs within our standard line of garments and better control the quality, price and speed at which we produce such garments. In addition, among our competitors, we believe we have the largest in-house digital image processing capability, allowing us to convert an image provided by a customer into customized, mass producible embroidered emblems, typically within two days.
Our industry
We believe that the market for uniform rentals, sales and related services (such as mats, towels, first aid and safety supply and hygiene supply) approximates $13 billion annually. According to industry research, approximately 30 million people in the United States wear uniforms in the workplace. While the industry is correlated to employment and economic growth trends, the growth rate of the industry in recent years has been approximately double that of the growth in the gross domestic product of the United States.
We believe that the uniform industry’s overall growth has resulted, and will continue to benefit, from an increasing number of companies realizing the advantages of choosing to outfit their employees in uniforms. We believe companies benefit from this trend as it fosters greater company identity, enhances their corporate image, lowers their overall fixed investment in uniforms and ongoing costs related to employee turnover, and improves employee safety, productivity and morale. Going forward, the conversion of business customers who currently purchase uniforms to uniform rental programs represents a significant growth opportunity for our Company. Additionally, we believe that the trend in the United States toward a more service-oriented economy will increase the overall demand for uniforms. Significant revenue within our uniform rental and sales business is generated by specialty garments which serve the nuclear and cleanroom industries. We address these markets through our UniTech nuclear services and UniClean cleanroom services businesses whereby we provide services ranging from garment decontamination for the nuclear power industry to specialized cleaning services for the cleanroom segments of the pharmaceutical and medical device industries.
We believe that the top four companies in the uniform rental segment of the industry currently generate over 40% of the industry’s volume. The remainder is divided among more than 400 smaller businesses, many of which serve one or a limited number of markets or geographic service areas. The uniform rental industry has experienced significant consolidation in recent years, and we believe that a number of trends will facilitate continued merger and acquisition activity by well-capitalized firms, such as ourselves. These trends include ownership succession issues among private companies, the ongoing cost of complying with environmental regulations, the increased benefits accruing from utilizing automated equipment for laundering and tracking garments, selling and account servicing functions and the increase in the number of companies purchasing services through national vendors rather than on a local or regional basis.
Our competitive strengths
We seek to enhance our position as one of the nation’s leading providers of workplace uniforms, specialty protective work wear and facility services by building on our core competitive strengths, which include the following:

•	Nationwide Footprint with Strong Local Presence. We are one of the largest providers of workplace uniforms and protective work wear in North America, with leading market positions in 218 of the top 250 Metropolitan Statistical Areas (“MSA”) in the United States and with coverage for more than 75% of the population in Canada’s metropolitan areas. We believe our broad geographic reach, strong local market presence and large, highly trained sales force allow us to maintain and grow our existing business base while, at the same time, affording us a better opportunity to pursue and create new customer relationships. Our nationwide footprint also provides us with an advantage in securing national accounts over regional and local competitors who lack the scale and infrastructure to adequately service these large customers. Our strong local presence allows us to better service our local and regional customers while benefiting from centralized functions such as manufacturing, sales support, order processing and distribution, as well as our proprietary information technology systems. Additionally, the broad geographic distribution of our facilities helps to mitigate the effects of local or regional economic downturns.

•	Stable, Multi-Year Client Relationships. We currently service over 190,000 customer locations in 46 states, Canada and Europe from 189 customer service, distribution and manufacturing facilities. We typically service customers pursuant to written service contracts that range in duration from three to five years. During each of the past five years, no single uniform rental customer accounted for more than 1% of our revenues. In fiscal 2005, our customer retention rate was approximately 92% and, as of May 27, 2006, the average tenure of our accounts in service was approximately 12 years.

•	Diversified End Markets and Growth Opportunities. Our specialty businesses, UniTech nuclear services, UniClean cleanroom services and UniFirst First-Aid, provide diversification to our business portfolio as well as future growth opportunities. UniTech is the industry leader in the highly specialized area of nuclear garment decontamination and has the largest North American market share. This position has enabled us to expand into Europe, which we believe to be an attractive market opportunity. UniClean is a leading competitor in the specialized cleanroom garment segment and has developed a specialization in the pharmaceutical and medical devices areas. We believe our First-Aid business is the third largest competitor in this market nationally. These specialty businesses offer us expansion opportunities in multiple markets and lend balance to future growth by enabling us to offer existing and prospective customers a more diverse service and product offering.

•	Strong Infrastructure for Growth and Acquisitions. We have made significant investments in systems, equipment and facilities to support our long-term growth. For example, our centralized and scalable information systems have enhanced our customer service, sales, marketing, inventory control and finance functions, while enabling us to better manage our geographically dispersed operations and integrate acquisitions. We have also invested to expand and upgrade our current facilities as well as build new and replacement facilities. Our current laundry infrastructure, flexible manufacturing capability and modern 320,000 square foot Owensboro, Kentucky distribution and personalization center combine to give us the ability to provide current customers with superior levels of service, while maintaining capacity for expansion, without the need for significant additional investment.

•	Flexible and High-Quality Manufacturing Capability. The investment we have made in Company-owned manufacturing plants in Mexico for the production of the shirts, pants and other garments we use in our rental service programs provides us with a potential cost and quality advantage over competitors. We believe the quality of the garments being made at these plants is the highest in the industry, which allows us to deliver superior value to customers. The modular manufacturing processes we have installed allow us to produce garments considerably faster than the industry average and give us flexibility and efficiency advantages. We currently manufacture the majority of the garments we provide to our rental service customers and as a result we are able to maintain strict control over quality, consistency and durability. We can design goods for specific needs, supply quicker replacements for worn items and reduce delivery lead times for new customer installations. Making our own goods also allows us to create unique, proprietary styles that result in product differentiation to aid sales. We have also opened a specialized manufacturing facility in Arkansas where we produce trademarked Great Impressions mats and UniMop wet and dry mops. We use these products in our facility services programs and self-manufacture allows us to include differentiated features and produce higher-quality items at lower costs.

•	Superior Customer Service. We seek to distinguish ourselves from our competitors through our superior customer service and the high quality of our products. We serve our customers through route salespersons, who generally interact on a weekly basis with their accounts, and service support people, who are charged with expeditiously handling customer requirements, such as scheduling installations, outfitting of new employees, garment replacements, billing inquiries and other matters. Additionally, we employ a specialized, professional National Account service group that supports our largest national customers with custom after-sales services, including detailed reporting, education and product customization. In all cases, our policy is to respond to customer requests, inquiries or issues within 24 hours and we believe that our record of success in accomplishing this is a primary reason that 97% of current accounts say they are “satisfied” or “completely satisfied” with the services they are receiving.

•	Strong Management Team and Dedicated Employees. Our highly experienced senior management team averages over 25 years of experience in the uniform rental industry and has a proven track record of operational excellence as demonstrated by consistently growing our Company, both organically as well as through acquisitions, managing our costs and supervising our workforce. They are supported by an experienced group of business unit managers and field operations managers and by the balance of our employees who execute and implement our plans and programs and service our customers on a daily basis. During the last five years, our senior management team has successfully acquired and integrated more than 50 businesses, representing approximately $130 million in acquired revenues.
Our business strategies
We intend to continue to grow our business and increase our market share by focusing on the following strategies:

•	Pursue Internal Growth Initiatives. We plan to achieve internal growth by obtaining additional customers in existing markets, expanding our services into contiguous market areas and developing new products to address targeted markets, such as flame resistant apparel. As the majority of our new customers are first-time users of a uniform rental service, we believe that maintaining a large, well-trained professional sales force whose sole function is to market our services to potential customers and develop new accounts is an important part of our growth strategy. One use of our sales force is to extend our reach into new, high-opportunity geographic areas that are contiguous to a market where we have an existing production facility. As sales build and customer revenues increase in the new area, we can cost-effectively add a satellite service facility and, when demand is sufficient, add a new laundry facility. Additionally, we continue to utilize our skilled National Account sales team to target and develop very large businesses whose scale and geographically dispersed facilities require the service resources of a large supplier like ourselves. We have achieved significant growth in our National Account sales/service program over the past five years and intend to continue to invest in this important area.

•	Leverage the Customer Base. We intend to continue to leverage our existing customer relationships to grow our business. We believe that we have excellent relationships with our rental service customers due in large part to the high level of contact we have with them. The quality of those relationships and the level of reliance and trust that often accrues to the route salesperson provide us an excellent opportunity to increase individual account penetration by offering complementary products and additional rental services. These relationships are not limited to the customers served by our uniform business, but apply equally to our UniTech, UniClean and First-Aid customers. We intend to continue to take advantage of opportunities for cross-selling services and products to the customer bases of our different business units. Additionally, we constantly evaluate possible new product and service categories which, though they may not be directly related to our existing offerings, represent product or service needs that customers currently purchase from other sources, but could be made readily available by us.

•	Expand Through Acquisitions. For all of our business units, we seek to acquire like or complementary businesses that have established customer bases, excellent service reputations and a scale of operations necessary to serve as a base for expansion in a new market or to gain market share in an existing market. For example, over the past five years, we have acquired more than 50 businesses, representing approximately $130 million in acquired revenues. We believe that ownership succession issues in privately held businesses, the ongoing cost of complying with government regulations and the increase in the number of businesses preferring to purchase services through national vendors, rather than on a local or regional basis, will present well-capitalized firms like ourselves with significant opportunities for additional acquisitions. Given our experience in following a disciplined approach to acquiring and integrating businesses, we believe that we can gain revenue, obtain cost savings and at the same time grow the acquired entities through the application of our improved systems and processes.

•	Continue to Invest in Manufacturing. We believe that having greater control over product sourcing through our manufacturing base provides us with cost, quality and service advantages over sourcing the same products from third-party vendors. By manufacturing the garments, mats and potentially other products used in our operations, we are better able to ensure quality, establish differentiation, guarantee on-time availability and provide customization. In addition, our manufacturing base helps to improve margins as well as attract and maintain customers. In our uniform business, we currently produce approximately 55% of the garments being utilized in our rental service programs, and our goal is to increase that to 75% over the next five years.

•	Continue to Invest in Technology. We intend to continue to invest in technology in all areas of our operations to enable us to produce and distribute products more cost-effectively, while raising customer satisfaction levels. We have implemented proprietary, automated sortation and garment control systems in our laundries to move clothing more efficiently and accurately through our facilities and deliver higher levels of customer service. Our customized software allows us to quickly analyze business variables like inventory levels, workflows, sales trends, apparel back orders and the real-time status of customer account information. We have also invested in information systems at our facilities that enable our employees to answer customer questions by having immediate access to information such as an invoice amount, the status of a custom logo design or a garment ship date. We believe that our investment in technology provides us an advantage relative to competitors with less sophisticated systems.

Products and services
We provide our customers with personalized workplace uniforms and protective work clothing in a broad range of styles, colors, sizes and fabrics. Our uniform products include shirts, pants, jackets, coveralls, lab coats, smocks, aprons and specialized protective wear, such as flame resistant and high visibility garments. At certain specialized facilities, we also decontaminate and clean clothes which may have been exposed to radioactive materials and service special cleanroom protective wear. We also offer non-garment items and services, such as industrial wiping products, floor mats, dry and wet mops and other textile products.
We offer our customers a range of garment service options, including full-service rental programs in which garments are cleaned and serviced by us, lease programs in which garments are cleaned and maintained by individual employees and purchase programs to buy garments and related items directly. As part of our rental business, we pick up a customer’s soiled uniforms and/or other items on a periodic basis (usually weekly) and deliver back cleaned and processed replacement items. We believe our centralized services, specialized equipment and economies of scale generally allow us to be more cost effective in providing garment and related services than customers would be by themselves, particularly those customers with high employee turnover rates. Our uniform program is intended not only to help our customers foster greater company identity, but to enhance their corporate image and improve employee safety, productivity and morale. We primarily serve our customers pursuant to written service contracts that range in duration from three to five years.
Customers
We serve businesses of all sizes in numerous industry categories. During each of the past five years, no single uniform rental customer accounted for more than 1% of our revenues. Our typical customers include automobile service centers and dealers, delivery services, food and general merchandise retailers, food processors and service operations, light manufacturers, maintenance facilities, restaurants, service companies, soft and durable goods wholesalers, transportation companies, and others who require employee clothing for image, identification, protection or utility purposes. Among our largest customers of our conventional uniform rental business are divisions, units, regional operations or franchised agencies of major, nationally-recognized organizations. We currently service over 190,000 customer locations in 46 states, Canada and Europe from 189 customer service, distribution and manufacturing facilities.
Marketing, sales and customer service
We market our products and services to a diverse customer base and to prospects that range across virtually all industry segments. Marketing contact is made through print advertising, direct mail, publicity, trade shows, catalogs, telemarketing, multiple web sites and direct field sales representation. We have built and maintain an extensive, proprietary database of pre-screened and qualified business prospects that have been sourced from our various promotional initiatives, including mailers, web site contacts, advertising responses, sales calls and lists purchased from third-party providers. These prospect records serve as a primary targeting resource for our professional sales organization and are constantly updated, expanded and maintained by an in-house team of specialist database qualifiers and managers. To aid in the effective marketing of products and services, we supply sales representatives with an extensive selection of sales aids, brochures, presentation materials and vertical market communications tools. We also provide representatives with detailed on-line profiles of high opportunity markets to educate them to the typical issues, needs and concerns of those markets. This helps establish credibility and aids their ability to deliver value-based solutions.
We employ a large team of trained professional sales representatives whose sole function is to market our services to potential customers and develop new accounts. While most of our sales representatives are capable of presenting a full range of service solutions, some are dedicated to developing business for a limited range of products and services or have a specific market focus.
For example, in select geographic markets we employ teams of dedicated facility services sales representatives who focus exclusively on developing business for our floor care, restroom and related service programs. We also employ protective garment specialists who have special knowledge and skill in the more technically-based selling required for success in the flame resistant, high-visibility and related protective garment areas. Additionally, we employ specialist executive-level salespeople in our National Account Organization—some who specialize in rental programs and some who specialize in direct sale programs—to target the very largest national companies with known uniform and/or facility services program needs.
We believe that effective customer service is the most important element in developing and maintaining our market position. Our commitment to service excellence is reflected throughout our organization. Our route sales representatives are the first line of continuing customer contact, but they are supported by local customer service representatives, local service management staff and local operations management leaders, all of whom are focused on addressing the ongoing needs of customers, constantly delivering high-value service and pursuing total customer satisfaction. Our proprietary CRM information system enables us to respond to customer inquiries or issues within 24 hours and our service personnel are specially trained to handle the daily contact work necessary to effectively manage customer relations. We measure the speed and accuracy of our customer service efforts on a weekly basis and, through our “Customers for Life” program, we continuously survey, record and report satisfaction levels as a means of auditing current performance and highlighting areas for improvement. We believe our customer service systems are more comprehensive than those of most competitors and that our customer satisfaction levels are among the highest in our industry.
Competition
The uniform rental and sales industry is highly competitive. The principal methods of competition in the industry are the quality of products, the quality of service and price. We believe that the top four companies in the uniform rental segment of the industry, including UniFirst, currently generate over 40% of the industry’s volume. Our leading competitors include Aramark Corporation, Cintas Corporation and G&K Services, Inc. The remainder of the market, however, is divided among more than 400 smaller businesses, many of which serve one or a limited number of markets or geographic service areas. In addition to our traditional rental competitors, we may increasingly compete in the future with businesses that focus on selling uniforms and other related items. We also compete with industry competitors for acquisitions. We believe that our ability to compete effectively is enhanced by the superior customer service and support that we provide our customers.
Manufacturing and sourcing
We manufactured approximately 55% of all garments which we placed in service during fiscal 2005. These were primarily work pants manufactured at our plant in Ebano, San Luis Potosi, Mexico and shirts manufactured at our plant in Valles, San Luis Potosi, Mexico. The balance of the garments used in our programs are purchased from a variety of industry suppliers. While we currently acquire the raw materials with which we produce our garments from a limited number of suppliers, we believe that such materials are readily available from other sources. To date, we have experienced no significant difficulty in obtaining any of our raw materials or supplies. Currently, we also manufacture approximately 95% of the mats we place in service at our plant in Cave City, Arkansas.
Employees
We currently employ approximately 9,500 persons. Approximately 2% of our United States employees are represented by a union pursuant to a collective bargaining agreement. We consider our employee relations to be good.
Properties
We currently own or occupy 189 facilities containing an aggregate of approximately 4.9 million square feet located in the United States, Canada, Mexico and Europe. We own 106 of these facilities, containing approximately 4.3 million square feet. These facilities include our 320,000 square foot Owensboro, Kentucky distribution center and most of our industrial laundry locations. We believe our industrial laundry facilities are among the most modern in the industry.
We own substantially all of the machinery and equipment used in our operations. We believe that our facilities and our production, cleaning and decontamination equipment have been well maintained and are adequate for our present needs. We also own a fleet of approximately 2,500 delivery vans, trucks and other vehicles.

Management
Our Board of Directors is composed of eight members, five of whom are “independent directors” in accordance with the corporate governance rules of the New York Stock Exchange and the SEC. Our Board of Directors is divided into three classes of three, three and two directors, respectively. One class is elected each year at the annual meeting of stockholders. The directors in each class serve for a term of three years and until their successors are duly elected and qualified. As the term of one class expires, a successor class is elected at each annual meeting of stockholders. Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position

Ronald D. Croatti	63	Chairman of the Board, Chief Executive Officer, President and Director
Cynthia Croatti	51	Director, Treasurer and Executive Vice President
Albert Cohen	78	Director
Phillip L. Cohen	74	Director
Robert F. Collings	67	Director
Anthony F. DiFillippo	78	Director
Donald J. Evans	80	Director
Lawrence R. Pugh	73	Director
John B. Bartlett	64	Senior Vice President and Chief Financial Officer
Dennis G. Assad	61	Senior Vice President, Sales and Marketing
Bruce P. Boynton	58	Senior Vice President, Operations
David A. DiFillippo	49	Senior Vice President, Operations

Ronald D. Croatti and Cynthia Croatti are siblings and Anthony F. DiFillippo is Cynthia Croatti’s uncle. Anthony F. DiFillippo is the father of David A. DiFillippo, an executive officer.
The following is a summary of certain biographical information concerning our directors and senior executive officers:
Ronald D. Croatti. Mr. Croatti joined our Company in 1965. He became Director of our Company in 1982, Vice Chairman of the Board in 1986 and has served as Chief Executive Officer since 1991. He has also served as President since 1995 and Chairman of the Board since 2002. Mr. Croatti has overall responsibility for the management of our Company.
Cynthia Croatti. Ms. Croatti joined our Company in 1980. She has served as Director since 1995, Treasurer since 1982 and Executive Vice President since 2001. In addition, she has primary responsibility for overseeing the human resources and purchasing functions of our Company.
Albert Cohen. Mr. Cohen has served as Director of our Company since 1989. He has been President of ALC Corp., a consultancy, since 1998. Prior to that time, Mr. Cohen was Chairman of the Board and Chief Executive Officer of Electronic Space Systems Corporation, a manufacturer of aerospace ground equipment. Mr. Cohen is the founder of the Essco-MGH Breast Cancer Research Fund.
Phillip L. Cohen. Mr. Cohen has served as Director of our Company since 2000. He is a certified public accountant and was a partner with an international public accounting firm from 1965 until his retirement in 1994 and has been a financial consultant since that date. He is a Director emeritus and former Treasurer of the Greater Boston Convention and Visitors Bureau and a Director of Kazmaier Associates, Inc. and S/R Industries, Inc.
Robert F. Collings. Mr. Collings has served as a Director of our Company since July 2005. He was a founder and President of Data Terminal Systems, Inc., a provider of electronic cash register/retail business control systems, from 1970 to 1981 and the founder and President of Resource Dynamics, Inc., a company that offered a facilities planning and management system, from 1981 until its sale in 1984. He is currently the Principal of The Collings Foundation, which he founded in 1979, a member of the President’s Council of Massachusetts General Hospital and on the Board of Advisors of New Boston Real Estate.
Anthony F. DiFillippo. Mr. DiFillippo was the President of our Company until he retired in 1995 and, since 1995, he has served as a consultant to our Company. He became a Director in 2002.
Donald J. Evans. Mr. Evans has served as Director of our Company since 1973. He served as General Counsel and First Deputy Commissioner, Massachusetts Department of Revenue, from 1996 to 2003. Prior to that time, Mr. Evans was a senior partner in the law firm of Goodwin Procter LLP, our Company’s general counsel. Mr. Evans is a Trustee of the Massachusetts Eye and Ear Infirmary.
Lawrence R. Pugh. Mr. Pugh has served as Director of our Company since 2004. Until his retirement in 1998, he served as President of V.F. Corporation, one of the world’s largest apparel companies, since 1980 and as its Chairman and Chief Executive Officer since 1982. Mr. Pugh is a Trustee and past Chairman of the Colby College Board of Trustees as well as Chairman of the U.S. Biathlon Olympic Team.
John B. Bartlett. Mr. Bartlett joined our Company in 1977. He has served as Senior Vice President and Chief Financial Officer since 1986 and has primary responsibility for overseeing the financial functions of our Company, as well as its information systems department.
Dennis G. Assad. Mr. Assad joined our Company in 1975. He has served as Senior Vice President, Sales and Marketing since 1995 and has primary responsibility for overseeing the sales and marketing functions of our Company.
Bruce P. Boynton. Mr. Boynton joined our Company in 1976. He has served as Senior Vice President, Operations since 2001, is the chief operating officer for our Company’s Canadian operations and has primary responsibility for overseeing the operations of certain regions in the United States. From 1986 through 2000, Mr. Boynton served as Vice President, Operations.
David A. DiFillippo. Mr. DiFillippo joined our Company in 1979. He has served as Senior Vice President, Operations since 2002 and has primary responsibility for overseeing the operations of certain regions in the United States. Since 2000, Mr. DiFillippo has served as Vice President, Central Rental Group and, prior to 2000, he served as a Regional General Manager.

Description of our capital stock
General
We have authorized (i) 30,000,000 shares of Common Stock, par value $0.10 per share and (ii) 20,000,000 shares of Class B Common Stock, par value $0.10 per share. Except as set forth below, shares of Class B Common Stock are identical in all respects to shares of Common Stock. We have also authorized a class of preferred stock, par value $1.00 per share, to have such terms, rights and preferences as may be designated by our Board of Directors. No preferred stock has been designated or issued as of the date of this prospectus supplement.
Voting
Each share of Common Stock is entitled to one vote per share. Each share of Class B Common Stock is entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Common Stock and Class B Common Stock voting together as a single class, except for the election for directors and as otherwise set forth below. With respect to the election of directors, holders of Common Stock vote as a separate class to elect 25% of the total number of directors. Holders of Common Stock have the sole right to remove directors elected by them. Holders of Common Stock and holders of Class B Common Stock, voting together as a single class, have the right to elect the remaining directors. In addition, the affirmative vote of the prescribed majority of the outstanding shares of Common Stock or Class B Common Stock, voting as separate classes, is required to approve any matters that require class votes under the Massachusetts Business Corporation Act.
Dividends
Holders of Common Stock are entitled to a cash dividend on each outstanding share equal to 125% of the cash divided payable on each outstanding share of Class B Common Stock when and if declared by our Board of Directors. In the case of dividends or other distributions payable on the Common Stock or the Class B Common Stock in shares of such stock, including distributions pursuant to stock splits or dividends, Common Stock shall be payable only to holders of Common Stock and Class B Common Stock shall be payable only to holders of Class B Common Stock. In no event will either Common Stock or Class B Common Stock be split up, subdivided, combined or reclassified unless the shares of the other class are proportionately split up, subdivided, combined or reclassified. Our Board of Directors may vary the rate of cash dividend payable on shares of Common Stock or Class B Common Stock, but in no event may holders of Common Stock receive a cash dividend of less than 125% of the cash dividend paid on each share of Class B Common Stock.
Merger or consolidation of our company
In the case of any consolidation or merger of our Company as a result of which our stockholders are entitled to receive cash, stock, other securities or other property with respect to or in exchange for such stock, or in the case of any liquidation of our Company as an entity, each holder of Common Stock and Class B Common Stock will be entitled to receive an equal amount of consideration for each share of Common Stock or Class B Common Stock surrendered in such merger, consolidation or liquidation.

Restrictions on transfer of Class B Common Stock; convertibility of Class B Common Stock into Common Stock
As more fully described in our Restated Articles of Organization, the transferability of the Class B Common Stock is significantly restricted. In the case of holders of Class B Common Stock who are individuals, permitted transfers include transfers to certain family members of the holder and certain entities controlled by, or for the benefit of, the holder or such family members. The Class B Common Stock is convertible at all times and without cost to the holder (except for any transfer taxes that may be payable) into Common Stock on a share-for-share basis.
Further issuances of Class B Common Stock
Additional shares of Class B Common Stock will not be issued except in connection with stock splits, dividends or similar recapitalizations or if such additional issuance is approved by our Board of Directors and the holders of the required numbers of shares of Common Stock and Class B Common Stock voting as separate classes.
Termination and conversion of Class B Common Stock
All outstanding shares of Class B Common Stock will automatically be converted into Common Stock on a share-for-share basis (i) at any time the number of shares of Class B Common Stock falls below 10% of the aggregate number of outstanding shares of Common Stock and Class B Common Stock combined, (ii) at any time our Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all shares of Class B Common Stock into Common Stock or (iii) if, as a result of the existence of the Class B Common Stock, the Common Stock becomes excluded from trading on the New York Stock Exchange and all other national securities exchanges and is also excluded from quotation on the Nasdaq or any other national quotation system.
Potential anti-takeover effects of Class B Common Stock and charter and by-law provisions
The voting control by certain members of the Croatti family and certain provisions of Massachusetts law, our Restated Articles of Organization and the By-laws could discourage or frustrate future attempts to effect a change in control of our Company (for example by means of tender offer for, or open market purchases of, Common Stock) that are not approved by the Croatti family. Such provisions could limit the price that certain investors might be willing to pay in the future for our shares of Common Stock. Our Board of Directors is divided into three classes with directors in each class elected for three year terms, which would make it difficult for any third party to gain control of our Board of Directors. Our Restated Articles of Organization and the By-laws also impose various procedural and other requirements which would make it difficult to affect certain corporate actions. Shares of preferred stock may be issued by our Board of Directors without stockholder approval on such terms as our Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Selling stockholders and stock ownership
The following tables set forth certain information concerning the ownership of shares of our Common Stock and Class B Common Stock. The information presented is as of June 30, 2006, and as adjusted to reflect the sale of Common Stock offered hereby. Any shares of our Class B Common Stock being sold in this offering will be converted into Common Stock immediately before such sale. Except as indicated below, the share ownership information is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, and unless otherwise specified the named beneficial owner has sole voting and investment power. Information presented for Cynthia Croatti, Frederick S. Croatti, Ronald D. Croatti and Cecelia Levenstein (all of whom are children or step-children of Marie Croatti) excludes any beneficial ownership of shares held by The Marie Croatti QTIP Trust, The Croatti Family Limited Partnership, The Queue Limited Partnership or The Red Cat Limited Partnership. Each of these estate planning entities is controlled by Cynthia Croatti and Ronald D. Croatti except for The Queue Limited Partnership, which is controlled by Cynthia Croatti, Ronald D. Croatti and Cecelia Levenstein. No single individual has control over any of these entities. The primary beneficiaries or owners, respectively, of these entities are trusts for the benefit of these four children or their descendents (except for The Marie Croatti QTIP Trust which is for the benefit of Marie Croatti and her descendents). It is intended that the proceeds from the sale of shares by The Marie Croatti QTIP Trust and The Croatti Family Limited Partnership will be used primarily to fund estate tax obligations which will be payable upon the death of Marie Croatti.
The following table sets forth share ownership information for shares of our Common Stock and Class B Common Stock for each selling stockholder as well as the number of shares of our Common Stock to be sold in this offering. The information in the following table assumes that the underwriters’ over-allotment option has not been exercised.

	Shares beneficially			Shares beneficially
	owned prior			owned after
	to the offering		Shares to be	the offering
			sold in the
Selling stockholders:	Number	Percent(1)	offering(2)	Number	Percent(1)

The Marie Croatti FC Trust—2006(3)	189,383	*	189,383	—	*
The Marie Croatti CL Trust—2006(4)	529,432	2.8%	207,536	321,896	1.7%
Cynthia Croatti(5)	435,912	2.3%	429,589	6,323	*
Frederick S. Croatti	547,256	2.8%	547,256	—	*
The Frederick S. Croatti Non-GST Trust(6)	230,000	1.2%	230,000	—	*
The Frederick S. Croatti Non-GST Trust II	279,148	1.5%	279,148	—	*
Cecelia Levenstein	990,261	5.1%	700,000	290,261	1.5%
Trilogy Investment Partners LLC(7)	138,534	*	70,000	68,534	*
The Marie Croatti QTIP Trust	450,000	2.3%	213,893	236,107	1.2%
The Croatti Family Limited Partnership(8)	1,533,195	8.0%	1,133,195	400,000	2.1%
All selling stockholders as a group	5,323,121	27.7%	4,000,000	1,323,121	6.9%

* Less than 1%.

(1) Percentage ownership information prior to the offering is calculated based on the total number of shares of Common Stock and Class B Common Stock outstanding as of June 30, 2006. As of that date, there were outstanding 9,832,080 shares of Common Stock and 9,415,068 shares of Class B Common Stock. Percentage ownership after the offering is calculated based on (i) 9,832,080 shares of Common Stock outstanding as of June 30, 2006, plus 3,874,219 shares of Class B Common Stock being converted into Common Stock for sale in this offering and (ii) 9,415,068 shares of Class B Common Stock outstanding as of June 30, 2006, less 3,874,219 shares of Class B Common Stock being converted into Common Stock for sale in this offering.
(2) Except as indicated below, all shares of Common Stock to be sold in the offering will have been converted from Class B Common Stock into Common Stock immediately prior to such sale.
(3) The Marie Croatti FC Trust—2006, of which Marie Croatti is the trustee, is a revocable trust formed by Marie Croatti. The shares to be sold by this trust consist of 21,228 shares of Common Stock and 168,155 shares of Class B Common Stock.
(4) The Marie Croatti CL Trust—2006, of which Marie Croatti is the trustee, is a revocable trust formed by Marie Croatti. The shares to be sold by this trust consist of 21,227 shares of Common Stock and 186,309 shares of Class B Common Stock.
(5) Includes 3,400 shares of Common Stock which Cynthia Croatti has the right to acquire within 60 days pursuant to the exercise of stock options and 2,923 shares of Common Stock owned through a 401(k) plan. Excludes shares held by The Marie Croatti QTIP Trust, The Croatti Family Limited Partnership, The Queue Limited Partnership or The Red Cat Limited Partnership. Also excludes any shares owned by Cynthia Croatti’s children, and any shares beneficially owned by certain other trusts of which she is a trustee and certain entities for which she serves as manager and which, in the aggregate, beneficially own 162,534 shares of Common Stock and 48,000 shares of Class B Common Stock. Cynthia Croatti currently serves as our Treasurer and Executive Vice President and has been a Director since 1995.
(6) The shares to be sold by this trust in the offering consist of 2,443 shares of Common Stock and 227,557 shares of Class B Common Stock.
(7) Trilogy Investment Partners LLC is managed by Cynthia Croatti for the benefit of her children. The shares to be sold by this entity in the offering consist of 70,000 shares of Common Stock.
(8) The shares to be sold by this partnership in the offering consist of 10,883 shares of Common Stock and 1,122,312 shares of Class B Common Stock.

Upon completion of the sale of the shares offered hereby, members of the Croatti family will continue to own virtually all of the outstanding Class B Common Stock. The following table identifies and provides certain share ownership information concerning the principal holders of Class B Common Stock following the offering. The information in the following table assumes that the underwriters’ over-allotment option has not been exercised.

			Percentage of voting
			power of Common
	Number of shares of	Percentage of Class B	Stock and Class B
	Class B Common	Common Stock	Common Stock
Principal holders of Class B	Stock owned after	owned after the	owned after the
Common Stock	the offering	offering(1)	offering(2)

Marie Croatti(3)	217,756	3.9%	3.2%
The Marie Croatti CC Trust—2006(4)	19,069	*	*
The Marie Croatti RC Trust—2006(4)	19,069	*	*
The Marie Croatti CL Trust—2006(4)	321,896	5.8%	4.7%
Cynthia Croatti(5)	—	*	*
Ronald D. Croatti(6)	843,528	15.2%	12.2%
Cecelia Levenstein	122,453	2.2%	2.0%
The Marie Croatti QTIP Trust(7)	236,107	4.3%	3.4%
The Croatti Family Limited Partnership(8)	400,000	7.2%	5.8%
The Queue Limited Partnership(9)	2,152,152	38.8%	31.1%
The Red Cat Limited Partnership(10)	1,021,748	18.4%	14.8%

Totals	5,353,778	96.6%	77.7%

* Less than 1%.
(1) The percentage ownership information is calculated based on 9,415,068 shares of Class B Common Stock outstanding as of June 30, 2006, less 3,874,219 shares of Class B Common Stock being converted into Common Stock for sale in the offering.
(2) The voting power is determined based on 9,832,080 shares of Common Stock and 9,415,068 shares of Class B Common Stock outstanding as of June 30, 2006, adjusted to reflect the conversion for sale in the offering of 3,874,219 shares of Class B Common Stock into an identical number of shares of Common Stock. Each share of Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share.
(3) Includes 217,584 shares of Class B Common Stock owned of record by Marie Croatti as Trustee under several trusts, the beneficiaries of which are the grandchildren of Aldo Croatti, as to which shares Mrs. Croatti disclaims any beneficial interest. Excludes any interest in shares owned by The Marie Croatti QTIP Trust, in which she retains a life interest, as well as shares reportedly separately for the revocable trusts described in note (4) below. Also excludes shares held by The Queue Limited Partnership or The Red Cat Limited Partnership. For information concerning these partnerships, see notes (9) and (10) below.
(4) Each of these trusts are revocable trusts formed by Marie Croatti for the benefit of her children. Marie Croatti is the trustee of each of these trusts.
(5) Excludes shares held by The Marie Croatti QTIP Trust, The Croatti Family Limited Partnership, The Queue Limited Partnership or The Red Cat Limited Partnership. Also excludes any shares owned by Cynthia Croatti’s children, and any shares beneficially owned by certain other trusts of which she is a trustee and certain entities for which she serves as manager and which, in the aggregate, beneficially own 92,534 shares of Common Stock and 48,000 shares of Class B Common Stock. Also excludes 3,400 shares of Common Stock which Cynthia Croatti has the right to acquire within 60 days pursuant to the exercise of stock options, and 2,923 shares of Common Stock owned through a 401(k) plan.
(6) Excludes shares held by The Marie Croatti QTIP Trust, The Croatti Family Limited Partnership, The Queue Limited Partnership or The Red Cat Limited Partnership. Also excludes any shares owned by Ronald D. Croatti’s children, and any shares beneficially owned by certain other trusts of which he is a trustee and certain entities for which he serves as manager and which, in the aggregate, beneficially own 950 shares of Class B Common Stock. Also excludes 6,300 shares of Common Stock which Ronald D. Croatti has the right to acquire within 60 days pursuant to the exercise of stock options.
(7) Marie Croatti retains a life interest in this trust, and her children are the primary residual beneficiaries of the trust. The trust is controlled by the unanimous action of Cynthia Croatti and Ronald D. Croatti.
(8) The partnership interests in this partnership are owned by trusts for the benefit of Marie Croatti’s children and their descendants. The general partner of the partnership is a corporation owned by Cynthia Croatti and Ronald D. Croatti, who are also its directors. Any decisions or actions by the stockholders or directors of this corporation must be made or taken unanimously.
(9) The entire 99.9% limited partnership interest in this partnership is currently owned by The Marie Croatti QTIP Trust. The general partner of the partnership is a corporation owned by Cynthia Croatti, Ronald D. Croatti and Cecelia Levenstein, who are also its directors. Any decisions or actions by the stockholders or directors of this corporation must be made or taken unanimously. It is contemplated that the trust may sell at an appraised price this entire limited partnership interest to trusts for the benefit of Marie Croatti’s children and their descendants six months following this offering.
(10) The entire 99.9% limited partnership interest in this partnership is currently owned by The Marie Croatti CC Trust—2006 and the Marie Croatti RC Trust—2006. The general partner of the partnership is a corporation owned by Cynthia Croatti and Ronald D. Croatti, who are also its directors. Any decisions or actions by the stockholders or directors of this corporation must be made or taken unanimously. It is contemplated that these trusts may sell at an appraised price their entire limited partnership interests to trusts for the benefit of Cynthia Croatti and Ronald D. Croatti and their descendants six months following this offering.

Shares eligible for future sale
Upon completion of this offering, we expect to have outstanding 13,706,299 shares of our Common Stock and 5,540,849 shares of our Class B Common Stock (14,306,299 shares and 4,940,849 shares, respectively, if the underwriters’ over-allotment option is exercised in full).
All of the shares of our Class B Common Stock are convertible by the holders at any time into Common Stock on a share-for-share basis, and virtually all such shares are currently held by our affiliates. Following completion of this offering, approximately 262,342 shares of our Common Stock and 5,540,369 shares of our Class B Common Stock will be restricted securities as defined by Rule 144 under the Securities Act of 1933, as amended, and held by one or more of our affiliates, and therefore can only be sold pursuant to Rule 144 or pursuant to an SEC registration statement. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our Common Stock then outstanding, which would equal approximately 137,063 shares (or approximately 143,063 shares if the underwriters’ over-allotment option is exercised in full) immediately after this offering; or

•	the average weekly trading volume of our Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.
Our executive officers and directors and the selling stockholders have entered into lock-up agreements that prohibit them from offering, pledging, selling or otherwise disposing of our Common Stock or Class B Common Stock for a period of 90 days after the date of this prospectus supplement. J.P. Morgan Securities Inc., on behalf of the underwriters in this offering, may, in its discretion, release all or any portion of the Common Stock subject to the lock-up agreements with our directors and executive officers and the selling stockholders at any time without notice or stockholder approval. See the section entitled “Underwriting” beginning on page S-57 of this prospectus supplement.

Underwriting
The selling stockholders are offering the shares of our Common Stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager and sole representative of the underwriters for this offering. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each selling stockholder has severally agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of our Common Stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	2,400,000
Robert W. Baird & Co. Incorporated	1,000,000
William Blair & Company, L.L.C.	400,000
Barrington Research Associates, Inc.	200,000

Total	4,000,000

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.920 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.100 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.
The underwriters have an option to buy up to 600,000 additional shares of our Common Stock from certain of the selling stockholders to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of our Common Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of our Common Stock less the amount paid by the underwriters to the selling stockholders per share of our Common Stock. The underwriting fee is $1.534 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
Underwriting discounts and commissions

	Without over-	With full over-
	allotment exercise	allotment exercise

Per share	$1.534	$1.534
Total	$6,136,000	$7,056,400

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $450,000, all of which will be paid by the selling stockholders.
A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations.
We and the selling stockholders have agreed that we and they will not for a period of 90 days after the date of this prospectus supplement (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option (other than pursuant to our employee stock option plan), right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or Class B Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock or Class B Common Stock, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Common Stock or Class B Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our Common Stock or Class B Common Stock or such other securities, in cash or otherwise, or (iii) with respect to the selling stockholders only, make any demand for or exercise any right with respect to the registration of any shares of our Common Stock or Class B Common Stock or any security convertible into or exercisable or exchangeable for shares of our Common Stock or Class B Common Stock, in each case without the prior written consent of J.P. Morgan Securities Inc., other than the Common Stock to be sold in this offering and, with respect to UniFirst Corporation only, any shares of our Common Stock issued upon the exercise of options granted under existing employee stock option plans.
Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or Class B Common Stock, or any securities convertible into or exercisable or exchangeable for our Common Stock or Class B Common Stock (including, without limitation, Common Stock or Class B Common Stock which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Common Stock or Class B Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our Common Stock or Class B Common Stock or such other securities, in cash or otherwise. In addition, without the prior written consent of J.P. Morgan Securities Inc., no individual mentioned above, for a period of 90 days after the date of this prospectus supplement, will make any demand for or exercise any right with respect to, the registration of any shares of our Common Stock or Class B Common Stock or any security convertible into or exercisable or exchangeable for our Common Stock or Class B Common Stock.
The 90-day restricted period described above is subject to extension such that, in the event that either (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
We and the selling stockholders, jointly and severally, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of our Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of our Common Stock, which involves the sale by the underwriters of a greater number of shares of our Common Stock than they are required to purchase in this offering, and purchasing shares of our Common Stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
These activities may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock, and, as a result, the price of our Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange or otherwise.
Each underwriter has agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
In relation to each Member State of the European Economic Area (the European Union, Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has agreed that with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of our Common Stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to our Common Stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of our Common Stock to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of our Common Stock to the public” in relation to any shares of our Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Common Stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our Common Stock, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression “EU Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and the selling stockholders and their affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, the selling stockholders and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters
The validity of the shares of our Common Stock offered hereby and certain legal matters in connection with this offering will be passed upon for us and selling stockholders by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.
Experts
Our consolidated financial statements included in this prospectus supplement and appearing in our Annual Report (Form 10-K) for the year ended August 27, 2005 (including the schedule appearing therein), and management’s assessment of the effectiveness of our internal control over financial reporting as of August 27, 2005, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included herein and therein, and incorporated by reference in this prospectus supplement and elsewhere in the registration statement and prospectus. Such consolidated financial statements and management’s assessment are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation of certain documents by reference
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the shares of our Common Stock offered hereby are sold or this offering is otherwise terminated. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended August 27, 2005;

•	Our Quarterly Reports on Form 10-Q for the three months ended November 26, 2005, February 25, 2006 and May 27, 2006;

•	Our Current Reports on Form 8-K, filed with the SEC on March 8, 2006 and July 5, 2006; and

•	Our Proxy Statement, filed with the SEC on December 5, 2005 (but excluding those sections or portions of our Proxy Statement not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended August 27, 2005).
We will provide without charge to each person, including any beneficial owners, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. Request for such documents can be made by contacting us at that following address and telephone number:

UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887
Telephone: (978) 658-8888

Where you can find more information
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on our web site at www.unifirst.com or at the SEC’s website at www.sec.gov. Information contained on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not part of this prospectus supplement or the accompanying prospectus.
We have filed with the SEC a registration statement on Form S-3, including amendments thereto and including an additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to our Common Stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules which are part of the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and our Common Stock offered hereby, reference is made to such registration statement, exhibits and schedules.

Index to consolidated financial statements

Report of independent registered public accounting firm	F-2
Consolidated financial statements as of August 27, 2005 and August 28, 2004 and for the fiscal years ended August 27, 2005, August 28, 2004, and August 30, 2003
Consolidated statements of income	F-3
Consolidated balance sheets	F-4
Consolidated statements of shareholders’ equity	F-5
Consolidated statements of cash flows	F-6
Notes to consolidated financial statements	F-7
Quarterly financial data (unaudited)	F-37
Unaudited consolidated financial statements as of May 27, 2006 and August 27, 2005 and for the three and nine months ended May 27, 2006, and May 28, 2005
Consolidated balance sheets (unaudited)	F-38
Consolidated statements of income (unaudited)	F-39
Consolidated statements of cash flows (unaudited)	F-40
Notes to unaudited consolidated financial statements	F-41

Report of independent registered public accounting firm
The Board of Directors and Shareholders, UniFirst Corporation
We have audited the accompanying consolidated balance sheets of UniFirst Corporation (the “Company”) and subsidiaries as of August 27, 2005 and August 28, 2004 and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended August 27, 2005. Our audits also included the financial statement schedule included in the Company’s Annual Report (Form 10-K) for the year ended August 27, 2005. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UniFirst Corporation and Subsidiaries at August 27, 2005 and August 28, 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 27, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 1(i) to the consolidated financial statements, the Company changed its method of accounting for certain inventories from last-in-first-out (LIFO) method to the first-in-first-out (FIFO) method during the fourth quarter of 2005. The FIFO method has been retroactively applied to all periods presented.
As discussed in Note 14 to the consolidated financial statements, effective September 1, 2002, the Company adopted Statement of Financial Accounting Standards (Statement) No. 143 “Asset Retirement Obligations.”
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of UniFirst Corporation’s internal control over financial reporting as of August 27, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 10, 2005 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP

Boston, Massachusetts
November 10, 2005

Consolidated financial statements as of August 27, 2005 and August 28, 2004 and for the fiscal years ended August 27, 2005, August 28, 2004 and August 30, 2003
Consolidated statements of income

Year ended	August 27,	August 28,	August 30,
(in thousands, except per share data)	2005	2004	2003

Revenues	$763,842	$719,356	$596,936
Cost and expenses:
Operating costs(1)	480,714	461,112	381,098
Selling and administrative expenses(1)	163,189	149,351	127,341
Depreciation and amortization	43,927	44,889	39,659

	687,830	655,352	548,098

Income from operations	76,012	64,004	48,838

Other expense (income):
Interest expense	8,748	12,522	4,010
Interest income	(1,684)	(1,135)	(1,452)
Interest rate swap income	(223)	(1,981)	(1,292)

	6,841	9,406	1,266

Income before income taxes	69,171	54,598	47,572
Provision for income taxes	25,823	21,020	18,310

Income before cumulative effect of accounting change	43,348	33,578	29,262
Cumulative effect of accounting change (net of income tax benefit of $1,404 in fiscal 2003)	—	—	2,242

Net income	$43,348	$33,578	$27,020

Income per Common share—basic
Before cumulative effect of an accounting change, net	$2.51	$1.95	$1.71

Cumulative effect of an accounting change, net	—	—	(0.13)

Net income per Common share—basic	$2.51	$1.95	$1.58

Income per Class B Common share—basic
Before cumulative effect of an accounting change, net	$2.01	$1.56	$1.37
Cumulative effect of an accounting change, net	—	—	(0.10)

Net income per Class B Common share—basic	$2.01	$1.56	$1.27

Income per common share—diluted
Before cumulative effect of an accounting change, net	$2.24	$1.74	$1.52
Cumulative effect of an accounting change, net	—	—	(0.12)

Net income per Common share—diluted	$2.24	$1.74	$1.40

Weighted average number of shares outstanding—basic
Common Stock	9,428	9,103	8,992
Class B Common Stock	9,791	10,091	10,190

	19,219	19,194	19,182

Weighted average number of shares outstanding—diluted
Common Stock	19,311	19,258	19,222

Dividends per share
Common Stock	$0.15	$0.15	$0.15
Class B Common Stock	$0.12	$0.12	$0.12

(1) Exclusive of depreciation and amortization
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated balance sheets

	August 27,	August 28,
(in thousands, except share data)	2005	2004

Assets
Current assets:
Cash and cash equivalents	$4,704	$4,436
Receivables, less reserves of $3,179 for 2005 and $2,616 for 2004	78,497	69,471
Inventories	31,021	32,604
Rental merchandise in service	69,808	60,544
Deferred tax assets	8,983	2,753
Prepaid expenses	1,492	1,857

Total current assets	194,505	171,665

Property and equipment:
Land, buildings and leasehold improvements	260,515	240,018
Machinery and equipment	268,272	258,736
Motor vehicles	76,147	70,048

	604,934	568,802
Less—accumulated depreciation	299,983	280,012

	304,951	288,790

Goodwill	187,793	180,685
Customer contracts, net	50,572	51,572
Other intangible assets, net	5,909	6,301
Other assets	4,575	3,353

	$748,305	$702,366

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term obligations	$1,084	$986
Accounts payable	36,720	33,754
Accrued liabilities	76,141	72,824
Accrued income taxes	3,992	6,197

Total current liabilities	117,937	113,761

Long-term obligations, net of current maturities	175,587	177,855
Deferred income taxes	42,439	42,043
Commitments and contingencies (Note 9)
Shareholders’ equity:
Preferred stock, $1.00 par value; 2,000,000 shares authorized; none issued	—	—
Common Stock, $0.10 par value; 30,000,000 shares authorized; 9,600,838 and 9,276,479 issued in 2005 and 2004, respectively	960	928
Convertible Class B Common Stock, $0.10 par value; 20,000,000 shares authorized; 9,637,110 and 9,929,144 issued in 2005 and 2004, respectively	964	993
Capital surplus	13,462	13,138
Retained earnings	394,910	354,154
Accumulated other comprehensive income (loss)	2,046	(506)

Total shareholders’ equity	412,342	368,707

	$748,305	$702,366

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of shareholders’ equity

									Accumulated
									other
		Class B			Class B				comprehensive
	Common	common	Treasury	Common	common	Treasury	Capital	Retained	income	Total
(in thousands)	shares	shares	shares	stock	stock	stock	surplus	earnings	(loss)	equity

Balance, August 31, 2002	10,555	10,205	(1,535)	$1,055	$1,021	$(24,756)	$12,503	$324,553	$(3,678)	$310,698
Net income	—	—	—	—	—	—	—	27,020	—	27,020
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	1,904	1,904
Change in fair value of derivative instruments, net of tax	—	—	—	—	—	—	—	—	345	345

Comprehensive income										29,269
Dividends	—	—	—	—	—	—	—	(2,572)	—	(2,572)
Shares converted	30	(30)	—	3	(3)	—	—	—	—	—
Shares repurchased	—	—	(60)	—	—	(1,249)	—	—	—	(1,249)
Stock options exercised	14	—	—	2	—	—	190	—	—	192

Balance, August 30, 2003	10,599	10,175	(1,595)	$1,060	$1,018	$(26,005)	$12,693	$349,001	$(1,429)	$336,338
Net income	—	—	—	—	—	—	—	33,578	—	33,578
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	(78)	(78)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	1,001	1,001

Comprehensive income										34,501
Dividends	—	—	—	—	—	—	—	(2,579)	—	(2,579)
Shares converted	246	(246)	—	25	(25)	—	—	—	—	—
Stock options exercised, including tax benefit	26	—	—	2	—	—	445	—	—	447
Elimination of treasury shares	(1,595)	—	1,595	(159)	—	26,005	—	(25,846)	—	—

Balance, August 28, 2004	9,276	9,929	—	$928	$993	$—	$13,138	$354,154	$(506)	$368,707
Net income	—	—	—	—	—	—	—	43,348	—	43,348
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	(363)	(363)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	2,915	2,915

Comprehensive income										45,900
Dividends	—	—	—	—	—	—	—	(2,592)	—	(2,592)
Shares converted	292	(292)		29	(29)	—	—	—	—	—
Stock options exercised, including tax benefit	32	—	—	3	—	—	324	—	—	327

Balance, August 27, 2005	9,600	9,637	—	$960	$964	$—	$13,462	$394,910	$2,046	$412,342

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of cash flows

Year ended	August 27,	August 28,	August 30,
(in thousands)	2005	2004	2003

Cash flows from operating activities:
Net income	$43,348	$33,578	$27,020
Adjustments:
Cumulative effect of accounting change, net	—	—	2,242
Depreciation	37,858	38,539	35,262
Amortization of intangible assets	6,069	6,350	4,397
Amortization of deferred financing costs	695	2,052	—
Accretion on asset retirement obligations	511	431	292
Interest rate swap income	(223)	(1,981)	(1,292)
Changes in assets and liabilities, net of acquisitions:
Receivables	(8,425)	(1,984)	(3,229)
Inventories	1,583	3,518	(548)
Rental merchandise in service	(8,089)	9,750	(4,225)
Prepaid expenses	365	(615)	(92)
Accounts payable	2,966	(1,654)	13,667
Accrued liabilities	2,607	5,349	(4,982)
Accrued and deferred income taxes	(7,149)	12,725	(7,704)

Net cash provided by operating activities	72,116	106,058	60,808

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(16,380)	(179,972)	(2,785)
Proceeds from sale of linen business	—	4,614	—
Capital expenditures	(53,255)	(30,873)	(37,919)
Other	(803)	(2,218)	8

Net cash used in investing activities	(70,438)	(208,449)	(40,696)

Cash flows from financing activities:
Proceeds from long term obligations	9,179	351,716	—
Payments on long term obligations	(11,349)	(245,196)	(16,667)
Payment of deferred financing costs	—	(4,540)	—
Repurchase of common stock	—	—	(1,249)
Proceeds from exercise of common stock options	437	372	192
Payment of cash dividends	(2,592)	(2,579)	(2,572)

Net cash (used in) provided by financing activities	(4,325)	99,773	(20,296)
Effect of exchange rate changes	2,915	1,001	1,904

Net increase (decrease) in cash and cash equivalents	268	(1,617)	1,720
Cash and cash equivalents at beginning of year	4,436	6,053	4,333

Cash and cash equivalents at end of year	$4,704	$4,436	$6,053

Supplemental disclosure of cash flow information:
Interest paid	$7,997	$13,841	$4,554

Income taxes paid, net of refunds received	$32,711	$8,571	$24,179

The accompanying notes are an integral part of these consolidated financial statements.

Notes to consolidated financial statements
(Amounts in thousands, except per share and Common Stock options data)
1. Summary of significant accounting policies
(a) Business description
UniFirst Corporation (the “Company”) is one of the largest providers of workplace uniforms and protective clothing in the United States. The Company designs, manufactures, personalizes, rents, cleans, delivers, and sells a wide range of uniforms and protective clothing, including shirts, pants, jackets, coveralls, jumpsuits, lab coats, smocks and aprons, and also rents industrial wiping products, floor mats, facility service products, other non-garment items, and provides first aid cabinet services and other safety supplies, to a variety of manufacturers, retailers and service companies. The Company serves businesses of all sizes in numerous industry categories. Typical customers include automobile service centers and dealers, delivery services, food and general merchandise retailers, food processors and service operations, light manufacturers, maintenance facilities, restaurants, service companies, soft and durable goods wholesalers, transportation companies, and others who require employee clothing for image, identification, protection or utility purposes. At certain specialized facilities, the Company also decontaminates and cleans work clothes that may have been exposed to radioactive materials and services special cleanroom protective wear. Typical customers for these specialized services include government agencies, research and development laboratories, high technology companies and utilities operating nuclear reactors. As discussed and described in Note 13 to the consolidated financial statements, the Company has five reporting segments, US and Canadian Rental and Cleaning, Manufacturing (“MFG”), Specialty Garments Rental and Cleaning (“Specialty Garments”), First-Aid and Corporate. The operations of the US and Canadian Rental and Cleaning reporting segment are referred to by the Company as its industrial laundry operations and the locations related to this reporting segment are referred to as industrial laundries.
(b) Principles of consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Intercompany balances and transactions are eliminated in consolidation.
(c) Foreign currency translation
The functional currency of UniFirst’s foreign operations is the local country’s currency. Transaction gains and losses, including gains and losses on intercompany transactions, are included in selling and administrative expenses, in the accompanying consolidated statements of income. Assets and liabilities of operations outside the United States are translated into U.S. dollars using period-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each month during the fiscal year. The effects of foreign currency translation adjustments are included in shareholders’ equity as a component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets.
The Company reported in selling and administrative expenses, net, foreign currency transaction gains (losses) totaling $(0.2) million, $0.6 million, and $(0.3) million for the fiscal years ended August 27, 2005, August 28, 2004, and August 30, 2003, respectively.

(d) Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. There have been no changes in judgments or the method of determining estimates that had a material effect on our condensed consolidated financial statements for the periods presented.
(e) Fiscal year
The Company’s fiscal year ends on the last Saturday in August. For financial reporting purposes, fiscal 2005, fiscal 2004 and fiscal 2003 had 52 weeks.
(f) Cash and cash equivalents
Cash and cash equivalents include cash in banks and bank short-term investments with maturities of less than ninety days.
(g) Financial instruments
The Company’s financial instruments, which may expose the Company to concentrations of credit risk, include cash and cash equivalents, receivables, accounts payable, notes payable and long-term obligations. Each of these financial instruments is recorded at cost, which approximates its fair value.
(h) Revenue recognition and allowance for doubtful accounts
The Company recognizes revenue from rental operations in the period in which the services are provided. Direct sale revenue is recognized in the period in which the product is shipped. Management judgments and estimates are used in determining the collectability of accounts receivable and evaluating the adequacy of allowance for doubtful accounts. The Company considers specific accounts receivable and historical bad debt experience, customer credit worthiness, current economic trends and the age of outstanding balances as part of its evaluation. Changes in estimates are reflected in the period they become known. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Material changes in its estimates may result in significant differences in the amount and timing of bad debt expense recognition for any given period.
(i) Inventories and rental merchandise in service
Inventories are stated at the lower of cost or market value, net of any reserve for excess and obsolete inventory. Judgments and estimates are used in determining the likelihood that new goods on hand can be sold to customers or used in rental operations. Historical inventory usage and current revenue trends are considered in estimating both excess and obsolete inventories. If actual product demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The Company uses the first-in, first-out (“FIFO”) method to value its inventories. Inventories primarily consist of finished goods.

During the fourth quarter of fiscal 2005, the Company changed its accounting policy for a portion of its inventories from last-in, first-out (“LIFO”), to the first-in, first-out (“FIFO”) method of accounting. This change had no impact on the consolidated statements of income for any period presented. The Company believes that the FIFO method is preferable to LIFO because (i) all of the Company’s primary competitors currently use the FIFO inventory method, therefore, the change will make the comparison of results among these companies more consistent (ii) the change is consistent with the increased emphasis on consistency between Generally Accepted Accounting Principals (“GAAP”) in the United States and International Accounting Standards (“IAS”) which provide that the FIFO or weighted average methods are acceptable and does not provide for the use the LIFO method (iii) this change will result in all of the Company’s inventories being valued consistently using the FIFO method of accounting and (iv) due to the current low inflation levels, the Company’s inventory costs have remained fairly constant and are not expected to increase in the near future. Consistent with Accounting Principles Board (“APB”) Opinion No. 20, Accounting Changes, the Company has retroactively restated its prior financial statements. The impact of this change increased inventories, accrued income taxes, and retained earnings approximately $1.5 million, $0.6 million, and $0.9 million, respectively, on the August 28, 2004 consolidated balance sheet and increased retained earnings approximately $0.9 million as of August 30, 2003 and August 31, 2002 as presented on the consolidated statements of shareholders’ equity.
Rental merchandise in service is being amortized on a straight-line basis over the estimated service lives of the merchandise, which range from 6 to 36 months. In establishing estimated lives for merchandise in service, management considers historical experience and the intended use of the merchandise. Material differences may result in the amount and timing of operating profit for any period if management makes significant changes to these estimates.
(j) Property and equipment
Property and equipment are recorded at cost. The Company provides for depreciation on the straight-line method based on the following estimated useful lives:

Buildings	30-40 years
Leasehold improvements	Term of lease
Machinery and equipment	3-10 years
Motor vehicles	3-5 years

Expenditures for maintenance and repairs are expensed as incurred. Expenditures for renewals and betterments are capitalized. The Company recorded as depreciation expense $37.9 million, $38.5 million, and $35.3 million for the fiscal years ended August 27, 2005, August 28, 2004, and August 30, 2003, respectively.
In accordance with Statements of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, including property, plant, and equipment, are evaluated for impairment whenever events and circumstances indicate an asset may be impaired. There have been no material impairments of property, plant and equipment in fiscal 2005, 2004, or 2003.
(k) Goodwill and other intangible assets
In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized. SFAS No. 142 requires that companies test goodwill for impairment on an annual basis. In addition, SFAS 142 also requires that companies test goodwill if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit to which goodwill is assigned below its carrying amount. The Company’s evaluation considers changes in the operating environment, competitive information, market trends, operating performance and cash flow modeling. Management completes its annual impairment test in the fourth quarter of each fiscal year and there have been no impairments of goodwill or indefinite-lived intangible assets in fiscal 2005, 2004 or 2003. Future events could cause management to conclude that impairment indicators exist and that goodwill or other intangibles associated with previously acquired businesses are impaired. Any resulting impairment loss could have a material impact on our financial condition and results of operations.
Definite-lived intangible assets are amortized over useful lives, which are based on management estimates of the period that the assets will generate revenue. Definite-lived intangible assets are also evaluated for impairment in accordance with SFAS 144. There have been no impairments of definite-lived intangible assets in fiscal 2005, 2004, or 2003.
Customer contracts are amortized over their estimated useful lives, and have a weighted average useful life of approximately 14.5 years. Restrictive covenants are amortized over the terms of the respective non-competition agreements, and have a weighted average useful life of approximately 7.9 years. Other intangible assets, net, primarily includes deferred financing costs and trademarks, and have weighted average useful lives of approximately 7.1 years. In accordance with the provisions of SFAS No. 142, the Company does not amortize goodwill. The Company recorded as amortization expense $6.1 million, $6.4 million, and $4.4 million for the fiscal years ended August 27, 2005, August 28, 2004, and August 30, 2003, respectively.
(l) Asset retirement obligations
Effective September 1, 2002, the Company adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligation, which generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Under this accounting method, the Company recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company will depreciate, on a straight-line basis, the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the various remaining lives which range from approximately one to thirty years. The estimated liability has been based on historical experience in decommissioning nuclear laundry facilities, estimated useful lives of the underlying assets, external vendor estimates as to the cost to decommission these assets in the future, and federal and state regulatory requirements.
(m) Insurance
The Company self-insures for certain obligations related to health, workers’ compensation, vehicles and general liability programs. The Company also purchases stop-loss insurance policies to protect itself from catastrophic losses. Judgments and estimates are used in determining the potential value associated with reported claims and for events that have occurred, but have not been reported. The Company’s estimates consider historical claims experience and other factors. The Company’s liabilities are based on estimates, and, while the Company believes that its accruals are adequate, the ultimate liability may be significantly different from the amounts recorded. Changes in claim experience, the Company’s ability to settle claims or other estimates and judgments used by management could have a material impact on the amount and timing of expense for any period.
(n) Environmental and other contingencies
The Company is subject to legal proceedings and claims arising from the conduct of its business operations, including environmental matters, personal injury, customer contract matters and employment claims. Accounting principles generally accepted in the United States require that a liability for contingencies be recorded when it is probable that a liability has occurred and the amount of the liability can be reasonably estimated. Significant judgment is required to determine the existence of a liability, as well as the amount to be recorded. The Company regularly consults with attorneys and outside consultants to ensure that all of the relevant facts and circumstances are considered, before a contingent liability is recorded. The Company records accruals for environmental and other contingencies based on enacted laws, regulatory orders or decrees, the Company’s estimates of costs, insurance proceeds, participation by other parties, the timing of payments, and the input of outside consultants and attorneys.
The estimated liability for environmental contingencies has been discounted using risk-free interest rates ranging from 4% to 5% over periods ranging from ten to thirty years. The estimated current costs, net of legal settlements with insurance carriers, have been adjusted for the estimated impact of inflation at 3% per year. Changes in enacted laws, regulatory orders or decrees, management’s estimates of costs, insurance proceeds, participation by other parties, the timing of payments and the input of outside consultants and attorneys based on changing legal or factual circumstances could have a material impact on the amounts recorded for environmental and other contingent liabilities. Refer to Note 9 of these consolidated financial statements for additional discussion and analysis.
(o) Pensions
The calculation of pension expense and the corresponding liability requires the use of a number of critical assumptions, including the expected long-term rate of return on plan assets and the assumed discount rate. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from these assumptions. Pension expense increases as the expected rate of return on pension plan assets decreases. Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.
(p) Income taxes
The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are provided for temporary differences between the amounts recognized for income tax and financial reporting purposes at currently enacted tax rates. The Company computes income tax expense by jurisdiction based on its operations in each jurisdiction.
The Company is periodically reviewed by domestic and foreign tax authorities regarding the amount of taxes due. These reviews include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with various filing positions, the Company records estimated reserves for probable exposures.
(q) Advertising costs
Advertising costs are expensed as incurred and are classified as sales and administrative expenses. The Company incurred advertising costs of $1.7 million, $1.5 million, and $1.2 million for the fiscal years ended August 27, 2005, August 28, 2004, and August 30, 2003, respectively.
(r) Net income per share
In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-6, Participating Securities and the Two-Class Method under FAS 128. EITF Issue No. 03-6 provides guidance in determining when the two-class method, as defined in SFAS No. 128, Earnings per Share, must be utilized in calculating earnings per share. The Company was required to adopt EITF Issue No. 03-6 in the quarter ended August 28, 2004 and to apply the provisions of EITF Issue No. 03-6 retroactively to all periods presented. The Common Stock of the Company has a 25% dividend preference to the Class B Common Stock. The Class B Common Stock, which has ten votes per share as opposed to one vote per share for the Common Stock, is not freely transferable but may be converted at any time on a one-for-one basis into Common Stock at the option of the holder of the Class B Common Stock. EITF Issue No. 03-6 requires the income per share for each class of common stock to be calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of common stock based on their respective dividend rights, even though the Company does not anticipate distributing 100% of its earnings as dividends. The effective result of EITF Issue No. 03-6 is that the earnings per share for the Common Stock will be 25% greater than the earnings per share of the Class B Common Stock.
Basic earnings per share for the Company’s Common Stock and Class B Common Stock is calculated by dividing net income allocated to Common Stock and Class B Common Stock by the weighted average number of shares of Common Stock and Class B Common Stock outstanding, respectively. Diluted earnings per share for the Company’s Common Stock assumes the conversion of all the Company’s Class B Common Stock into Common Stock and the exercise of outstanding stock options under the Company’s stock based employee compensation plans.
For the basic earnings per share calculation, net income available to the Company’s shareholders is allocated among the Company’s two classes of common stock: Common Stock and Class B Common Stock. The allocation among each class was based upon the two-class method. The following table shows how net income is allocated using this method:

	August 27,	August 28,	August 30,
Year ended	2005	2004	2003

Net income available to shareholders	$43,348	$33,578	$27,020

Allocation of net income for basic:
Common Stock	$23,677	$17,796	$14,171
Class B Common Stock	19,671	15,782	12,849

	$43,348	$33,578	$27,020

The diluted earnings per share calculation assumes the conversion of all the Company’s Class B Common Stock into Common Stock, so no allocation of earnings to Class B Common Stock is required.
The following table illustrates the weighted average number of Common and Class B Common shares outstanding during the year and is utilized in the calculation of earnings per share:

	August 27,	August 28,	August 30,
Year ended	2005	2004	2003

Weighted average number of Common shares—basic	9,428	9,103	8,992
Add: effect of dilutive potential Common shares—employee Common Stock options	92	64	40
Add: effect assuming conversion of Class B Common shares into Common Stock	9,791	10,091	10,190

Weighted average number of Common shares—diluted	19,311	19,258	19,222

Weighted average number of Class B Common shares—basic	9,791	10,091	10,190

(s) Stock based compensation
The Company has stock-based employee compensation plans which are described in Note 10 to the consolidated financial statements. The Company uses the intrinsic value method to account for the plans under APB No. 25, Accounting for Stock Issued to Employees, under which no compensation cost has been recognized related to stock option grants. The Company has adopted the disclosure provisions of SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure. Had compensation cost for this plan been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s net income and earnings per share would have been reduced to the following pro forma amounts for the following periods:

	August 27,	August 28,	August 30,
Year ended	2005	2004	2003

Income before cumulative effect of accounting change	$43,348	$33,578	$29,262
Less: pro forma compensation expense, net of tax	(308)	(246)	(171)

Pro forma income before cumulative effect of accounting change	43,040	33,332	29,091
Cumulative effect of accounting change, net of tax	—	—	(2,242)

Pro forma net income	$43,040	$33,332	$26,849

As reported per share amounts:
Basic net income per weighted average common share:
Income before cumulative effect of accounting change	$2.51	$1.95	$1.71
Cumulative effect of accounting change, net of tax	—	—	(0.13)

Net income per common share	$2.51	$1.95	$1.58

Basic net income per weighted average class B common share:
Income before cumulative effect of accounting change	$2.01	$1.56	$1.37
Cumulative effect of accounting change, net of tax	—	—	(0.10)

Net income per class B common share	$2.01	$1.56	$1.27

Diluted net income per weighted average common share:
Income before cumulative effect of accounting change	$2.24	$1.74	$1.52
Cumulative effect of accounting change, net of tax	—	—	(0.12)

Net income per common share	$2.24	$1.74	$1.40

Pro-forma per share amounts:
Basic net income per weighted average common share:
Pro forma income before cumulative effect of accounting change	$2.49	$1.94	$1.70
Cumulative effect of accounting change, net of tax	—	—	(0.13)

Pro forma net income per common share	$2.49	$1.94	$1.57

Basic net income per weighted average class B common share:
Pro forma income before cumulative effect of accounting change	$1.99	$1.55	$1.36
Cumulative effect of accounting change, net of tax	—	—	(0.10)

Pro forma net income per class B common share	$1.99	$1.55	$1.26

Diluted net income per weighted average common share:
Pro forma income before cumulative effect of accounting change	$2.23	$1.73	$1.51
Cumulative effect of accounting change, net of tax	—	—	(0.12)

Pro forma net income per common share	$2.23	$1.73	$1.39

As prescribed by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used:

	2005	2004	2003

Risk-free interest rate	4.13%	4.32%	4.00%
Expected dividend yield	0.76%	1.00%	1.00%
Expected life in years	7.5	10	10
Expected volatility	38%	30%	30%

The weighted average fair values of options granted during fiscal years 2005, 2004 and 2003 were $12.47, $11.90 and $8.63, respectively.
(t) Reclassifications
Certain amounts in prior years have been reclassified to conform with current year presentation. These reclassifications did not impact current or historical net income or shareholders’ equity and were not material.
(u) Recent accounting pronouncements
On October 13, 2004, the FASB concluded that SFAS No. 123R, Share Based Payments, which would require companies to measure compensation cost for all share-based payments, including employee stock options. SFAS No. 123R was originally effective as of the beginning of the first interim or annual reporting period beginning after June 15, 2005, however SFAS No. 123R was deferred and is now effective for the first fiscal year beginning after June 15, 2005. As a result, the new standard will be effective for, and adopted by, the Company beginning August 28, 2005. In March 2005, the SEC issued SAB No. 107 regarding the SEC’s interpretation of SFAS No. 123R and the valuation of share-based payments for public companies. The Company is evaluating the requirements of SFAS No. 123R and SAB No. 107. The Company believes the impact of adopting SFAS No. 123R will not have a material impact on the results of operations of the Company. See Note 1(s) to these consolidated financial statements for further discussion regarding stock based compensation.
In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. SFAS No. 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted materials be recognized as current period charges. Further, SFAS No. 151 requires the allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application of the provisions of SFAS No. 151 is permitted for costs incurred after this statement was issued, but not required. The Company believes the impact of adopting SFAS No. 151 will not have a material impact on the results of operations of the Company.
2. Acquisitions
On September 2, 2003 (“Closing Date”), the Company completed its acquisition of 100% of Textilease Corporation (“Textilease”). The purchase price of approximately $175.6 million in cash was financed as part of a new $285.0 million unsecured revolving credit agreement

(“Credit Agreement”), with a syndicate of banks. The Credit Agreement, completed on the Closing Date, replaced the Company’s previous $125.0 million unsecured revolving credit agreement which was due on the third anniversary of the Closing Date (September 2, 2006). Please see Note 4—Long Term Obligations. Availability of credit required compliance with financial and other covenants, including maximum leverage, minimum fixed charge coverage, and minimum tangible net worth, as defined in the Credit Agreement. Textilease, headquartered in Beltsville, Maryland, had fiscal year 2002 revenues of approximately $95.0 million. It serviced over 25,000 uniform and textile products customers from 12 locations in six southeastern states, and also serviced a wide range of large and small first aid service customers from additional specialized facilities. Textilease’s operating results have been included in the Company’s consolidated operating results since September 2, 2003.
The following is the final allocation of the fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company engaged a third party to appraise the fair value of the acquired tangible and intangible assets. The third party has completed its appraisal and the purchase price allocation below reflects the appraised values of acquired tangible and intangible assets. The Company has also completed its analysis of the fair values of the liabilities assumed in connection with the acquisition, including certain liabilities that qualify for recognition under EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

Assets:
Current assets	$33,400
Property and equipment	21,557
Goodwill	115,413
Intangible assets subject to amortization (estimated fifteen year weighted-average useful life):	40,060
Other assets	109

Total assets acquired	$210,539

Liabilities:
Current liabilities	$16,938
Deferred compensation	5,249
Deferred income taxes	10,719
Long-term debt	2,005

Total liabilities assumed	$34,911

Net assets acquired	$175,628

Subsequent to the Closing Date but prior to the end of the purchase price allocation period, the Company sold a portion of the linen businesses acquired from Textilease for approximately $4.6 million in cash. The Company allocated the proceeds of these sales as a reduction in merchandise in service, an increase to deferred tax liabilities, and a net reduction in goodwill of $2.3 million. This sale of the linen businesses acquired did not result in any gain or loss recorded on the Company’s consolidated statement of income.
The $115.4 million of goodwill as of August 28, 2004 has been assigned to the Company’s US Rental and Cleaning operating segment. This operating segment purchases, rents, cleans, delivers and sells, uniforms and protective clothing and non-garment items in the United States. Refer to Note 13 for further discussion of the Company’s operating segments. None of the goodwill is expected to be deductible for income tax purposes. At the time of acquisition, management initiated a plan to integrate certain Textilease facilities into existing operations. Included in the purchase price allocation is an accrual for exit costs and employee termination benefits in accordance with EITF Issue No. 95-3 of approximately $6.5 million, which included approximately $3.1 million in severance-related costs for corporate and field employees and $3.4 million in facility closing and lease cancellation costs. As of August 27, 2005, the Company paid and charged approximately $2.5 million against this accrual for severance-related costs and $0.7 million for facility closing and lease cancellation costs. During the year ended August 28, 2004, the Company reversed approximately $2.0 million of the initial accrual based upon its final analysis of the fair value of the liabilities assumed in connection with the acquisition, with a decrease in goodwill. The changes in accrual for the fiscal years ended August 28, 2004 and August 27, 2005 are as follows:

	Severance	Facility
	related	closing
	costs	costs	Total

Balance at August 30, 2003	$—	$—	$—
Initial set-up of liability	3,103	3,401	6,504
Cash payments	(1,815)	(707)	(2,522)
Revisions	—	(1,965)	(1,965)

Balance at August 28, 2004	$1,288	$729	$2,017
Cash payments	(680)	—	(680)

Balance at August 27, 2005	$608	$729	$1,337

Supplemental pro forma information
The unaudited pro forma combined condensed statements of income for the fiscal year ended August 30, 2003 gives effect to the acquisition of Textilease and related financing as if the Textilease acquisition and the related financing had occurred on August 31, 2002. The unaudited pro forma combined condensed statements of income for the fiscal year ended August 30, 2003, include the consolidated statements of income of UniFirst for the fiscal year ended August 30, 2003, and the unaudited statements of operations of Textilease for the twelve months ended June 30, 2003, and pro forma adjustments to reflect the Textilease acquisition and the related financing. Textilease previously had a fiscal year ending on December 31.
The pro forma adjustments include additional interest expense of approximately $5.9 million for the fiscal year ended August 30, 2003, related to the debt used to finance the acquisition, additional depreciation and amortization of approximately $2.1 million for the fiscal year ended August 30, 2003, related to the estimated increase to the fair value of property and equipment and intangible assets and the related income tax effects of approximately $3.2 million for the fiscal year ended August 30, 2003.
The unaudited pro forma combined condensed statements of income are not necessarily indicative of the financial results that would have occurred if the Textilease acquisition and the related financing had been consummated on August 31, 2002, nor are they necessarily indicative of the financial results which may be attained in the future.

The unaudited pro forma combined condensed statement of income for the year ended August 30, 2003 is based upon available information and certain assumptions that UniFirst’s management believes are reasonable. The Textilease acquisition was accounted for using the purchase method of accounting.

August 30,
2003
Year ended	(Pro forma)

Revenues	$691,937

Income before cumulative effect of accounting change	$26,796
Cumulative effect of accounting change, net of tax	2,242

Net income	$24,554

Basic net income per weighted average common share, as reported:
Income before cumulative effect of accounting change	$1.56
Cumulative effect of accounting change, net of tax	(0.13)

Net income per common share	$1.43

Basic net income per weighted average class B common share, as reported:
Income before cumulative effect of accounting change	$1.25
Cumulative effect of accounting change, net of tax	(0.10)

Net income per class B common share	$1.15

Diluted net income per weighted average common share, as reported:
Income before cumulative effect of accounting change	$1.39
Cumulative effect of accounting change, net of tax	(0.12)

Net income per common share	$1.27

During the fiscal year ended August 27, 2005, the Company completed seventeen acquisitions. The aggregate purchase price for these acquisitions was approximately $16.4 million, net of liabilities assumed of approximately $0.4 million. During the fiscal year ended August 28, 2004, the Company completed seven acquisitions, other than Textilease. The aggregate purchase price of these acquisitions was approximately $4.4 million, net of debt assumed of $0.4 million. The results of operations of these acquisitions have been included on the Company’s consolidated financial statements since their respective acquisition dates. None of these acquisitions were significant, individually or in the aggregate, in relation to the Company’s consolidated financial statements and, therefore, pro forma financial information has not been presented.

Aggregate information relating to the acquisition of businesses which were accounted for as purchases is as follows:

	August 27,	August 28,	August 30,
Year ended	2005	2004	2003

Tangible assets acquired	$2,690	$56,079	$598
Intangible assets and goodwill acquired	14,112	159,204	2,479
Liabilities assumed	(422)	(35,311)	(292)

Acquisition of businesses, net of cash acquired	$16,380	$179,972	$2,785

Tangible assets acquired primarily relate to cash, accounts receivable, inventory and property, plant and equipment. Liabilities assumed primarily relate to accounts payable, accrued liabilities, and deferred taxes payable.
The following are the intangible assets and goodwill acquired for the years ended August 27, 2005 and August 28, 2004, and the respective periods over which the assets will be amortized on a straight-line basis:

	August 27,	August 28,	Life in
Year ended	2005	2004	years

Goodwill	$8,814	$118,077	N/A
Customer contracts	3,844	39,823	10-15
Covenants not to compete	904	174	3-5
Other intangible assets	550	1,130	8

Total intangible assets and goodwill acquired	$14,112	$159,204

The amount assigned to intangible assets acquired was based on their respective fair values determined as of the acquisition date. The excess of the purchase price over the tangible and intangible assets was recorded as goodwill, of which 100% was allocated to the US and Canadian Rental and Cleaning segment for both 2005 and 2004. In accordance with SFAS No. 142, the goodwill is not being amortized and will be tested for impairment as required at least annually.

3. Income taxes
The provision for income taxes consists of the following:

	August 27,	August 28,	August 30,
Year ended	2005	2004	2003

Current:
Federal	$23,121	$14,928	$14,076
Foreign	2,314	2,173	2,142
State	2,906	1,957	2,026

	$28,341	$19,058	$18,244

Deferred:
Federal	$(2,012)	$1,528	$60
Foreign	(178)	259	—
State	(328)	175	6

	$(2,518)	$1,962	$66

	$25,823	$21,020	$18,310

The following table reconciles the provision for income taxes using the statutory federal income tax rate to the actual provision for income taxes:

	August 27,	August 28,	August 30,
	2005	2004	2003

Income taxes at the statutory federal income tax rate	$24,210	$19,109	$16,650
State income taxes	1,679	1,408	1,315
Permanent and other	434	503	345
Reduction of tax reserves	(500)	—	—

	$25,823	$21,020	$18,310

In the year ending August 27, 2005, the Company recorded a $0.5 million credit to income taxes related to the reduction of tax-related reserves that were no longer required.
The tax effect of items giving rise to the Company’s deferred tax (assets) liabilities is as follows:

	August 27,	August 28,	August 30,
Year ended	2005	2004	2003

Rental merchandise in service	$12,765	$15,738	$8,612
Tax in excess of book depreciation	30,206	29,612	25,730
Purchased intangible assets	14,694	13,866	—
Accruals and other	(24,209)	(19,926)	(14,885)

Net deferred tax liabilities	$33,456	$39,290	$19,457

The Company has evaluated its deferred tax assets and believes that they will be fully recovered. As a result, the Company has not established a valuation allowance.
4. Long-term obligations
Long-term obligations outstanding on the accompanying consolidated balance sheets are as follows:

	August 27,	August 28,
	2005	2004

Series A, fixed rate notes due June 2011 bearing interest at 5.27%	$75,000	$75,000
Series B, floating rate notes due June 2014 bearing interest at LIBOR plus 70 basis points (4.10%)	75,000	75,000
Series C, floating rate notes due June 2014 bearing interest at LIBOR plus 75 basis points (4.15%)	15,000	15,000
Unsecured revolving credit agreement with a syndicate of banks, weighted-average interest rates of 5.43% and 2.84% at August 27, 2005 and August 28, 2004, respectively	8,950	10,560
Other	2,721	3,281
	176,671	178,841
Less—current maturities	1,084	986

	$175,587	$177,855

Aggregate current maturities of long-term obligations for the five fiscal years subsequent to August 27, 2005 and thereafter are as follows:

Fiscal year ending August:

2006	$1,084
2007	602
2008	9,486
2009	173
2010	64
Thereafter	165,262

Total	$176,671

In connection with the purchase of Textilease, the Company entered into a $285.0 million unsecured revolving credit agreement (“Credit Agreement”), with a syndicate of banks. The Credit Agreement replaced the Company’s previous $125.0 million unsecured revolving credit agreement and, prior to its amendment, was due on the third anniversary of the Closing Date (September 2, 2006). On June 14, 2004, the Company issued $165.0 million of fixed and floating rate notes pursuant to a Note Purchase Agreement (“Note Agreement”). Under the Note Agreement, the Company issued $75.0 million of notes with a seven year term (June 2011) bearing interest at 5.27% (“Fixed Rate Notes”). The Company also issued $90.0 million of floating rate notes due in ten years (June 2014) (“Floating Rate Notes”). Of the

Floating Rate Notes, $75.0 million bear interest at LIBOR plus 70 basis points and may be repaid at face value two years from the date they are issued. The remaining $15.0 million of Floating Rate Notes bear interest at LIBOR plus 75 basis points and can be repaid at face value after one year. The Company also amended its Credit Agreement (“Amended Credit Agreement”) to, among other things, reduce the amount available for borrowing thereunder to $125.0 million and to reduce interest rates payable on such borrowings. As amended, loans under the Amended Credit Agreement bear interest at floating rates which vary based on the Company’s funded debt ratio. The proceeds from the Fixed Rate Notes and the Floating Rate Notes were used to repay borrowings under the Credit Agreement. At August 27, 2005, the interest rates applicable to the Company’s borrowings under the Amended Credit Agreement ranged from LIBOR plus 100 basis points, or 4.57%, to the prime rate, or 6.50%.
The Amended Credit Agreement expires on September 2, 2007. As of August 27, 2005, the maximum line of credit was $125.0 million of which approximately $91.4 million was available for borrowing thereunder. As of such date, the Company had outstanding borrowings of $9.0 million and outstanding letters of credit of $24.6 million. Under the Amended Credit Agreement, the Company may borrow funds at variable interest rates based on the Eurodollar rate or the bank’s prime rate, as selected by the Company. Availability of credit requires compliance with financial and other covenants, including minimum tangible net worth, maximum funded debt ratio, and minimum debt coverage, as defined in the Amended Credit Agreement. Compliance with these financial covenants is generally tested on a fiscal quarterly basis. Under the most restrictive of these provisions, the Company was required to maintain minimum consolidated tangible net worth of $138.4 million as of August 27, 2005. As of August 27, 2005, the Company was in compliance with all covenants under the Note Agreement and the Amended Credit Agreement.
5. Derivative instruments and hedging activities
The Company accounts for interest rate swap agreements in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. In October 1999, the Company entered into an interest rate swap agreement with a notional amount of $40.0 million (the “$40.0 million SWAP”), which matured on October 13, 2004. Under the agreement, the Company paid a fixed rate of 6.38% and receives a variable rate tied to the three month LIBOR rate. On October 15, 2002, the bank had the option to terminate the $40.0 million SWAP without further obligation to make payments to the Company. The bank did not exercise the option. Due to the existence of this termination option, the $40.0 million SWAP did not meet the criteria to qualify as a cash flow hedge under SFAS No. 133. Accordingly, the Company has recorded, in the interest rate swap income line item of its consolidated statements of income, income of $0.2 million, $2.0 million, and $1.3 million for the fiscal years ended August 27, 2005, August 28, 2004, and August 30, 2003, respectively, for the changes in the fair value of $40.0 million SWAP. As of August 28, 2004, $0.2 million of interest rate swap related liabilities is included in accrued liabilities in the accompanying consolidated balance sheet.
In June 2001, the Company entered into a second interest rate swap agreement with a notional amount of $20.0 million (the “$20.0 million SWAP”), which matured June 5, 2003. Under the agreement, the Company paid a fixed rate of 4.69% and received a variable rate tied to the three month LIBOR rate. At maturity, the applicable variable rate was 1.34%. The $20.0 million SWAP met the required criteria as defined in SFAS No. 133 for hedge accounting. Accordingly, the Company has recorded, through the other comprehensive loss section of shareholders’ equity, income of $0.3 million, net of tax of $0.2 million for the fiscal year ended August 30, 2003.
6. Employee benefit plans
Defined contribution retirement savings plan
The Company has a defined contribution retirement savings plan with a 401(k) feature for all eligible employees not under collective bargaining agreements. The Company matches a portion of the employee’s contribution and can make an additional contribution at its discretion. Contributions charged to expense under the plan were $7.9 million in 2005, $7.3 million in 2004 and $5.9 million in 2003.
Pension plans and supplemental executive retirement plans
The Company accounts for its pension plans and Supplemental Executive Retirement Plan in accordance with SFAS No. 87, Employer’s Accounting for Pensions. Under SFAS No. 87, pension expense is recognized on an accrual basis over employees’ estimated service periods. Pension expense calculated under SFAS No. 87 is generally independent of funding decisions or requirements.
The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain eligible employees of the Company. The benefits are based on the employee’s compensation upon retirement. The amount charged to expense related to this plan amounted to approximately $0.5 million, $0.4 million, and $0.4 million in 2005, 2004, and 2003, respectively. The Company had accrued liabilities related to this plan of approximately $3.3 million at August 27, 2005.
The Company maintains a non-contributory defined pension plan (“UniFirst Plan”) covering union employees at one of its locations. The benefits are based on years of service and the employee’s compensation. The plan assets primarily consist of fixed income and equity securities. The amount charged to expense related to this plan amounted to approximately $0.2 million in each of the fiscal years ended 2005, 2004, and 2003. The Company had accrued liabilities related to this plan of approximately $0.2 million at August 27, 2005.
In connection with the acquisition of Textilease in fiscal year 2004, the Company assumed liabilities related to a frozen pension plan covering many former Textilease employees (“Textilease Plan”). The pension benefits are based on years of service and the employee’s compensation. The plan assets primarily consist of fixed income and equity securities. The amount charged to expense related to this plan amounted to approximately $0.1 million and $0.2 million in 2005 and 2004, respectively. The Company had accrued liabilities related to this plan of approximately $1.0 million at August 27, 2005.

The Company’s obligations and funded status related to its pension and SERP retirement plans as of August 27, 2005 were as follows:

	Textilease	UniFirst
	plan	plan	SERP

Change in benefit obligation:
Projected benefit obligation, beginning of year	$2,526	$2,415	$4,209
Service cost	—	111	139
Interest cost	149	138	246
Actuarial (gain) loss	204	25	188
Benefits paid	(313)	(80)	(205)

Projected benefit obligation, end of year	$2,566	$2,609	$4,577

Change in plan assets:
Fair value of plan assets, beginning of year	$1,246	$1,965	$—
Actual return on plan assets	85	152	—
Employer contributions	516	410	205
Benefits paid	(313)	(80)	(205)

Fair value of plan assets, end of year	$1,534	$2,447	$—

Funded status:	$(1,032)	$(162)	$(4,577)
Unrecognized prior service cost	—	206	28
Unrecognized actuarial loss	196	245	1,229

Net amount recognized	$(836)	$289	$(3,320)

The amounts recorded on the consolidated balance sheet as of August 27, 2005 are as follows:

	Textilease	UniFirst
	plan	plan	SERP

Intangible assets	$—	$206	$—
Accrued liabilities	(1,032)	(162)	(3,320)
Accumulated other comprehensive income	196	245	—

Net amount recognized	$(836)	$289	$(3,320)

The components of net periodic benefit cost for the year ended August 27, 2005 were as follows:

	Textilease	UniFirst
	plan	plan	SERP

Service cost	$—	$111	$139
Interest cost	149	138	246
Expected return on assets	(104)	(107)	—
Amortization of prior service cost	—	17	67
Amortization of unrecognized (gain) loss	—	3	52
Other	13	—	—

Net periodic benefit cost	$58	$162	$504

The calculation of pension expense and the corresponding liability requires the use of a number of critical assumptions, including the expected long-term rate of return on plan assets and the assumed discount rate. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from these assumptions. Pension expense increases as the expected rate of return on pension plan assets decreases. Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.
As of August 27, 2005, the accumulated benefit obligation for the Textilease Plan, UniFirst Plan, and SERP was $2.6 million, $2.6 million, and $3.3 million, respectively.
The assumptions used in calculating our projected benefit obligation and net periodic service cost as of, and for the year ended, August 27, 2005, were as follows:

	Textilease	UniFirst
	plan	plan	SERP

Discount rate	5.75%	5.75%	6.00%
Expected return on plan assets	8.00%	5.00%	N/A

7. Goodwill and other intangible assets
Under SFAS No. 142, goodwill is no longer amortized, but reviewed annually, or more frequently if certain indicators arise, for impairment. There were no impairment losses related to goodwill or intangible assets during the years ended August 27, 2005, August 28, 2004, and August 30, 2003.

The changes in the carrying amount of goodwill are as follows:

Balance as of August 30, 2003	$62,608
Goodwill acquired during the period	118,077

Balance as of August 28, 2004	$180,685
Goodwill acquired during the period	8,814
Change in purchase accounting estimates from acquisitions in prior years	(1,933)
Effect of foreign currency translation	213
Other	14

Balance as of August 27, 2005	$187,793

As of August 27, 2005, the Company has allocated $183.9 million and $3.9 million to its US and Canadian Rental and Cleaning and Specialty Garments segments, respectively. The change in the purchase accounting estimates from acquisitions in prior years primarily relates to revisions of tax estimates.
Intangible assets, net on the Company’s accompanying consolidated balance sheets are as follows:

	Gross carrying	Accumulated	Net carrying
August 27, 2005	amount	amortization	amount

Customer contracts	$93,625	$43,053	$50,572
Restrictive covenants	17,688	15,375	2,313
Other intangible assets	6,069	2,473	3,596

	$117,382	$60,901	$56,481

	Gross carrying	Accumulated	Net carrying
August 28, 2004	amount	amortization	amount

Customer contracts	$89,656	$38,084	$51,572
Restrictive covenants	16,661	14,478	2,183
Other intangible assets	5,510	1,392	4,118

	$111,827	$53,954	$57,873

Estimated amortization expense for the five fiscal years subsequent to August 27, 2005 and thereafter, based on intangible assets, net as of August 27, 2005 is as follows:

2006	$6,522
2007	6,349
2008	5,563
2009	5,398
2010	5,140
Thereafter	27,509

$56,481

8. Accrued liabilities
Accrued liabilities on the accompanying consolidated balance sheets consists of the following:

	August 27,	August 28,
	2005	2004

Payroll related	$25,877	$25,477
Insurance related	22,178	20,285
Environmental related	9,326	8,669
Asset retirement obligations	6,918	7,446
Acquisition related	1,337	2,017
Other	10,505	8,930

	$76,141	$72,824

9. Commitments and contingencies
Lease commitments
The Company leases certain buildings from independent parties. Total rent expense on all leases was $6.1 million, $6.6 million, and $3.3 million in fiscal 2005, 2004, and 2003, respectively. Annual minimum lease commitments for the five years subsequent to August 27, 2005 and thereafter are as follows:

2006	$3,781
2007	2,633
2008	1,808
2009	781
2010	252
Thereafter	—

$9,255

Environmental and legal contingencies
The Company and its operations are subject to various federal, state and local laws and regulations governing, among other things, the generation, handling, storage, transportation, treatment and disposal of hazardous wastes and other substances. In particular, industrial laundries use and must dispose of detergent waste water and other residues. The Company is attentive to the environmental concerns surrounding the disposal of these materials and has, through the years, taken measures to avoid their improper disposal. In the past, the Company has settled, or contributed to the settlement of, actions or claims brought against the Company relating to the disposal of hazardous materials and there can be no assurance that the Company will not have to expend material amounts to remediate the consequences of any such disposal in the future.
Accounting principles generally accepted in the United States require that a liability for contingencies be recorded when it is probable that a liability has occurred and the amount of the liability can be reasonably estimated. Significant judgment is required to determine the existence of a liability, as well as the amount to be recorded. The Company regularly consults with attorneys and outside consultants to ensure that all of the relevant facts and circumstances are considered, before a contingent liability is recorded. Changes in enacted laws, regulatory orders or decrees, management’s estimates of costs, insurance proceeds, participation by other parties, the timing of payments and the input of outside consultants and attorneys based on changing legal or factual circumstances could have a material impact on the amounts recorded for environmental and other contingent liabilities.
Further, under environmental laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on, or in, or emanating from such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of or was responsible for the presence of such hazardous or toxic substances. There can be no assurances that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of liability upon the Company under such laws or expose the Company to third-party actions such as tort suits. The Company continues to address environmental conditions under terms of consent orders negotiated with the applicable environmental authorities or otherwise with respect to sites located in or related to Woburn, Massachusetts, Uvalde, Texas, Springfield, Massachusetts, Stockton, California, and three sites related to former operations in Williamstown, Vermont.
In addition, the Company is investigating the extent of environmental contamination and potential exposure at sites it acquired in connection with its acquisition of Textilease, and it is defending against claims concerning alleged environmental conditions with respect to a site once owned by a former subsidiary in Somerville, Massachusetts. The Company has accrued certain costs related to the sites described above as it has been determined that the costs are probable and can be reasonably estimated. The Company also has potential exposure related to an additional parcel of land (the “Central Area”) related to the Woburn, Massachusetts site discussed above. Currently, the consent order for the Woburn, Massachusetts site discussed above does not define or require any remediation work in the Central Area. The Company has not accrued for this contingency as the Company believes, at this time, the liability is not probable and the amount of such contingent liability can not be reasonably estimated.
The Company routinely reviews and evaluates sites that may require remediation and monitoring and determines its estimated costs based on various estimates and assumptions.

These estimates are developed using its internal sources or by third party environmental engineers or other service providers. Internally developed estimates are based on:

•	Management’s judgment and experience in remediating and monitoring the Company’s sites;

•	Information available from regulatory agencies as to costs of remediation and monitoring;

•	The number, financial resources and relative degree of responsibility of other potentially responsible parties (PRPs) who may be liable for remediation and monitoring of a specific site; and

•	The typical allocation of costs among PRPs.
There is usually a range of reasonable estimates of the costs associated with each site. The Company uses the amount within the range that constitutes its best estimate. Where it believes that both the amount of a particular liability and the timing of the payments are reliably determinable, the Company adjusts the cost in current dollars using a rate of 3% for inflation until the time of expected payment and discount the cost to present value using risk-free rates of interest ranging from 4% to 5%.
For environmental liabilities that have been discounted, the Company includes interest accretion, based on the effective interest method, in operating costs on the consolidated statements of income. The changes to our environmental liabilities for the years ended August 27, 2005 and August 28, 2004 are as follows (in thousands):

	August 27,	August 28,
Year ended	2005	2004

Beginning balance	$8,669	$5,377
Obligations assumed in connection with Textilease acquisition	—	3,200
Costs incurred for which reserves have been provided	(760)	(859)
Insurance proceeds received	161	263
Interest accretion	465	429
Revisions in estimates	791	259

Ending balance	$9,326	$8,669

Estimated insurance proceeds are primarily received from an annuity received as part of a legal settlement with an insurance company. Annual proceeds of approximately $0.3 million are deposited into an escrow account which funds remediation and monitoring costs for three sites related to former operations in Williamstown, Vermont. Annual proceeds received but not expended in the current year accumulate in this account and may be used in future years for costs related to this site through the year 2027. As of August 27, 2005 the balance in this escrow account, which is held in a trust and is not recorded on the Company’s consolidated balance sheet, was approximately $1.7 million. Also included in estimated insurance proceeds are amounts the Company is entitled to receive pursuant to legal settlements as reimbursements from three insurance companies for estimated costs at the site in Uvalde, Texas.

Anticipated payments and insurance proceeds of currently identified environmental remediation liabilities as of August 27, 2005 for the next five years and thereafter as measured in current dollars are reflected below.

	2006	2007	2008	2009	2010	Thereafter	Total

Estimated costs—current dollars	$1,864	$1,890	$1,793	$928	$773	$9,005	$16,253
Estimated insurance proceeds	(247)	(247)	(247)	(266)	(247)	(3,818)	(5,072)

Net anticipated costs	$1,617	$1,643	$1,546	$662	$526	$5,187	$11,181

Effect of inflation							2,971
Effect of discounting							(4,826)

Balance as of August 27, 2005							$9,326

The Company’s nuclear garment decontamination facilities are licensed by the Nuclear Regulatory Commission (“NRC”), or, in certain cases, by the applicable state agency, and are subject to regulation by federal, state and local authorities. There can be no assurance that such regulation will not lead to material disruptions in the Company’s garment decontamination business. From time to time, the Company is also subject to legal proceedings and claims arising from the conduct of its business operations, including litigation related to charges for certain ancillary services on invoices, personal injury claims, customer contract matters, employment claims and environmental matters as described above.
While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits and environmental contingencies, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts accrued or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operation of the Company. It is possible, however, that future financial position or results of operations for any particular future period could be materially affected by changes in the Company’s assumptions or strategies related to these contingencies or changes out of the Company’s control.
Other contingent liabilities
As security for certain agreements with the NRC and various state agencies related to the nuclear operations (see Note 14) and certain insurance programs, the Company had standby irrevocable bank commercial letters of credit of $24.6 million and $19.9 million outstanding as of August 27, 2005 and August 28, 2004, respectively.
10. Common stock options
The Company adopted an incentive stock option plan (the “Plan”) in November 1996 and reserved 150,000 shares of Common Stock for issue under the Plan. In January of 2002, the Company increased the number of shares of Common Stock reserved for issuance under the Plan to 450,000. Options granted under the Plan, through August 27, 2005, are at a price equal to the fair market value of the Company’s Common Stock on the date of grant. Options granted prior to fiscal 2003 are subject to a proportional four-year vesting schedule and expire eight years from the grant date. Options granted beginning in fiscal 2003 and thereafter are subject to a five-year cliff-vesting schedule under which options become vested or exercisable after five years from date of grant and expire ten years after the grant date. Certain options were granted during fiscal 2005 to outside directors of the Company, which were fully vested and expire ten years after the grant date.
The following table summarizes the Common Stock option activity for the fiscal years ended August 27, 2005, August 28, 2004, and August 30, 2003:

		Weighted
		average
	Number of	exercise
	shares	price

Outstanding, August 31, 2002	147,250	$14.30

Granted	56,200	20.10
Exercised	(14,250)	13.45
Forfeited	(1,500)	14.65

Outstanding, August 30, 2003	187,700	$16.10

Granted	61,800	24.45
Exercised	(26,175)	14.25
Forfeited	(6,500)	16.24

Outstanding, August 28, 2004	216,825	$18.70

Granted	67,600	27.98
Exercised	(32,325)	13.52
Forfeited	(12,225)	22.22

Outstanding, August 27, 2005	239,875	$21.83

Exercisable, August 30, 2003	91,967	$14.05

Exercisable, August 28, 2004	73,569	$14.41

Exercisable, August 27, 2005	66,500	$15.89

The following table summarizes information relating to currently outstanding and exercisable stock options as of August 27, 2005:

		Outstanding options		Exercisable options

		Average	Weighted		Weighted
		remaining	average		average
Range of	Number	option	exercise	Number	exercise
exercise prices	outstanding	life	price	exercisable	price

$10.06 - 15.13	36,175	2.62	$12.51	36,175	$12.51
17.55 - 20.13	80,400	6.06	19.11	23,325	17.55
24.35 - 27.98	123,300	8.72	26.34	7,000	27.83
$10.06 - 27.98	239,875	6.91	$21.83	66,500	$15.89

11. Shareholders’ equity
The Company has two classes of common stock: Common Stock and Class B Common Stock. Each share of Common Stock is entitled to one vote, is freely transferable, and is entitled to a cash dividend equal to 125% of any cash dividend paid on each share of Class B Common

Stock. Each share of Class B Common Stock is entitled to ten votes and can be converted to Common Stock on a share-for-share basis. However, until converted to Common Stock, Class B Common shares are not freely transferable.
Effective July 1, 2004, companies incorporated in Massachusetts became subject to the Massachusetts Business Corporation Act, Chapter 156D. Chapter 156D provides that shares that are reacquired by a company become authorized but unissued shares. As a result, Chapter 156D eliminates the concept of “treasury shares”. Accordingly, at August 28, 2004, the Company redesignated 1.595 million shares of the Company’s existing treasury shares, at an aggregate cost of $26.0 million, as authorized but unissued and allocated this amount to the Common Stock’s par value and retained earnings.
12. Other comprehensive income (loss)
The components of accumulated other comprehensive income (loss) are as follows:

		Change in fair
		value of		Total accumulated
	Foreign	derivative		other
	currency	instruments,	Pension and	comprehensive
	translation	net of tax	other	income (loss)

Balance, August 31, 2002	$(3,333)	$(345)	$—	$(3,678)
Change during the period	1,904	345	—	2,249

Balance, August 30, 2003	(1,429)	—	—	(1,429)
Change during the period	1,001	—	(78)	923

Balance, August 28, 2004	(428)	—	(78)	(506)
Change during the period	2,915	—	(363)	2,552

Balance, August 27, 2005	$2,487	$—	$(441)	$2,046

13. Segment reporting
SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to shareholders. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker, as defined under SFAS No. 131, is the Company’s chief executive officer. The Company has six operating segments based on the information reviewed by its chief executive officer; US Rental and Cleaning, Canadian Rental and Cleaning, MFG, Specialty Garments, First-Aid and Corporate. The US Rental and Cleaning and Canadian Rental and Cleaning operating segments have been combined to form the US and Canadian Rental and Cleaning reporting segment.
The US and Canadian Rental and Cleaning reporting segment purchases, rents, cleans, delivers and sells, uniforms and protective clothing and non-garment items in the United States and Canada. The operations of the US and Canadian Rental and Cleaning reporting segment are referred to by the Company as its industrial laundry operations and the locations related to this reporting segment are referred to as industrial laundries.

The MFG operating segment designs and manufactures uniforms and non-garment items solely for the purpose of providing these goods to the US and Canadian Rental and Cleaning reporting segment. The amounts reflected as revenues of MFG are generated when goods are shipped from the Company’s manufacturing facilities to other Company locations. These revenues are recorded at a transfer price which is typically in excess of the actual manufacturing cost. The transfer price is determined by management and may not necessarily represent the fair value of the products manufactured. Products are carried in inventory and subsequently placed in service and amortized at this transfer price. On a consolidated basis, intercompany MFG revenues and MFG income are eliminated and the carrying value of inventories and rental merchandise in service is reduced to the manufacturing cost. Income before income taxes from MFG, net of the intercompany MFG elimination, was $21.6 million, $15.0 million, and $10.4 million for years ended August 27, 2005, August 28, 2004 and August 30, 2003, respectively. This income offsets the merchandise amortization costs incurred by the US and Canadian Rental and Cleaning reporting segment as the merchandise costs of this reporting segment are amortized and recognized based on inventories purchased from MFG at the transfer price which is above the Company’s manufacturing cost.
The Corporate operating segment consists of costs associated with the Company’s distribution center, sales and marketing, information systems, engineering, materials management, manufacturing planning, finance, budgeting, human resources, other general and administrative costs and interest expense. The revenues generated from the Corporate operating segment represent certain direct sales made by the Company directly from its distribution center. The products sold by this operating segment are the same products rented and sold by the US and Canadian Rental and Cleaning reporting segment. In the disclosure below, no assets or capital expenditures are presented for the Corporate operating segment as no assets are allocated to this operating segment in the information reviewed by the chief executive officer. However, depreciation and amortization expense related to certain assets are reflected in income from operations and income before income taxes for the Corporate operating segment. The assets that give rise to this depreciation and amortization are included in the total assets of the US and Canadian Rental and Cleaning reporting segment as this is how they are tracked and reviewed by the Company.
The Specialty Garments operating segment purchases, rents, cleans, delivers and sells, specialty garments and non-garment items primarily for nuclear and clean room applications. The First-Aid operating segment sells first aid cabinet services and other safety supplies. In fiscal 2003 and fiscal 2002, no assets or capital expenditures are presented for the First-Aid operating segment as no assets were allocated to this operating segment in the information reviewed by the chief executive officer as they were not material. However, depreciation and amortization expense related to certain assets are reflected in income from operations and income before income taxes for the First-Aid operating segment. The assets that give rise to this depreciation and amortization in fiscal 2003 and 2002 are included in the total assets of the US and Canadian Rental and Cleaning reporting segment as this is how they were tracked and reviewed by the Company. After the Textilease acquisition in fiscal 2004, the Company began allocating assets to this operating segment as the total assets related to First-Aid increased.

	US and
	Canadian
As of and for the	Rental
year ended	and		Net Interco	Specialty
August 27, 2005	Cleaning	MFG	MFG Elim	Garments	First-Aid	Corporate	Total

Revenues	$668,313	$57,634	$(57,634)	$61,697	$27,757	$6,075	$763,842
Income (loss) from operations	$99,508	$21,390	$206	$6,907	$928	$(52,927)	$76,012
Interest (income) expense, net	$(1,362)	$(12)	$—	$82	$(7)	$8,140	$6,841
Income (loss) before income taxes	$100,870	$21,402	$206	$6,825	$935	$(61,067)	$69,171
Depreciation and amortization	$27,284	$1,425	$—	$2,982	$1,307	$10,929	$43,927
Capital expenditures, net	$45,883	$447	$—	$1,406	$5,519	$—	$53,255
Total assets	$673,126	$6,612	$—	$48,765	$19,802	$—	$748,305

	US and
	Canadian
As of and for the	Rental
year ended	and		Net Interco	Specialty
August 28, 2004	Cleaning	MFG	MFG Elim	Garments	First-Aid	Corporate	Total

Revenues	$629,309	$53,694	$(53,694)	$58,598	$26,668	$4,781	$719,356
Income (loss) from operations	$88,729	$20,299	$(5,277)	$7,113	$1,722	$(48,582)	$64,004
Interest (income) expense, net	$(1,221)	$3	$—	$171	$8	$10,445	$9,406
Income (loss) before income taxes	$89,950	$20,296	$(5,277)	$6,942	$1,714	$(59,027)	$54,598
Depreciation and amortization	$26,577	$1,481	$—	$3,385	$931	$12,515	$44,889
Capital expenditures, net	$24,931	$—	$—	$3,356	$2,586	$—	$30,873
Total assets	$637,997	$5,931	$—	$44,468	$13,970	$—	$702,366

	US and
As of and for the year	Canadian
ended August 30,	Rental and		Net Interco	Specialty
2003	Cleaning	MFG	MFG Elim	Garments	First-Aid	Corporate	Total

Revenues	$524,701	$42,041	$(42,041)	$57,749	$9,486	$5,000	$596,936
Income (loss) from operations	$73,223	$13,837	$(3,415)	$9,306	$45	$(44,158)	$48,838
Interest (income) expense, net	$(1,042)	$—	$—	$195	$1	$2,112	$1,266
Income (loss) before income taxes	$74,265	$13,837	$(3,415)	$9,111	$44	$(46,270)	$47,572
Depreciation and amortization	$23,329	$1,460	$—	$2,757	$277	$11,836	$39,659
Capital expenditures, net	$30,607	$—	$—	$7,312	$—	$—	37,919
Total assets	$466,535	$6,280	$—	$43,316	$—	$—	$516,131

The Company’s long-lived assets as of August 27, 2005 and August 28, 2004 and revenues for the years ended August 27, 2005, August 28, 2004 and August 30, 2003 were attributed to the following countries (in thousands):

Long-lived assets as of:	August 27, 2005	August 28, 2004

United States	$522,530	$505,888
Europe, Canada, and Mexico(1)	31,270	24,813

Total	$553,800	$530,701

Revenues for the year ended:	August 27, 2005	August 28, 2004	August 30, 2003

United States	$709,153	$673,006	$559,240
Europe, Canada, and Mexico(1)	54,689	46,350	37,696

Total	$763,842	$719,356	$596,936

Income before income taxes for the year ended:	August 27, 2005	August 28, 2004	August 30, 2003

United States	$62,365	$49,518	$40,171
Europe, Canada, and Mexico(1)	6,806	5,080	7,401

Total	$69,171	$54,598	$47,572

(1) There is no country with greater than 10% of total long-lived assets, revenues, or income before income taxes.
14. Asset retirement obligations
Effective September 1, 2002, the Company adopted the provisions of SFAS No. 143, which generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Under the new accounting method, the Company now recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.
As of September 1, 2002, the Company recognized as a liability the present value of the estimated future costs to decommission its nuclear laundry facilities in accordance with the provisions of SFAS No. 143. The adoption of SFAS No. 143 resulted in a cumulative charge of $2.2 million, net of tax benefit of $1.4 million, related to the change in accounting principle, the recognition of a discounted asset retirement obligation of $5.3 million, and an increase of $2.4 million to the gross carrying value of the related long-lived assets ($0.9 million, net of accumulated depreciation of $1.5 million). The Company will depreciate, on a straight-line basis, the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the various remaining lives which range from approximately one to thirty years.
The estimated liability has been based on historical experience in decommissioning nuclear laundry facilities, estimated useful lives of the underlying assets, external vendor estimates as to the cost to decommission these assets in the future, and federal and state regulatory requirements. The estimated current costs have been adjusted for the estimated impact of inflation at 3% per year. The liability has been discounted using credit-adjusted risk-free rates that range from approximately 3% to 7% over one to thirty years. Revisions to the liability could occur due to changes in the Company’s estimated useful lives of the underlying assets, estimated dates of decommissioning, changes in decommissioning costs, changes in federal or state regulatory guidance on the decommissioning of such facilities, or other changes in estimates. Changes due to revised estimates will be recognized by adjusting the carrying amount of the liability and the related long-lived asset if the assets are still in service, or charged to expense in the period if the assets are no longer in service.
A reconciliation of the Company’s liability is as follows:

	August 27, 2005	August 28, 2004

Beginning balance	$7,446	$7,060
Accretion expense	511	431
Change in estimate of liability	164	742
Asset retirement costs incurred	(1,203)	(787)

Ending balance	$6,918	$7,446

As of August 27, 2005, the $6.9 million asset retirement obligation is included in accrued liabilities in the accompanying condensed consolidated balance sheet.

Quarterly financial data (unaudited)
The following is a summary of the results of operations for each of the quarters within the years ended August 27, 2005 and August 28, 2004. This summary should be read in conjunction with the Company’s Consolidated Financial Statements and Notes to Consolidated Financial Statements included in Item 8.
The Company’s fiscal year ends on the last Saturday in August. For financial reporting purposes, fiscal 2005 and fiscal 2004 had 52 weeks. Each of the quarters presented below includes 13 weeks.

For the year ended August 27, 2005	First	Second	Third	Fourth
(in thousands, except per share data)	quarter	quarter	quarter	quarter

Revenues	$188,434	$190,684	$195,957	$188,767
Income before income taxes	21,538	16,232	19,037	12,364
Provision for income taxes	8,184	6,169	7,235	4,235

Net income	$13,354	$10,063	$11,802	$8,129

Net income per Common share—basic	$0.78	$0.58	$0.68	$0.47

Net income per Class B Common share—basic	$0.62	$0.47	$0.55	$0.38

Net income per Common share—diluted	$0.69	$0.52	$0.61	$0.42

Weighted average number of shares outstanding—basic Common Stock	9,281	9,456	9,467	9,509
Class B Common Stock	9,926	9,759	9,758	9,723

	19,207	19,215	19,225	19,232
Weighted average number of Common Stock shares outstanding—diluted	19,277	19,315	19,336	19,345

	First	Second	Third	Fourth
For the year ended August 28, 2004	quarter	quarter	quarter	quarter

Revenues	$180,898	$177,407	$182,985	$178,066
Income before income taxes	15,485	10,718	16,167	12,228
Provision for income taxes	5,962	4,126	6,224	4,708

Net income	$9,523	$6,592	$9,943	$7,520

Net income per Common share—basic	$0.56	$0.38	$0.58	$0.43

Net income per Class B Common share—basic	$0.44	$0.31	$0.46	$0.35

Net income per Common share—diluted	$0.49	$0.34	$0.52	$0.39

Weighted average number of shares outstanding—basic Common Stock	9,009	9,022	9,127	9,253
Class B Common Stock	10,175	10,168	10,073	9,950

	19,184	19,190	19,200	19,203

Weighted average number of Common Stock shares outstanding—diluted	19,249	19,253	19,271	19,277

Unaudited consolidated financial statements as of
May 27, 2006 and August 27, 2005 and for the three and nine months ended May 27, 2006 and May 28, 2005
Consolidated balance sheets (unaudited)

	May 27,	August 27,
(in thousands, except share data)	2006	2005(a)

Assets
Cash and cash equivalents	$6,289	$4,704
Receivables, less reserves of $3,610 and $3,179, respectively	87,759	78,497
Inventories	29,132	31,021
Rental merchandise in service	83,628	69,808
Prepaid and deferred income taxes	10,634	8,983
Prepaid expenses	2,169	1,492

Total current assets	219,611	194,505

Property and equipment:
Land, buildings and leasehold improvements	265,456	260,515
Machinery and equipment	279,607	268,272
Motor vehicles	83,440	76,147

	628,503	604,934
Less—accumulated depreciation	316,717	299,983

	311,786	304,951

Goodwill	208,841	187,793
Customer contracts, net	55,946	50,572
Other intangible assets, net	6,649	5,909
Other assets	3,607	4,575

	$806,440	$748,305

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term obligations	$627	$1,084
Accounts payable	40,365	36,720
Accrued liabilities	77,036	76,141
Accrued income taxes	—	3,992

Total current liabilities	118,028	117,937

Long-term obligations, net of current maturities	203,062	175,587
Deferred income taxes	42,764	42,439
Commitments and contingencies (Note 7)
Shareholders’ equity:
Preferred stock, $1.00 par value; 2,000,000 shares authorized; no shares outstanding	—	—
Common Stock, $0.10 par value; 30,000,000 shares authorized; shares outstanding 9,831,655 and 9,600,838, respectively	983	960
Class B Common Stock, $0.10 par value; 20,000,000 shares authorized; shares outstanding 9,415,068 and 9,637,110, respectively	942	964
Capital surplus	14,370	13,462
Retained earnings	421,589	394,910
Accumulated other comprehensive income	4,702	2,046

Total shareholders’ equity	442,586	412,342

	$806,440	$748,305

(a) Derived from audited financial statements
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of income
(unaudited)

	Thirty-nine weeks ended		Thirteen weeks ended

(in thousands, except	May 27,	May 28,	May 27,	May 28,
share and per share data)	2006	2005	2006	2005

Revenues	$613,431	$575,075	$211,938	$195,957
Costs and expenses:
Operating costs(1)	393,981	360,180	135,483	121,985
Selling and administrative expenses(1)	131,835	120,288	44,610	41,927
Depreciation and amortization	33,725	32,872	11,515	11,142

	559,541	513,340	191,608	175,054

Income from operations	53,890	61,735	20,330	20,903

Other expense (income):
Interest expense	7,991	6,487	2,996	2,232
Interest income	(1,150)	(1,336)	(419)	(366)
Interest rate swap income	—	(223)	—	—

	6,841	4,928	2,577	1,866

Income before income taxes	47,049	56,807	17,753	19,037
Provision for income taxes	18,414	21,588	6,835	7,235

Net income	$28,635	$35,219	$10,918	$11,802

Income per share—basic:
Common Stock	$1.65	$2.04	$0.63	$0.68
Class B Common Stock	$1.32	$1.63	$0.50	$0.55

Income per share—diluted:
Common Stock	$1.48	$1.82	$0.57	$0.61

Weighted average number of shares outstanding—basic:
Common Stock	9,726	9,401	9,814	9,467
Class B Common Stock	9,515	9,814	9,429	9,758
	19,241	19,215	19,243	19,225
Weighted average number of shares outstanding—diluted:
Common Stock	19,315	19,304	19,311	19,336

Dividends per share:
Common Stock	$0.1125	$0.1125	$0.0375	$0.0375
Class B Common Stock	$0.0900	$0.0900	$0.0300	$0.0300

(1) Exclusive of depreciation and amortization
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of cash flows (unaudited)

	Thirty-nine weeks ended

	May 27,	May 28,
(in thousands)	2006	2005

Cash flows from operating activities:
Net income	$28,635	$35,219
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	29,114	28,506
Stock-based compensation	495	—
Amortization of intangible assets	4,611	4,366
Amortization of deferred financing costs	521	521
Accretion on asset retirement obligations	302	287
Interest rate swap income	—	(223)
Changes in assets and liabilities, net of acquisitions:
Receivables	(8,764)	(12,650)
Inventories	1,889	6,693
Rental merchandise in service	(12,457)	(9,062)
Prepaid expenses	(677)	(739)
Accounts payable	3,645	2,589
Accrued liabilities	593	2,507
Accrued and deferred income taxes	(5,045)	(3,177)

Net cash provided by operating activities	42,862	54,837

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(34,080)	(12,033)
Capital expenditures	(35,216)	(42,106)
Other	160	302

Net cash used in investing activities	(69,136)	(53,837)

Cash flows from financing activities:
Proceeds from long-term obligations	43,050	8,882
Payments on long-term obligations	(16,032)	(8,586)
Proceeds from exercise of Common Stock options	141	291
Payment of cash dividends	(1,956)	(1,942)

Net cash provided by (used in) financing activities	25,203	(1,355)

Effect of exchange rate changes	2,656	1,590

Net increase in cash and cash equivalents	1,585	1,235
Cash and cash equivalents at beginning of period	4,704	4,436

Cash and cash equivalents at end of period	$6,289	$5,671

The accompanying notes are an integral part of these consolidated financial statements.

Notes to unaudited consolidated financial statements
(amounts in thousands, except per share and Common Stock options data)
1. Summary of significant accounting policies
Business description
UniFirst Corporation (the “Company”) is one of the largest providers of workplace uniforms and protective clothing in the United States. The Company designs, manufactures, personalizes, rents, cleans, delivers, and sells a wide range of uniforms and protective clothing, including shirts, pants, jackets, coveralls, lab coats, smocks and aprons, and also rents industrial wiping products, floor mats, facility service products, other non-garment items, and provides first aid cabinet services and other safety supplies, to a variety of manufacturers, retailers and service companies.
The Company serves businesses of all sizes in numerous industry categories. Typical customers include automobile service centers and dealers, delivery services, food and general merchandise retailers, food processors and service operations, light manufacturers, maintenance facilities, restaurants, service companies, soft and durable goods wholesalers, transportation companies, and others who require employee clothing for image, identification, protection or utility purposes.
At certain specialized facilities, the Company also decontaminates and cleans work clothes that may have been exposed to radioactive materials and services special cleanroom protective wear. Typical customers for these specialized services include government agencies, research and development laboratories, high technology companies and utilities operating nuclear reactors.
As discussed and described in Note 10 to the consolidated financial statements, the Company has five reporting segments, US and Canadian Rental and Cleaning, Manufacturing (“MFG”), Specialty Garments Rental and Cleaning (“Specialty Garments”), First-Aid and Corporate. The operations of the US and Canadian Rental and Cleaning reporting segment are referred to by the Company as its “industrial laundry operations” and the locations related to this reporting segment are referred to as “industrial laundries”. The Company refers to the US and Canadian Rental and Cleaning, MFG, and Corporate reporting segments combined as its “Core Laundry Operations”.
Interim financial information
These consolidated financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the information furnished reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and the notes, thereto, included in the Company’s annual report on Form 10-K for the fiscal year ended August 27, 2005. Results for an interim period are not indicative of any future interim periods or for an entire fiscal year.

Principles of consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Intercompany balances and transactions are eliminated in consolidation.
Foreign currency translation
The functional currency of UniFirst’s foreign operations is the local country’s currency. Transaction gains and losses, including gains and losses on intercompany transactions, are included in selling and administrative expenses in the accompanying consolidated statements of income. Assets and liabilities of operations outside the United States are translated into U.S. dollars using period-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each month of the fiscal period. The effects of foreign currency translation adjustments are included in shareholders’ equity as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets.
The Company reported in selling and administrative expenses, net, foreign currency transaction gains totaling $0.3 million and $0.5 million for the thirty-nine and thirteen weeks ended May 27, 2006, respectively, and foreign currency transaction losses totaling $0.2 million and $0.1 million for the thirty-nine and thirteen weeks ended May 28, 2005, respectively.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. There have been no changes in judgments or the method of determining estimates that had a material effect on our consolidated financial statements for the periods presented.
Fiscal year
The Company’s fiscal year ends on the last Saturday in August. For financial reporting purposes, fiscal 2006 will have 52 weeks, as did fiscal 2005.
Cash and cash equivalents
Cash and cash equivalents include cash in banks and bank short-term investments with maturities of less than ninety days.
Financial instruments
The Company’s financial instruments, which may expose the Company to concentrations of credit risk, include cash and cash equivalents, receivables, accounts payable, notes payable and long-term obligations. Each of these financial instruments is recorded at cost, which approximates its fair value.
Revenue recognition and allowance for doubtful accounts
The Company recognizes revenue from rental operations in the period in which the services are provided. Direct sale revenue is recognized in the period in which the product is shipped. Management’s judgment and estimates are used in determining the collectability of accounts receivable and evaluating the adequacy of the allowance for doubtful accounts. The Company considers specific accounts receivable and historical bad debt experience, customer credit worthiness, current economic trends and the age of outstanding balances as part of its evaluation. Changes in estimates are reflected in the period in which they become known. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Material changes in the Company’s estimates may result in significant differences in the amount and timing of bad debt expense recognition for any given period.
Inventories and rental merchandise in service
Inventories are stated at the lower of cost or market value, net of any reserve for excess and obsolete inventory. Judgments and estimates are used in determining the likelihood that new goods on hand can be sold to customers or used in rental operations. Historical inventory usage and current revenue trends are considered in estimating both excess and obsolete inventories. If actual product demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The Company uses the first-in, first-out (“FIFO”) method to value its inventories. Inventories primarily consist of finished goods.
Rental merchandise in service is amortized on a straight-line basis over the estimated service lives of the merchandise, which range from 6 to 36 months. In establishing estimated lives for merchandise in service, management considers historical experience and the intended use of the merchandise. Material differences may result in the amount and timing of operating profit for any period if management makes significant changes to these estimates.
Property and equipment
Property and equipment are recorded at cost. The Company provides for depreciation using the straight-line method based on the following estimated useful lives:

Buildings	30-40 years
Leasehold improvements	Term of lease
Machinery and equipment	3-10 years
Motor vehicles	3-5 years

Expenditures for maintenance and repairs are expensed as incurred. Expenditures for renewals and betterments are capitalized. The Company recorded as depreciation expense $29.1 million and $28.5 million for the thirty-nine weeks ended May 27, 2006 and May 28, 2005, respectively, and $9.9 million and $9.7 million for the thirteen weeks ended May 27, 2006 and May 28, 2005, respectively.
In accordance with Statements of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, including property and equipment, are evaluated for impairment whenever events and circumstances indicate an asset may be impaired. There have been no material impairments of property and equipment in the thirty-nine weeks ended May 27, 2006 or the year ended August 27, 2005.

Goodwill and other intangible assets
In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized. SFAS No. 142 requires that companies test goodwill for impairment on an annual basis. In addition, SFAS No. 142 also requires that companies test goodwill if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit to which goodwill is assigned below its carrying amount. The Company’s evaluation considers changes in the operating environment, competitive information, market trends, operating performance and cash flow modeling. Management completes its annual impairment test in the fourth quarter of each fiscal year and there have been no impairments of goodwill or indefinite-lived intangible assets in the thirty-nine weeks ended May 27, 2006 or the year ended August 27, 2005. Future events could cause management to conclude that impairment indicators exist and that goodwill or other intangibles associated with previously acquired businesses are impaired. Any resulting impairment loss could have a material impact on the Company’s financial condition and results of operations.
Definite-lived intangible assets are amortized over useful lives, which are based on management estimates of the period that the assets will generate revenue. Definite-lived intangible assets are also evaluated for impairment in accordance with SFAS No. 144. There have been no impairments of definite-lived intangible assets in the thirty-nine weeks ended May 27, 2006 or the year ended August 27, 2005.
The Company recorded amortization expense of $4.6 million and $4.4 million for the thirty-nine weeks ended May 27, 2006 and May 28, 2005, respectively, and $1.6 million and $1.5 million for the thirteen weeks ended May 27, 2006 and May 28, 2005, respectively.
Asset retirement obligations
The Company follows the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, which generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Under this accounting method, the Company recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company depreciates, on a straight-line basis, the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the various remaining lives which range from approximately four to twenty-five years. The estimated liability has been based on historical experience in decommissioning nuclear laundry facilities, estimated useful lives of the underlying assets, external vendor estimates as to the cost to decommission these assets in the future, and federal and state regulatory requirements.
Insurance
The Company self-insures for certain obligations related to health, workers’ compensation, vehicles and general liability programs. The Company also purchases stop-loss insurance policies to protect itself from catastrophic losses. Judgments and estimates are used in determining the potential value associated with reported claims and for events that have occurred, but have not been reported. The Company’s estimates consider historical claims experience and other factors. The Company’s liabilities are based on estimates, and, while the Company believes that its accruals are adequate, the ultimate liability may be significantly different from the amounts recorded. Changes in claim experience, the Company’s ability to settle claims or other estimates and judgments used by management could have a material impact on the amount and timing of expense for any period.
Environmental and other contingencies
The Company is subject to legal proceedings and claims arising from the conduct of its business operations, including environmental matters, personal injury, customer contract matters and employment claims. Accounting principles generally accepted in the United States require that a liability for contingencies be recorded when it is probable that a liability has occurred and the amount of the liability can be reasonably estimated. Significant judgment is required to determine the existence of a liability, as well as the amount to be recorded. The Company regularly consults with attorneys and outside consultants to ensure that all of the relevant facts and circumstances are considered before a contingent liability is recorded. The Company records accruals for environmental and other contingencies based on enacted laws, regulatory orders or decrees, the Company’s estimates of costs, insurance proceeds, participation by other parties, the timing of payments, and the input of outside consultants and attorneys.
The estimated liability for environmental contingencies has been discounted using risk-free interest rates ranging from 4% to 5% over periods ranging from ten to thirty years. The estimated current costs, net of legal settlements with insurance carriers, have been adjusted for the estimated impact of inflation at 3% per year. Changes in enacted laws, regulatory orders or decrees, management’s estimates of costs, insurance proceeds, participation by other parties, the timing of payments and the input of outside consultants and attorneys based on changing legal or factual circumstances could have a material impact on the amounts recorded for environmental and other contingent liabilities. Refer to Note 7 of these consolidated financial statements for additional discussion and analysis.
Pensions
The calculation of pension expense and the corresponding liability requires the use of a number of critical assumptions, including the expected long-term rate of return on plan assets and the assumed discount rate. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from these assumptions. Pension expense increases as the expected rate of return on pension plan assets decreases. Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in our pension plans will impact the Company’s future pension expense and liabilities. The Company cannot predict with certainty what these factors will be in the future.
Income taxes
The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are provided for temporary differences between the amounts recognized for income tax and financial reporting purposes at currently enacted tax rates. The Company computes income tax expense by jurisdiction based on its operations in each jurisdiction.
The Company is periodically reviewed by domestic and foreign tax authorities regarding the amount of taxes due. These reviews include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with various filing positions, the Company records estimated reserves for probable exposures, in accordance with SFAS No. 5, Accounting for Contingencies.
The Company’s effective income tax rate was 39.1% and 38.5% for the thirty-nine and thirteen weeks ended May 27, 2006, respectively, as compared to 38.0% for the thirty-nine and thirteen weeks ended May 28, 2005. The increase in the effective income tax rate was primarily due to $0.3 million of tax reserves booked in the thirty-nine weeks ended May 27, 2006 related to tax exposure identified by the Company.
Net income per share
The Company follows the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 03-6, Participating Securities and the Two— Class Method under FAS 128, in determining when the two-class method, as defined in SFAS No. 128, Earnings per Share, must be utilized in calculating earnings per share. The Common Stock of the Company has a 25% dividend preference to the Class B Common Stock. The Class B Common Stock, which has ten votes per share as opposed to one vote per share for the Common Stock, is not freely transferable but may be converted at any time on a one-for-one basis into Common Stock at the option of the holder of the Class B Common Stock. EITF Issue No. 03-6 requires the income per share for each class of common stock to be calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of common stock based on their respective dividend rights, even though the Company does not anticipate distributing 100% of its earnings as dividends. The effective result of EITF Issue No. 03-6 is that the earnings per share for the Common Stock will be 25% greater than the earnings per share of the Class B Common Stock.
Basic earnings per share for the Company’s Common Stock and Class B Common Stock is calculated by dividing net income allocated to Common Stock and Class B Common Stock by the weighted average number of shares of Common Stock and Class B Common Stock outstanding, respectively. Diluted earnings per share for the Company’s Common Stock assumes the conversion of all the Company’s Class B Common Stock into Common Stock and the exercise of outstanding stock options under the Company’s stock based employee compensation plans, when dilutive.
For the basic earnings per share calculation, net income available to the Company’s shareholders is allocated among the Company’s two classes of common stock: Common Stock and Class B Common Stock. The allocation among each class is based upon the two-class method. The following table shows how net income is allocated using this method:

	Thirty-nine weeks ended		Thirteen weeks ended

	May 27,	May 28,	May 27,	May 28,
	2006	2005	2006	2005

Net income available to shareholders	$28,635	$35,219	$10,918	$11,802
Allocation of net income for basic:
Common Stock	$16,064	$19,191	$6,173	$6,468
Class B Common Stock	12,571	16,028	4,745	5,334

	$28,635	$35,219	$10,918	$11,802

The diluted earnings per share calculation assumes the conversion of all the Company’s Class B Common Stock into Common Stock, so no allocation of earnings to Class B Common Stock is required.
The following table illustrates the weighted average number of Common and Class B Common shares outstanding during the thirty-nine and thirteen weeks ended May 27, 2006 and May 28, 2005 and is utilized in the calculation of earnings per share:

	Thirty-nine weeks ended		Thirteen weeks ended

	May 27,	May 28,	May 27,	May 28,
	2006	2005	2006	2005

Weighted average number of Common shares—basic	9,726	9,401	9,814	9,467
Add: effect of dilutive potential Common shares—employee Common Stock options	74	89	68	111
Add: effect assuming conversion of Class B Common shares into Common Stock	9,515	9,814	9,429	9,758

Weighted average number of Common shares—diluted	19,315	19,304	19,311	19,336

Weighted average number of Class B Common shares—basic	9,515	9,814	9,429	9,758

Stock options to purchase 70,900 shares of Common Stock were not included in the calculation of diluted earnings per share for the thirty-nine and thirteen weeks ended May 27, 2006 because they were anti-dilutive.
Stock based compensation
The Company has stock-based employee compensation plans which are described in Note 8 to these consolidated financial statements.
Prior to August 28, 2005, the Company accounted for employee stock-based compensation using the intrinsic value-based method as prescribed by APB No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense was recognized because the exercise price of the Company’s stock options was equal to the market price of the underlying stock on the date of grant.
Effective August 28, 2005, the Company adopted SFAS No. 123R, Share-Based Payment, under the modified prospective method as described in SFAS No. 123R. Under this transition method, compensation expense recognized in the thirty-nine and thirteen weeks ended May 27, 2006 includes compensation expense for all stock-based payments granted subsequent to the Company’s adoption of SFAS 123R and for all stock-based payments granted prior to August 28, 2005, but which were not yet fully vested as of that date, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123. Accordingly, prior period financial statements have not been restated. The total amount of compensation expense recognized in the thirty-nine and thirteen weeks ended May 27, 2006 was $0.5 million and $0.1 million, respectively, which was recorded in the consolidated statement of operations in both operating costs and selling and administrative expenses. The adoption of SFAS No. 123R had no effect on the Company’s cash flows for the thirty-nine or thirteen weeks ended May 27, 2006.
As a result of adopting SFAS No. 123R on August 28, 2005, the Company’s income before income taxes and net income were lower for the thirty-nine weeks ended May 27, 2006 by $0.5 million and $0.3 million, respectively, and were lower for the thirteen weeks ended May 27, 2006 by $0.1 million and $0.1 million, respectively, than if it had continued to account for share-based compensation under APB No. 25. Basic earnings per share for Common Stock and Class B Common Stock and diluted earnings per share for Common Stock were all lower for the thirty-nine weeks ended May 27, 2006 by $0.02 than if the Company had continued to account for share-based compensation under APB No. 25. Basic earning per share for Class B Common Stock was lower for the thirteen weeks ended May 27, 2006 by $0.01 than if the Company had continued to account for share-based compensation under APB No. 25. The adoption of SFAS 123R had no effect on basic or diluted earnings per share for Common Stock for the thirteen weeks ended May 27, 2006.
The following table illustrates the effect on net income and earnings per share if the Company had applied the fair-value recognition provisions required by SFAS No. 123R for the thirty-nine and thirteen weeks ended May 28, 2005.

	Thirty-nine	Thirteen
	weeks ended	weeks ended
	May 28, 2005	May 28, 2005

Net income	$35,219	$11,802
Less: pro forma compensation expense, net of tax	(237)	(48)

Pro forma net income	$34,982	$11,754

As reported:
Basic net income per weighted average common share:	$2.04	$0.68
Basic net income per weighted average class B common share:	$1.63	$0.55
Diluted net income per weighted average common share:	$1.82	$0.61
Pro-forma:
Basic net income per weighted average common share:	$2.03	$0.68
Basic net income per weighted average class B common share:	$1.62	$0.54
Diluted net income per weighted average common share:	$1.81	$0.61

As prescribed by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. For the thirty-nine weeks ended May 27, 2006 and May 28, 2005, the following weighted average assumptions were used:

	Thirty-nine weeks
	ended

	May 27,	May 28,
	2006	2005

Risk-free interest rate	4.47%	4.13%
Expected dividend yield	0.77%	0.76%
Expected life in years	7.5	7.5
Expected volatility	38.5%	38.0%

There were no options granted during either the thirteen weeks ended May 27, 2006 or May 28, 2005.
Reclassifications
Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications did not impact current or historical net income or shareholders’ equity.
Recent accounting pronouncements
On October 13, 2004, the FASB issued SFAS No. 123R, Share Based Payments, which requires companies to measure compensation cost for all share-based payments, including employee stock options. SFAS No. 123R was effective as of the first fiscal period beginning after June 15, 2005. In March 2005, the SEC issued SAB No. 107 regarding the SEC’s interpretation of SFAS No. 123R and the valuation of share-based payments for public companies. The Company adopted SFAS No. 123R on August 28, 2005, and the adoption did not have a material impact on the Company’s financial statements. See “Stock Based Compensation” above for further discussion regarding stock based compensation.
2. Comprehensive income
The components of comprehensive income are as follows:

	Thirty-nine weeks		Thirteen weeks
	ended		ended

	May 27,	May 28,	May 27,	May 28,
	2006	2005	2006	2005

Net income	$28,635	$35,219	$10,918	$11,802
Other comprehensive income:
Foreign currency translation adjustments	2,656	1,590	1,040	(446)

Comprehensive income	$31,291	$36,809	$11,958	$11,356

3. Acquisitions
On September 2, 2003, the Company completed its acquisition of 100% of Textilease Corporation (“Textilease”) for $175.6 million in cash. At the time of acquisition, management initiated a plan to integrate the Textilease facilities into existing operations. Included in the purchase price allocation was an accrual for exit costs and employee termination benefits. As of May 27, 2006 and August 27, 2005, the remaining accrual balances of $0.4 million and $1.3 million, respectively, are included in accrued liabilities in the accompanying consolidated balance sheets. The Company expects to incur substantially all of the remaining costs by the end of fiscal year 2006.
During the thirty-nine weeks ended May 27, 2006, the Company completed thirteen acquisitions with an aggregate purchase price of approximately $34.1 million. The results of operations of these acquisitions have been included in the Company’s consolidated financial results since their respective acquisition dates. None of these acquisitions were significant, individually or in the aggregate, in relation to the Company’s consolidated financial results and, therefore, pro forma financial information has not been presented.

4. Derivative instruments and hedging activities
The Company had entered into an interest rate swap agreement to manage its exposure to movements in interest rates on its variable rate debt. The Company reflected all changes in the fair value of the swap agreement in earnings in the period of change. The swap agreement, with a notional amount of $40.0 million, matured October 13, 2004. The Company paid a fixed rate of 6.38% and received a variable rate tied to the three month LIBOR rate. The Company recorded, in the interest rate swap income line item of its consolidated statements of income, income of $0.2 million for the thirty-nine weeks ended May 28, 2005 for the changes in the fair value of the $40.0 million swap. There was no effect on income for the thirty-nine weeks ended May 27, 2006 or for the thirteen weeks ended May 27, 2006 and May 28, 2005, for the changes in the fair value of the $40.0 million swap. As of May 27, 2006, there were no interest rate swap agreements outstanding.
5. Employee benefit plans
Defined contribution retirement savings plan
The Company has a defined contribution retirement savings plan with a 401(k) feature for all eligible employees not under collective bargaining agreements. The Company matches a portion of the employee’s contribution and can make an additional contribution at its discretion. Contributions charged to expense under the plan for the thirty-nine weeks ended May 27, 2006 and May 28, 2005 were $6.3 million and $5.8 million, respectively. Contributions charged to expense under the plan for the thirteen weeks ended May 27, 2006 and May 28, 2005 were $1.9 million and $1.9 million, respectively.
Pension plans and supplemental executive retirement plans
The Company accounts for its pension plans and Supplemental Executive Retirement Plan in accordance with SFAS No. 87, Employer’s Accounting for Pensions. Under SFAS No. 87, pension expense is recognized on an accrual basis over employees’ estimated service periods. Pension expense calculated under SFAS No. 87 is generally independent of funding decisions or requirements.
The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain eligible employees of the Company. The benefits are based on the employee’s compensation upon retirement. The amounts charged to expense related to this plan for the thirty-nine weeks ended May 27, 2006 and May 28, 2005 were $0.7 million and $0.4 million, respectively. The amounts charged to expense related to this plan for the thirteen weeks ended May 27, 2006 and May 28, 2005 were $0.3 million and $0.1 million, respectively.
The Company maintains a non-contributory defined benefit pension plan (“UniFirst Plan”) covering union employees at one of its locations. The benefits are based on years of service and the employee’s compensation. The plan assets primarily consist of fixed income and equity securities. The amounts charged to expense related to this plan for the thirty-nine weeks ended May 27, 2006 and May 28, 2005 were $0.1 million and $0.0 million, respectively. The amounts charged to expense related to this plan for the thirteen weeks ended May 27, 2006 and May 28, 2005 were nominal.
In connection with the acquisition of Textilease in fiscal year 2004, the Company assumed liabilities related to a frozen pension plan covering many former Textilease employees (“Textilease Plan”). The pension benefits are based on years of service and the employee’s compensation. The plan assets primarily consist of fixed income and equity securities. The amounts charged to expense related to this plan for the thirty-nine and thirteen weeks ended May 27, 2006 and May 28, 2005 were nominal.
6. Asset retirement obligations
The Company follows the provisions of SFAS No. 143, which generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Under this accounting method, the Company recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.
The Company has recognized as a liability the present value of the estimated future costs to decommission its nuclear laundry facilities in accordance with the provisions of SFAS No. 143. The Company depreciates, on a straight-line basis, the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the various remaining lives which range from approximately four to twenty-five years.
The estimated liability has been based on historical experience in decommissioning nuclear laundry facilities, estimated useful lives of the underlying assets, external vendor estimates as to the cost to decommission these assets in the future, and federal and state regulatory requirements. The estimated current costs have been adjusted for the estimated impact of inflation at 3% per year. The liability has been discounted using credit-adjusted risk-free rates that range from approximately 3% to 7% over one to thirty years. Revisions to the liability could occur due to changes in the Company’s estimated useful lives of the underlying assets, estimated dates of decommissioning, changes in decommissioning costs, changes in federal or state regulatory guidance on the decommissioning of such facilities, or other changes in estimates. Changes due to revised estimates will be recognized by adjusting the carrying amount of the liability and the related long-lived asset if the assets are still in service, or charged to expense in the period if the assets are no longer in service.
The change in the Company’s decommissioning liability for the thirty-nine weeks ended May 27, 2006 is as follows:

Balance as of August 27, 2005	$6,918
Accretion expense	302
Change in estimate of liability	771
Asset retirement costs incurred	(1,094)

Balance as of May 27, 2006	$6,897

As of May 27, 2006, the $6.9 million asset retirement obligation is included in accrued liabilities in the accompanying consolidated balance sheet.
7. Commitments and contingencies
The Company and its operations are subject to various federal, state and local laws and regulations governing, among other things, the generation, handling, storage, transportation, treatment and disposal of hazardous wastes and other substances. In particular, industrial laundries use and must dispose of detergent waste water and other residues. The Company is attentive to the environmental concerns surrounding the disposal of these materials and has, through the years, taken measures to avoid their improper disposal. In the past, the Company has settled, or contributed to the settlement of, actions or claims brought against the Company relating to the disposal of hazardous materials and there can be no assurance that the Company will not have to expend material amounts to remediate the consequences of any such disposal in the future.
Accounting principles generally accepted in the United States require that a liability for contingencies be recorded when it is probable that a liability has occurred and the amount of the liability can be reasonably estimated. Significant judgment is required to determine the existence of a liability, as well as the amount to be recorded. The Company regularly consults with attorneys and outside consultants to ensure that all of the relevant facts and circumstances are considered, before a contingent liability is recorded. Changes in enacted laws, regulatory orders or decrees, management’s estimates of costs, insurance proceeds, participation by other parties, the timing of payments and the input of outside consultants and attorneys based on changing legal or factual circumstances could have a material impact on the amounts recorded for environmental and other contingent liabilities.
Under environmental laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on, or in, or emanating from such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurances that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of liability upon the Company under such laws or expose the Company to third-party actions such as tort suits. The Company continues to address environmental conditions under terms of consent orders negotiated with the applicable environmental authorities or otherwise with respect to sites located in or related to Woburn, Massachusetts, Uvalde, Texas, Springfield, Massachusetts, Stockton, California, and three sites related to former operations in Williamstown, Vermont.
In addition, the Company is investigating the extent of environmental contamination and potential exposure at sites it acquired in connection with its acquisition of Textilease, and it is defending against claims concerning alleged environmental conditions with respect to a site once owned by a former subsidiary in Somerville, Massachusetts.
The Company has accrued certain costs related to the sites described above as it has been determined that the costs are probable and can be reasonably estimated. The Company also has potential exposure related to an additional parcel of land (the “Central Area”) related to the Woburn, Massachusetts site discussed above. Currently, the consent order for the Woburn, Massachusetts site discussed above does not define or require any remediation work in the Central Area. The Company has not accrued for this contingency as the Company believes, at this time, the liability is not probable and the amount of such contingent liability cannot be reasonably estimated.
The Company routinely reviews and evaluates sites that may require remediation and monitoring and determines its estimated costs based on various estimates and assumptions. These estimates are developed using the Company’s internal sources or by third-party environmental engineers or other service providers. Internally developed estimates are based on:

•	Management’s judgment and experience in remediating and monitoring the Company’s sites;

•	Information available from regulatory agencies as to costs of remediation and monitoring;

•	The number, financial resources and relative degree of responsibility of other potentially responsible parties (PRPs) who may be liable for remediation and monitoring of a specific site; and

•	The typical allocation of costs among PRPs.
There is usually a range of reasonable estimates of the costs associated with each site. The Company’s accruals reflect the amount within the range that constitutes its best estimate. Where it believes that both the amount of a particular liability and the timing of the payments are reliably determinable, the Company adjusts the cost in current dollars using a rate of 3% for inflation until the time of expected payment and discounts the cost to present value using risk-free rates of interest ranging from 4% to 5%. For environmental liabilities that have been discounted, the Company includes interest accretion, based on the effective interest method, in operating costs on the consolidated statements of income. The changes to the Company’s environmental liabilities for the thirty-nine weeks ended May 27, 2006 are as follows:

Balance as of August 27, 2005	$9,326
Costs incurred for which reserves have been provided	(653)
Insurance proceeds received	123
Interest accretion	350
Revision in estimates	100

Balance as of May 27, 2006	$9,246

Anticipated payments and insurance proceeds of currently identified environmental remediation liabilities as of May 27, 2006, for the next five fiscal years and thereafter as measured in current dollars, are reflected below.

	Fiscal year ended August

	2006	2007	2008	2009	2010	Thereafter	Total

Estimated costs—current dollars	$1,311	$1,890	$1,793	$928	$773	$9,005	$15,700
Estimated insurance proceeds	(124)	(247)	(247)	(266)	(247)	(3,818)	(4,949)

Net anticipated costs	$1,187	$1,643	$1,546	$662	$526	$5,187	$10,751

Effect of Inflation							3,321
Effect of Discounting							(4,826)

Balance, May 27, 2006							$9,246

Estimated insurance proceeds are primarily received from an annuity received as part of a legal settlement with an insurance company. Annual proceeds of approximately $0.3 million are deposited into an escrow account which funds remediation and monitoring costs for three sites related to former operations in Williamstown, Vermont. Annual proceeds received but not expended in the current year accumulate in this account and may be used in future years for costs related to this site through the year 2027. As of May 27, 2006, the balance in this escrow account, which is held in a trust and is not recorded on the Company’s consolidated balance sheet, was approximately $2.0 million. Also included in estimated insurance proceeds are amounts the Company is entitled to receive pursuant to legal settlements as reimbursements from three insurance companies for estimated costs at the site in Uvalde, Texas.
The Company’s nuclear garment decontamination facilities are licensed by the Nuclear Regulatory Commission (“NRC”), or, in certain cases, by the applicable state agency, and are subject to regulation by federal, state and local authorities. There can be no assurance that such regulation will not lead to material disruptions in the Company’s garment decontamination business.
From time to time, the Company is also subject to legal proceedings and claims arising from the conduct of its business operations, including litigation related to charges for certain ancillary services on invoices, personal injury claims, customer contract matters, employment claims and environmental matters as described above.
While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits and environmental contingencies, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts accrued or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operation of the Company. It is possible, however, that future financial position or results of operations for any particular future period could be materially affected by changes in the Company’s assumptions or strategies related to these contingencies or changes out of the Company’s control.
8. Common Stock options
The Company adopted an incentive stock option plan (the “Plan”) in November 1996 and reserved 150,000 shares of Common Stock for issue under the Plan. In January of 2002, the Company increased the number of shares of Common Stock reserved for issuance under the Plan to 450,000. Options granted under the Plan, through May 27, 2006, are at a price equal to the fair market value of the Company’s Common Stock on the date of grant. Options granted prior to fiscal 2003 are subject to a proportional four-year vesting schedule and expire eight years from the grant date. Options granted beginning in fiscal 2003 and thereafter are subject to a five-year cliff-vesting schedule under which options become vested or exercisable after five years from date of grant and expire ten years after the grant date. Compensation expense for all option grants, whether proportional four-year vesting or five-year cliff-vesting, is recognized ratably over the related vesting period starting in fiscal 2006. Certain options were granted during fiscal 2006, 2005 and 2004 to outside directors of the Company, which were fully vested upon grant and expire ten years after the grant date. Compensation expense related to the 2006 grants was recognized on the date of grant.

The following table summarizes the Common Stock option activity for the thirty-nine weeks ended May 27, 2006:

	Number of	Weighted average
	shares	exercise price

Outstanding at August 27, 2005	239,875	$21.83
Granted	65,400	34.83
Exercised	(2,450)	19.46
Forfeited	—	—

Outstanding at November 26, 2005	302,825	$24.66
Granted	6,000	33.13
Exercised	(425)	17.55
Forfeited	(8,125)	22.46

Outstanding at February 25, 2006	300,275	$24.90
Granted	—	—
Exercised	(5,900)	14.56
Forfeited	(2,000)	26.82

Outstanding at May 27, 2006	292,375	$25.09

Exercisable at May 27, 2006	70,875	$17.63

The following table summarizes information relating to currently outstanding and exercisable stock options as of May 27, 2006:

		Outstanding options		Exercisable options

		Average
Range of	Number	remaining	Weighted average	Number	Weighted average
exercise prices	outstanding	option life	exercise price	exercisable	exercise price

$10.06 - 15.13	31,875	1.87	$12.53	31,875	$12.53
17.55 - 20.13	72,300	5.39	19.18	26,000	17.55
24.35 - 34.83	188,200	8.53	29.49	13,000	30.27

$10.06 - 34.83	292,375	7.03	$25.09	70,875	$17.63

The following table summarizes the status of the Company’s nonvested shares since August 27, 2005:

	Nonvested options

	Number of	Weighted average
	shares	exercise price

Nonvested at August 27, 2005	173,375	$24.11
Granted	65,400	34.83
Vested	(8,525)	18.10
Forfeited	—	—

Nonvested at November 26, 2005	230,250	$27.38
Granted	—	—
Vested	—	—
Forfeited	(6,750)	24.19

Nonvested at February 25, 2006	223,500	$27.47
Granted	—	—
Vested	—	—
Forfeited	(2,000)	26.82

Nonvested at May 27, 2006	221,500	$27.48

9. Shareholders’ equity
The Company has two classes of common stock: Common Stock and Class B Common Stock. Each share of Common Stock is entitled to one vote, is freely transferable, and is entitled to a cash dividend equal to 125% of any cash dividend paid on each share of Class B Common Stock. Each share of Class B Common Stock is entitled to ten votes and can be converted to Common Stock on a share-for-share basis. However, until converted to Common Stock, Class B Common shares are not freely transferable. For the thirty-nine weeks ended May 27, 2006, a total of 222,042 shares of Class B Common Stock were converted to Common Stock.
10. Segment and geographic information
Segment information
SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker, as defined under SFAS No. 131, is the Company’s chief executive officer. The Company has six operating segments based on the information reviewed by its chief executive officer; US Rental and Cleaning, Canadian Rental and Cleaning, Manufacturing (MFG), Corporate, Specialty Garments Rental and Cleaning (Specialty Garments) and First-Aid. The US Rental and Cleaning and Canadian Rental and Cleaning operating segments have been combined to form the US and Canadian Rental and Cleaning reporting segment, and as a result, the Company has five reporting segments.

The US and Canadian Rental and Cleaning reporting segment purchases, rents, cleans, delivers and sells, uniforms and protective clothing and non-garment items in the United States and Canada. The laundry locations of the US and Canadian Rental and Cleaning reporting segment are referred to by the Company as “industrial laundries” or “industrial laundry locations.”
The MFG operating segment designs and manufactures uniforms and non-garment items primarily for the purpose of providing these goods to the US and Canadian Rental and Cleaning reporting segment. MFG revenues are generated when goods are shipped from the Company’s manufacturing facilities to other Company locations. These revenues are recorded at a transfer price which is typically in excess of the actual manufacturing cost. The transfer price is determined by management and may not necessarily represent the fair value of the products manufactured. Products are carried in inventory and subsequently placed in service and amortized at this transfer price. On a consolidated basis, intercompany revenues and income are eliminated and the carrying value of inventories and rental merchandise in service is reduced to the manufacturing cost. Income before income taxes from MFG net of the intercompany MFG elimination offsets the merchandise amortization costs incurred by the US and Canadian Rental and Cleaning reporting segment as the merchandise costs of this reporting segment are amortized and recognized based on inventories purchased from MFG at the transfer price which is above the Company’s manufacturing cost.
The Corporate operating segment consists of costs associated with the Company’s distribution center, sales and marketing, information systems, engineering, materials management, manufacturing planning, finance, budgeting, human resources, other general and administrative costs and interest expense. The revenues generated from the Corporate operating segment represent certain direct sales made by the Company directly from its distribution center. The products sold by this operating segment are the same products rented and sold by the US and Canadian Rental and Cleaning reporting segment. In the table below, no assets or capital expenditures are presented for the Corporate operating segment as no assets are allocated to this operating segment in the information reviewed by the chief executive officer. However, depreciation and amortization expense related to certain assets are reflected in income from operations and income before income taxes for the Corporate operating segment. The assets that give rise to this depreciation and amortization are included in the total assets of the US and Canadian Rental and Cleaning reporting segment as this is how they are tracked and reviewed by the Company. The majority of expenses accounted for within the Corporate segment relate to costs of the US and Canadian Rental and Cleaning segment, with the remainder of the costs relating to the Specialty Garment and First-Aid segments. The Specialty Garments operating segment purchases, rents, cleans, delivers and sells, specialty garments and non-garment items primarily for nuclear and clean room applications. The First-Aid operating segment sells first aid cabinet services and other safety supplies.

The Company refers to the US and Canadian Rental and Cleaning, MFG, and Corporate reporting segments combined as its “Core Laundry Operations,” which is included as a subtotal in the following tables.

	US and
For the thirty-nine	Canadian				Subtotal
weeks ended	Rental and		Net Interco		Core Laundry	Specialty
May 27, 2006	Cleaning	MFG	MFG Elim	Corporate	Operations	Garments	First-Aid	Total

Revenues	$546,441	$52,973	$(52,973)	$4,319	$550,760	$40,000	$22,671	$613,431

Income (loss) from operations	$76,917	$17,627	$131	$(42,658)	$52,017	$516	$1,357	$53,890

Interest (income) expense, net	$(1,185)	$(16)	$—	$7,980	$6,779	$62	$—	$6,841

Income (loss) before taxes	$78,102	$17,643	$131	$(50,638)	$45,238	$454	$1,357	$47,049

	US and
For the thirty-nine	Canadian				Subtotal
weeks ended	Rental and		Net Interco		Core Laundry	Specialty
May 28, 2005	Cleaning	MFG	MFG Elim	Corporate	Operations	Garments	First-Aid	Total

Revenues	$498,964	$41,172	$(41,172)	$4,774	$503,738	$50,683	$20,654	$575,075

Income (loss) from operations	$74,956	$15,463	$(70)	$(39,694)	$50,655	$10,089	$991	$61,735

Interest (income) expense, net	$(1,034)	$—	$—	$5,908	$4,874	$61	$(7)	$4,928

Income (loss) before taxes	$75,990	$15,463	$(70)	$(45,602)	$45,781	$10,028	$998	$56,807

	US and
For the thirteen	Canadian				Subtotal
weeks ended	Rental and		Net Interco		Core Laundry	Specialty
May 27, 2006	Cleaning	MFG	MFG Elim	Corporate	Operations	Garments	First-Aid	Total

Revenues	$186,910	$19,390	$(19,390)	$1,350	$188,260	$15,453	$8,225	$211,938

Income (loss) from operations	$27,219	$6,410	$(623)	$(14,268)	$18,738	$853	$739	$20,330

Interest (income) expense, net	$(387)	$(4)	$—	$2,949	$2,558	$19	$—	$2,577

Income (loss) before taxes	$27,606	$6,414	$(623)	$(17,217)	$16,180	$834	$739	$17,753

	US and
For the thirteen	Canadian				Subtotal
weeks ended	Rental and		Net Interco		Core Laundry	Specialty
May 28, 2005	Cleaning	MFG	MFG Elim	Corporate	Operations	Garments	First-Aid	Total

Revenues	$168,693	$14,957	$(14,957)	$1,091	$169,784	$19,059	$7,114	$195,957

Income (loss) from operations	$24,975	$5,627	$(560)	$(13,817)	$16,225	$4,325	$353	$20,903

Interest (income) expense, net	$(345)	$—	$—	$2,198	$1,853	$20	$(7)	$1,866

Income (loss) before taxes	$25,320	$5,627	$(560)	$(16,015)	$14,372	$4,305	$360	$19,037

Geographic information
The Company’s long-lived assets as of May 27, 2006 and August 27, 2005, and revenues and income before income taxes for the thirteen and thirty-nine weeks ended May 27, 2006 and May 28, 2005, were attributed to the following countries:

	May 27,	August 27,
Long-lived assets as of:	2006	2005

United States	$550,713	$522,530
Europe, Canada, and Mexico(1)	36,116	31,270

Total	$586,829	$553,800

	Thirty-nine weeks
	ended		Thirteen weeks ended

	May 27,	May 28,	May 27,	May 28,
	2006	2005	2006	2005

Revenues:
United States	$562,657	$534,092	$192,703	$181,271
Europe, Canada, and Mexico(1)	50,774	40,983	19,235	14,686

	$613,431	$575,075	$211,938	$195,957
Income before income taxes:
United States	$39,889	$52,520	$15,046	$17,677
Europe, Canada, and Mexico	7,160	4,287	2,707	1,360

	$47,049	$56,807	$17,753	$19,037

(1) No country accounts for greater than 10% of total long-lived assets or revenues.

UNIFIRST CORPORATION
4,300,000 Shares
Common stock
The date of this prospectus is June 13, 2006
We and the selling stockholders may offer and sell from time to time up to 4,300,000 shares of our Common Stock, par value $0.10 per share, for an aggregate maximum offering price of up to $133,730,000. We will provide specific terms for any sale of our Common Stock in one or more supplements to this prospectus. In the prospectus supplement relating to sales by selling stockholders, we will identify each selling stockholder and the number of shares of our Common Stock that each selling stockholder will be selling. You should read this prospectus, any applicable supplement, and the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest. This prospectus may not be used to offer and sell our Common Stock unless accompanied by a prospectus supplement for our Common Stock.
Our Common Stock is traded on the New York Stock Exchange under the trading symbol “UNF.” On May 19, 2006, the closing sale price of our Common Stock on the New York Stock Exchange was $31.20 per share. We will apply to list our Common Stock sold under this prospectus and any prospectus supplement on the New York Stock Exchange.
Common Stock sold by us or the selling stockholders may be sold directly by us or through underwriters, dealers or agents designated from time to time or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our Common Stock in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any of our Common Stock in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds that we expect to receive from any such sale will also be included in a prospectus supplement.
An investment in our Common Stock involves a high degree of risk. You should consider carefully the “Risk Factors” beginning on page 4 of this prospectus. We may also include additional risk factors in an applicable prospectus supplement under the heading “Risk Factors.” You should review that section of the prospectus supplement for a discussion of matters that investors in our Common Stock should consider.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely on the information contained in this prospectus, any prospectus supplement or any document incorporated herein or therein to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and any prospectus supplement may be used only where it is legal to sell these securities. The information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of these documents, regardless of the time of delivery of this prospectus or of any sale of our securities.

i

Prospectus summary
This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you. You should read the entire prospectus and the applicable prospectus supplement carefully, including “Risk Factors” beginning on page 4 of this prospectus, before deciding to invest in our Common Stock.
About this prospectus
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling stockholders may sell our Common Stock described in this prospectus in one or more offerings up to a total public offering price of $133,730,000 (or its equivalent in foreign or composite currencies). This prospectus provides you with a general description of our Common Stock that may be offered.
Each time we or any selling stockholder sells shares of our Common Stock pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about our Common Stock being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.
Unless the context otherwise requires, in this prospectus, “UniFirst,” “company”, “we,” “us” and “our” refer to UniFirst Corporation, and its direct and indirect subsidiaries on a consolidated basis.
About UniFirst
General
We are one of the largest providers of workplace uniforms and protective clothing in the United States. We design, manufacture, rent, clean, deliver, and sell a wide range of uniforms and protective clothing, including shirts, pants, jackets, coveralls, jumpsuits, lab coats, smocks and aprons, and also rent industrial wiping products, floor mats, facility service products, other non-garment items, and provide first aid cabinet services and other safety supplies, to a variety of manufacturers, retailers and service companies. We serve businesses of all sizes in numerous industry categories. At certain specialized facilities, we also decontaminate and clean work clothes that may have been exposed to radioactive materials and service special cleanroom protective wear.
We have six operating segments: US Rental and Cleaning, Canadian Rental and Cleaning, Manufacturing (“MFG”), Specialty Garments Rental and Cleaning (“Specialty Garments”), First Aid and Corporate. Our US Rental and Cleaning and Canadian Rental and Cleaning operating segments have been combined to form our US and Canadian Rental and Cleaning reporting segment. Our US and Canadian Rental and Cleaning reporting segment purchases, rents, cleans, delivers and sells, uniforms and protective clothing and non-garment items in the United States and Canada. Our Corporate operating segment consists of costs associated with our distribution center, sales and marketing, information systems, engineering, materials management, manufacturing planning, finance, budgeting, human resources, other general and administrative costs and interest expense. The revenues generated from our Corporate operating segment represent certain direct sales made by us directly from our distribution center. The products sold by this operating segment are the same products rented and sold by our US and Canadian Rental and Cleaning reporting segments. Our MFG operating segment designs and manufactures uniforms and non-garment items solely for the purpose of providing these goods to our US and Canadian Rental and Cleaning reporting segment. Our Specialty Garments operating segment purchases, rents, cleans, delivers and sells, specialty garments and non-garment items primarily for nuclear and clean room applications. Our First Aid operating segment sells first aid cabinet services and other safety supplies.
In fiscal 2005, we generated $763.8 million in revenue, of which approximately 88% was derived from our US and Canadian Rental and Cleaning and Corporate segments. Specialty Garments and First Aid accounted for 8% and 4% of 2005 revenues, respectively. In the first half of fiscal 2006, we generated $401.5 million in revenue, of which 90% was derived from our US and Canadian Rental and Cleaning and Corporate segments. Specialty Garments and First Aid accounted for 6% and 4% of revenues, respectively, for the first half of fiscal 2006.
Products and services
We provide our customers with personalized workplace uniforms and protective work clothing in a broad range of styles, colors, sizes and fabrics. Our uniform products include shirts, pants, jackets, coveralls, jumpsuits, smocks, aprons and specialized protective wear, such as flame resistant and high visibility garments. At certain specialized facilities, we also decontaminate and clean clothes which may have been exposed to radioactive materials and service special cleanroom protective wear. We also offer non-garment items and services, such as industrial wiping products, floor mats, dry and wet mops, and other textile products. We offer our customers a range of garment service options, including full-service rental programs in which garments are cleaned and serviced by us, lease programs in which garments are cleaned and maintained by individual employees, and purchase programs to buy garments and related items directly. As part of our rental business, we pick up a customer’s soiled uniforms and/or other items on a periodic basis (usually weekly) and deliver back cleaned and processed replacement items. We believe our centralized services, specialized equipment, and economies of scale generally allow us to be more cost effective in providing garment and related services than customers would be by themselves, particularly those customers with high employee turnover rates. Our uniform program is intended not only to help our customers foster greater company identity, but to enhance their corporate image and improve employee safety, productivity and morale. We primarily serve our customers pursuant to written service contracts with an initial term of five years.
Customers
We serve businesses of all sizes in numerous industry categories. Typical customers include automobile service centers and dealers, delivery services, food and general merchandise retailers, food processors and service operations, light manufacturers, maintenance facilities, restaurants, service companies, soft and durable goods wholesalers, transportation companies, and others who require employee clothing for image, identification, protection or utility purposes. With respect to our Specialty Garment segment, typical customers include government agencies, research and development laboratories, high technology companies and utilities operating nuclear reactors. We currently service approximately 190,000 customer locations in the United States, Canada and Europe from 179 manufacturing, distribution and customer service facilities.
Marketing and customer service
We employ trained sales representatives whose sole function is to market our services to potential customers and develop new accounts. We also utilize our route salespeople to maximize sales to existing customers, such as by offering garment rental customers the opportunity to purchase non-garment items. Sales representatives utilize an extensive, proprietary database of pre-screened and qualified business prospects. This database is built through responses to our promotional initiatives, through contacts via our World Wide Web site and trade shows and through the selective use of purchased lists. We also endeavor to elevate our brand identity through advertising and promotional initiatives.
We believe that customer service is the most important element in developing and maintaining our market position and that our emphasis on customer service is reflected throughout our business. We serve our customers through approximately 1,400 route salespersons, who generally interact on a weekly basis with their accounts, and more than 850 service support people, who are charged with expeditiously handling customer requirements regarding the outfitting of new customer employees, garment repair and replacement, billing inquiries and other matters. Our policy is to respond to all customer inquiries and problems within 24 hours.
Our customer service function is supported by our fully-networked management information systems, which provide our personnel with access to information on the status of customers’ orders, inventory availability and shipping information, as well as information regarding customers’ individual employees, including names, sizes, uniform styles and colors. We have a national account sales group that targets larger customers with nationwide operations for which we can serve as the primary supplier of garment services. We currently employ twenty persons in our national account sales organization.
Competition
The uniform rental and sales industry is highly competitive. The principal methods of competition in the industry are quality of service and price. We believe that the top four companies in the uniform rental segment of the industry, including UniFirst, currently generate over half of the industry’s volume. Our leading competitors include Aramark Corporation, Cintas Corporation and G&K Services, Inc. The remainder of the market, however, is divided among more than 600 smaller businesses, many of which serve one or a limited number of markets or geographic service areas and a small group of which have revenues of up to approximately $200 million. In addition to our traditional rental competitors, we may increasingly compete in the future with businesses that focus on selling uniforms and other related items. We also compete with industry competitors for acquisitions, which has the effect of increasing the price for acquisitions and reducing the number of acquisition candidates available to us. We believe that our ability to compete effectively is enhanced by the superior customer service and support that we provide our customers.
Manufacturing and sourcing
We manufactured approximately 55% of all garments which we placed in service during fiscal 2005. These were primarily work pants manufactured at our plant in Ebano, San Luis Potosi,

Mexico and shirts manufactured at our plant in Valles, San Luis Potosi, Mexico. The balance of the garments used in our programs are purchased from a variety of industry suppliers. While we currently acquire the raw materials with which we produce our garments from a limited number of suppliers, we believe that such materials are readily available from other sources. To date, we have experienced no significant difficulty in obtaining any of our raw materials or supplies.
Employees
We employ approximately 9,200 persons. Approximately 2% of United States employees are represented by a union, which is pursuant to a collective bargaining agreement. We consider our employee relations to be good.
Corporate information
UniFirst Corporation was incorporated in the Commonwealth of Massachusetts on October 24, 1950, as a successor to certain businesses formed in 1936. Our principal executive offices are located at 68 Jonspin Road, Wilmington, Massachusetts 01887 and our phone number is (978) 658-8888. Our internet address is www.unifirst.com. We make available on our Internet website free of charge a link to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated into this prospectus and is not a part of this prospectus.
The securities we may offer
We and/or the selling stockholders may offer shares of our Common Stock with a total value of up to $133,730,000 from time to time under this prospectus and the applicable prospectus supplement at prices and on terms to be determined by market conditions at the time of offering. We currently have outstanding two classes of common stock, Common Stock and Class B Common Stock. The principal differences between these two classes of common stock are:

•	shares of our Common Stock and shares of our Class B Common Stock generally vote together as a single class, and our Common Stock is entitled to one vote per share, while our Class B Common Stock is entitled to 10 votes per share;

•	if any dividends are paid on shares of our Class B Common Stock, then the holders of our Common Stock are entitled to receive a per share dividend equal to 125% of the per share dividend paid on our Class B Common Stock; and

•	shares of our Class B Common Stock are generally non-transferable, except for transfers to family members.
For a more complete description of the relative rights, privileges, and terms of our Common Stock, please review the description of our Common Stock contained in our Registration Statement on Form S-3, filed with the Securities and Exchange Commission on February 12, 1998, including any amendment or report filed for the purpose of updating that description, which are incorporated herein by reference.

Each time we or the selling stockholders offer shares of our Common Stock, we will provide a prospectus supplement that will describe the specific amounts and prices of our Common Stock relating to such sale. The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.
This prospectus may not be used to offer or sell our Common Stock unless accompanied by a prospectus supplement.
We or our selling stockholders may sell our Common Stock directly or through underwriters, dealers or agents. We, the selling stockholders and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of our Common Stock. If we or the selling stockholders do offer our Common Stock through underwriters, dealers or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Risk factors
You should consider carefully the following risk factors, together with all of the other information included in this prospectus or incorporated by reference into this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our Common Stock.
Risks relating to our business
We face intense competition within our industry, which may adversely affect our results of operations and financial condition.
The uniform rental and sales industry is highly competitive. The principal methods of competition in the industry are quality of service and price. We believe that the top four companies in the uniform rental segment of the industry, including us, currently generate over half of the industry’s volume. Our leading competitors include Aramark Corporation, Cintas Corporation and G&K Services, Inc. The remainder of the market, however, is divided among more than 600 smaller businesses, many of which serve one or a limited number of markets or geographic service areas and a small group of which have revenues of up to approximately $200 million. In addition to our traditional rental competitors, we may increasingly compete in the future with businesses that focus on selling uniforms and other related items. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material effect on our results of operations and financial condition. We also compete with industry competitors for acquisitions, which has the effect of increasing the price for acquisitions and reducing the number of acquisition candidates available to us. If we pay higher prices for businesses we acquire, our returns on investment and profitability may be reduced.
Implementation of our acquisition strategy may not be successful, which could adversely affect our ability to increase our revenues or our profitability.
As part of our growth strategy, we intend to continue to actively pursue additional acquisition opportunities. However, as discussed above, we compete with others within our industry for suitable acquisition candidates. This competition may increase the price for acquisitions and reduce the number of acquisition candidates available to us. As a result, acquisition candidates may not be available to us in the future on favorable terms. Even if we are able to acquire businesses on favorable terms, managing growth through acquisition is a difficult process that includes integration and training of personnel, combining plant and operating procedures, and additional matters related to the integration of acquired businesses within our existing organization. Unanticipated issues related to integration may result in additional expense or in disruption to our operations, either of which could negatively impact our ability to achieve anticipated benefits. While we believe we will be able to fully integrate acquired businesses, we can give no assurance that we will be successful in this regard.
The successful implementation of our growth strategy will require us to increase our work force, the scope of our operating and financial systems and the geographic area of our operations. We believe this growth will increase our operating complexity and the level of responsibility for both existing and new management personnel. Managing and sustaining our growth and expansion will require substantial enhancements to our operational and financial systems and controls, as well as additional administrative, operational and financial resources. There can be no assurance that we will be able to manage our expanding operations successfully or that we will be able to maintain or accelerate our growth, and any failure to do so could have a material adverse effect on our results of operations and financial condition.
In order to finance such acquisitions, we may need to obtain additional funds either through public or private financings, including bank and other secured and unsecured borrowings and the issuance of debt or equity securities. There can be no assurance that future issuances of securities in connection with acquisitions will not be dilutive to our stockholders.
The expenses we incur to comply with environmental regulations, including costs associated with potential environmental remediation, may prove to be significant and could have a material adverse affect on our results of operations and financial condition.
We, like our competitors, are subject to various federal, state and local laws and regulations governing, among other things, the generation, handling, storage, transportation, treatment and disposal of hazardous wastes and other substances. In particular, industrial laundries use and must dispose of detergent waste water and other residues. In the past, we have settled, or contributed to the settlement of, actions or claims brought against us relating to the disposal of hazardous materials and there can be no assurance that we will not have to expend material amounts to remediate the consequences of any such disposal in the future. Further, under environmental laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in or emanating from such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of or was responsible for the presence of such hazardous or toxic substances. There can be no assurance that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of liability upon us under such laws or expose us to third-party actions such as tort suits.
Our nuclear garment decontamination facilities are licensed by the Nuclear Regulatory Commission, or in certain cases, by the applicable state agency, and are subject to regulation by federal, state and local authorities. In the past, scrutiny and regulation of nuclear facilities and related services have resulted in the suspension of operations at certain nuclear facilities served by us or disruptions in our ability to service such facilities. There can be no assurance that such scrutiny and regulation will not lead to the shut-down of such facilities or otherwise cause material disruptions in our garment decontamination business.
If we are unable to preserve positive labor relationships or become the target of corporate labor unionization campaigns, the resulting labor unrest could disrupt our business by impairing our ability to produce and deliver our products.
We employ approximately 9,200 persons. Approximately 2% of United States employees are represented by a union pursuant to a collective bargaining agreement. Competitors within our industry have been the target of corporate unionization campaigns by multiple labor unions. While our management believes that our employee relations are good, we cannot assure you that we will not experience pressure from labor unions or become the target of campaigns similar to those faced by our competitors. If we do encounter pressure from labor unions, any resulting labor unrest could disrupt our business by impairing our ability to produce and deliver our products. In addition, significant union representation would require us to negotiate the wages, salaries, benefits and other terms with many of our employees collectively and could adversely affect our results of operations by restricting our ability to maximize the efficiency of our operations.

Our business may be adversely affected by national, regional or industry specific economic slowdowns.
National, regional or industry specific economic slowdowns, as well as events or conditions in a particular area, such as adverse weather and other factors, may adversely affect our operating results. In addition, increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest expense to us under our credit facility, may adversely affect our operating results.
Economic and business conditions affecting our customer base could negatively impact our sales and operating results.
We supply uniform services to many industries that have been subject to one or more of shifting employment levels, changes in worker productivity, uncertainty regarding the impacts of rehiring and a shift to offshore manufacturing. Economic hardship among our customer base could cause some of our customers to reduce work forces, restrict expenditures or even cease to conduct business, all of which could reduce the number of employees utilizing our uniform services, which would negatively affect our sales and results of operations.
Our business may be subject to seasonal and quarterly fluctuations.
Historically, our revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. In addition, our operating results historically have been seasonally lower during the second and fourth fiscal quarters than during the other quarters of the fiscal year. We incur various costs in integrating or establishing newly acquired businesses or start-up operations, and the profitability of a new location is generally expected to be lower in the initial period of its operation than in subsequent periods. Start-up operations in particular lack the support of an existing customer base and require a significantly longer period to develop sales opportunities and meet targeted operating results. These factors, among others, make it likely that in some future quarter our results of operations may be below the expectations of securities analysts and investors, which could have a material adverse effect on the market price of our Common Stock.
Loss of our key management or other personnel could adversely impact our business.
Our success is largely dependent on the skills, experience and efforts of our senior management and certain other key personnel. If, for any reason, one or more senior executives or key personnel were not to remain active in our company, our results of operations could be adversely affected. Our future success also depends upon our ability to attract and retain qualified managers and technical and marketing personnel, as well as sufficient numbers of hourly workers. There is competition in the market for the services of such qualified personnel and hourly workers and our failure to attract and retain such personnel or workers could adversely affect our results of operations.
We depend on third parties to supply us with raw materials and ship a large portion of our products, and our results of operations could be adversely affected if we are unable to obtain adequate raw materials and ship our products in a timely manner.
We manufactured approximately 55% of all garments which we placed in service during fiscal 2005. These were primarily work pants manufactured at our plant in Ebano, San Luis Potosi, Mexico and shirts manufactured at our plant in Valles, San Luis Potosi, Mexico. The balance of the garments used in our programs are purchased from a variety of industry suppliers. While we currently acquire the raw materials with which we produce our garments from a limited number of suppliers, we believe that such materials are readily available from other sources. To date, we have experienced no significant difficulty in obtaining any of our raw materials or supplies. However, if we were to experience difficulty obtaining any of our raw materials from such suppliers and were unable to obtain new materials or supplies from other industry suppliers, it could adversely affect our results of operations.
We utilize United Parcel Service and other common carriers to ship a large portion of our products. Strikes or other service interruptions affecting such carriers could impair our ability to deliver products on a timely and cost-effective basis. In addition, because we typically bear the cost of shipment to our customers, any increase in shipping rates could adversely affect our operating results.
Our failure to retain our current customers and renew our existing customer contracts could adversely affect our results of operations and financial condition.
Our success depends on our ability to retain our current customers and renew our existing customer contracts. Our ability to do so generally depends on a variety of factors, including the quality, price and responsiveness of our services, as well as our ability to market these services effectively and differentiate ourselves from our competitors. We cannot assure you that we will be able to renew existing customer contracts at the same or higher rates or that our current customers will not turn to competitors, cease operations, elect to self-operate or terminate contracts with us. The failure to renew a significant number of our existing contracts would have a material adverse effect on our results of operations and financial condition.
Increases in fuel and energy costs could adversely affect our results of operations and financial condition.
The price of fuel and energy needed to run our vehicles and equipment is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns, limits on refining capacities, natural disasters and environmental concerns. Any increase in fuel and energy costs could adversely affect our results of operations and financial condition.
Quarterly fluctuations in our nuclear garment decontamination business could disproportionately impact our revenue and create volatility in the price of our common stock.
Our nuclear decontamination business is affected by shut-downs, outages and clean-ups of the nuclear facilities we service. We are not able to control or predict with certainty when such shut-downs, outages and clean-ups will occur. Quarterly fluctuations in our nuclear decontamination business could have a disproportionate impact on revenue and create volatility in the price of our Common Stock.
Risks relating to our common stock
The price of our common stock could decline, resulting in a loss on your investment.
The price of our Common Stock may experience significant volatility. Such volatility may be caused by fluctuations in our operating results, changes in earnings estimated by investment analysts, the number of shares of our Common Stock traded each day, the degree of success we achieve in implementing our business and growth strategies, changes in business or regulatory conditions affecting us, our customers or our competitors, and other factors. In addition, the New York Stock Exchange historically has experienced extreme price and volume fluctuations that often have been unrelated to, or disproportionate to, the operating performance of its listed companies. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of our Common Stock. There can be no assurance that the market price of our Common Stock will not decline below the price at which shares of our Common Stock are offered pursuant to this prospectus and the applicable prospectus supplement.
We are controlled by our principal stockholders, and our other stockholders may be unable to affect the outcome of stockholder voting.
As of May 19, 2006, the members of the Croatti family owned in the aggregate 9,415,068 shares of our Class B Common Stock, which represents approximately 49% of the aggregate number of outstanding shares of our Common Stock and Class B Common Stock, and approximately 91% of the combined voting power of the outstanding shares of our Common Stock and Class B Common Stock. Holders of our Class B Common Stock are entitled to 10 votes per share, while holders of our Common Stock are entitled to one vote per share. As a result, the members of the Croatti family, acting with other family members, could effectively control most matters requiring approval by our stockholders, including the election of a majority of the directors. While historically the members of the Croatti family have individually voted their respective shares of Class B Common Stock in the same manner, there is no contractual understanding requiring this and there is no assurance that the family members will continue to individually vote their shares of Class B Common Stock in the same manner. This potential voting control by the members of the Croatti family, together with certain provisions of our by-laws, as amended, and restated articles of organization, could have the effect of delaying, deferring or preventing a change in control of our company.
Cautionary statement regarding
forward-looking information
Forward looking statements contained in this prospectus are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include uncertainties regarding our ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, our ability to compete successfully without any significant degradation in our margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel, and labor, the impact of negative economic conditions on our customers and such customer’s workforce, the extent of costs necessitated by, and declines in revenues from customers adversely affected by, the recent hurricanes in Florida and the Gulf Coast, the continuing increase in domestic healthcare costs, demand and prices for our products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange, and accounting rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this prospectus, the words “intend”, “anticipate”, “believe”, “estimate”, and “expect” and similar expressions as they relate to us are included to identify such forward looking statements.
Use of proceeds
Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from our sale of our Common Stock for general corporate purposes, including acquisitions, investments, capital expenditures, marketing, repayment of indebtedness and for any other purposes that we may specify in any prospectus supplement. We may also invest the net proceeds temporarily in short-term securities until we use them for their stated purpose.
The proceeds from the sale by the selling stockholders of our Common Stock will belong to the selling stockholder making the sale. It is expected that these sales will in part raise funds needed to satisfy future estate tax requirements. We will not receive any proceeds from such sales.
Selling stockholders
In addition to covering the offering of securities by us, this prospectus covers the offering for resale of securities by selling stockholders. The applicable prospectus supplement will set forth, with respect to each selling stockholder:

•	the name of the selling stockholder;

•	the nature of any position, office or other material relationship which the selling stockholder will have had within the prior three years with us or any of our predecessors or affiliates;

•	the number of shares of our Common Stock and Class B Common Stock owned by the selling stockholder prior to the offering;

•	the number of shares of our Common Stock to be offered for the selling stockholder’s account; and

•	the amount and (if one percent or more) the percentage of our Common Stock and Class B Common Stock to be owned by the selling stockholder after completion of the offering.
We and the selling stockholders expect that the selling stockholders will consist primarily of members of the Croatti family. It is expected that sales by the selling stockholders of our Common Stock will in part raise funds needed to satisfy future estate tax requirements. In addition, the selling stockholders may include our directors, executive officers, former directors, employees and former employees.
Plan of distribution
The various expenses to be incurred in connection with the sale and distribution of shares of our Common Stock will be borne proportionately by parties who sell shares of our Common Stock in the offering.
We and the selling stockholders may sell shares of our Common Stock to one or more underwriters for public offering and sale by them and may also sell our Common Stock to investors directly or through agents. In addition, some of our stockholders may sell shares of our Common Stock under this prospectus in any of these ways. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and any selling stockholders have reserved the right to sell or exchange our shares of our Common Stock directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.
We or any selling shareholders may distribute shares of our Common Stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
We or any selling stockholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell shares of our Common Stock upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of shares of our Common Stock, we or any selling stockholders, or the purchasers of shares of our Common Stock for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell shares of our Common Stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase shares of our Common Stock as a principal, and may then resell the securities at varying prices to be determined by the dealer.
We will describe in the applicable prospectus supplement any compensation we or any selling stockholders pay to underwriters or agents in connection with the offering of our Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of shares of our Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of shares of our Common Stock may be deemed to be underwriting discounts and commissions. We or any selling stockholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.
To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of shares of our Common Stock. This may include over-allotments or short sales of shares of our Common Stock, which involve the sale by persons participating in the offering of more shares of our Common Stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of shares of our Common Stock by bidding for or purchasing shares of our Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of our Common Stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of shares of our Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.
Legal matters
The validity of the securities offered hereby will be passed upon for us by Goodwin Procter LLP.
Experts
The consolidated financial statements of UniFirst Corporation appearing in UniFirst Corporation’s Annual Report (Form 10-K) for the year ended August 27, 2005 (including the schedule appearing therein), and UniFirst Corporation management’s assessment of the effectiveness of internal control over financial reporting as of August 27, 2005, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Where you can find more information
We have filed a registration statement on Form S-3, including amendments thereto, relating to our Common Stock offered by this prospectus, with the SEC. This prospectus, which constitutes a part of this registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules which are part of this registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and our Common Stock offered hereby, reference is made to such registration statement, exhibits and schedules.
We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on our web site at http://www.unifirst.com or at the SEC’s web site at http://www.sec.gov. Information contained on our website is not incorporated into this prospectus and is not part of this prospectus.
Incorporation of certain documents by reference
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the shares or otherwise terminate the offering of the shares. The documents we incorporate by reference are:

1. Our Annual Report on Form 10-K for the fiscal year ended August 27, 2005;

2. Our Quarterly Reports on Form 10-Q for the three months ended November 26, 2005 and February 25, 2006;

3. Our Current Reports on Form 8-K, filed with the SEC on October 31, 2005, January 5, 2006, March 8, 2006 and March 30, 2006;

4. Our Proxy Statement, filed with the SEC on December 5, 2005; and

5. The description of our Common Stock contained in our Registration Statement on Form S-3, filed with the SEC on February 12, 1998, including any amendment or report filed for the purpose of updating that description.
We will provide without charge to each person, including any beneficial owners, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. Request for such documents can be made by contacting us at that following address and telephone number:

UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887
Telephone: (978) 658-8888

4,000,000 shares
Common Stock
Prospectus supplement

Sole book-running manager	Joint lead manager

JPMorgan	Robert W. Baird & Co.

William Blair & Company	Barrington Research
July 19, 2006
You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of shares of our Common Stock.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our Common Stock or possession or distribution of this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.